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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-211239

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(1)(2)

7.00% Series A Preferred Units	$316,250,000	$31,847

(1)
Payment of the registration fee at the time of filing of the registrant's registration statement on Form S-3 filed with the Securities and Exchange Commission on May 9, 2016 (File No. 333- 211239), was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, and is paid herewith. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in such registration statement.

(2)
Includes units subject to the underwriters' option to purchase additional units to cover over-allotments.

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 9, 2016)

Ares Management, L.P.

11,000,000 Units

7.00% Series A Preferred Units

         We are offering 11,000,000 of our 7.00% Series A Preferred Units (the "Series A Preferred Units").

         When, as, and if declared by the board of directors of our general partner, distributions on the Series A Preferred Units will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2016, at a rate per annum equal to 7.00%. Distributions on the Series A Preferred Units are non-cumulative. If the board of directors of our general partner does not declare a distribution before the scheduled record date for any distribution period, we will not make a distribution for that distribution period, whether or not distributions on the Series A Preferred Units are declared or paid for any future distribution period.

         At any time or from time to time on or after June 30, 2021, we may, at our option, redeem the Series A Preferred Units, in whole or in part, at a price of $25.00 per Series A Preferred Unit plus declared and unpaid distributions, if any. See "Description of the Series A Preferred Units—Optional Redemption." If a Change of Control Event (defined herein) occurs prior to June 30, 2021, we may, at our option, redeem the Series A Preferred Units, in whole but not in part, at a price of $25.25 per Series A Preferred Unit plus declared and unpaid distributions, if any. If (i) a Change of Control Event occurs (whether before, on or after June 30, 2021) and (ii) we do not give notice prior to the 31st day following the Change of Control Event to redeem all the outstanding Series A Preferred Units, the distribution rate per annum on the Series A Preferred Units will increase by 5.00%, beginning on the 31st day following such Change of Control Event. See "Description of the Series A Preferred Units—Change of Control Redemption." The Series A Preferred Units will rank equally with other series of our parity units, junior to our senior units and senior to our junior units (as such terms are defined herein) with respect to payment of distributions and distribution of our assets upon our liquidation, dissolution or winding up. See "Description of the Series A Preferred Units—Ranking." The Series A Preferred Units will not have any voting rights, except as set forth under "Description of the Series A Preferred Units—Voting Rights."

         The Series A Preferred Units are being issued to fund all or a portion of the Transaction Support (as defined herein) with any remaining proceeds for general corporate purposes. This offering is not conditioned upon, and will be consummated before, the closing of the ARCC-ACAS Transaction (as defined herein). See "Summary—The ARCC-ACAS Transaction" and "Use Of Proceeds".

         Investing in the Series A Preferred Units involves risks. See "Risk Factors" beginning on page S-14.

         We intend to apply to list the Series A Preferred Units on the New York Stock Exchange (the "NYSE") under the symbol "ARES PR A." If the application is approved, we expect trading of the Series A Preferred Units on the NYSE to begin within 30 days after the Series A Preferred Units are first issued.

	Per Unit	Total

Public offering price(1)	$25.0000	$275,000,000

Underwriting discounts(2)	$0.7678	$8,446,300

Proceeds to us before expenses(3)	$24.2322	$266,553,700

(1)
Plus declared and unpaid distributions, if any, from June 8, 2016 if initial settlement occurs after that date.

(2)
The underwriting discount will be $0.7875 per Series A Preferred Unit for retail orders and $0.5000 per Series A Preferred Unit for institutional orders. The underwriting discount per unit represents a weighted average based on retail and institutional order allocation and is rounded to the nearest ten thousandths of a dollar. Please see "Underwriting" beginning on page S-42 of this prospectus supplement for additional information regarding underwriting compensation.

(3)
Assumes no exercise of the underwriters' over-allotment option described below.

         We have granted the underwriters the option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to 1,650,000 additional Series A Preferred Units on the same terms and conditions set forth above, solely to cover over-allotments.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The underwriters expect that the Series A Preferred Units will be delivered to purchasers in global form through the book-entry delivery system of The Depository Trust Company on or about June 8, 2016.

Joint Book-Running Managers

Morgan Stanley	BofA Merrill Lynch	Wells Fargo Securities

Senior Co-Managers

Citigroup	RBC Capital Markets

Co-Managers

Barclays	BNY Mellon Capital Markets, LLC	Deutsche Bank Securities

MUFG	SMBC Nikko	US Bancorp

June 1, 2016

        Prior to the reorganization on May 1, 2014 in connection with our initial public offering (the "Reorganization"), our business was conducted through operating subsidiaries held directly or indirectly by Ares Holdings LLC and Ares Investments LLC. These two entities were principally owned by Ares Partners Management Company LLC, the Abu Dhabi Investment Authority and its affiliate (collectively, "ADIA") and an affiliate of Alleghany Corporation (NYSE: Y) (such affiliate, "Alleghany"). ADIA and Alleghany each own minority interests with limited voting rights in our business. Ares Management, L.P. was formed on November 15, 2013 to serve as a holding partnership for our businesses. Prior to the consummation of our initial public offering, Ares Management, L.P. had not commenced operations and had nominal assets and liabilities. Unless the context suggests otherwise, references in this prospectus supplement or incorporated by reference herein to (1) "Ares," "we," "us" and "our" refer to our businesses, both before and after the consummation of our reorganization into a holding partnership structure and (2) our "Predecessors" refer to Ares Holdings Inc. ("AHI") and Ares Investments LLC, our accounting predecessors, as well as their wholly owned subsidiaries and managed funds, in each case prior to the Reorganization.

        This prospectus supplement, the accompanying prospectus and the information incorporated or deemed incorporated herein, have been prepared using a number of stylistic conventions, which you

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should consider when reading the information herein or therein. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus supplement to:

  •
  "ARCC Part I Fees" refer to a quarterly performance fee on the investment income from Ares Capital Corporation (NASDAQ: ARCC) ("ARCC"), a publicly traded business development company registered under the Investment Company Act of 1940, as amended, and managed by Ares Capital Management LLC, a subsidiary of Ares Management, L.P;

  •
  "Ares Operating Group" refer to, collectively, Ares Holdings L.P. ("Ares Holdings"), Ares Domestic Holdings L.P. ("Ares Domestic"), Ares Offshore Holdings L.P. ("Ares Offshore"), Ares Investments L.P. ("Ares Investments") and Ares Real Estate Holdings L.P. ("Ares Real Estate");

  •
  "Ares Operating Group Unit" refer to, collectively, a partnership unit in each of the Ares Operating Group entities;

  •
  "assets under management" or "AUM" refer to the assets we manage. For our funds other than collateralized loan obligations ("CLOs"), our AUM represents the sum of the net asset value of such funds, the drawn and undrawn debt (at the fund-level including amounts subject to restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods). For our funds that are CLOs, our AUM represents subordinated notes (equity) plus all drawn and undrawn debt tranches;

  •
  "Consolidated Funds" refer collectively to certain Ares-affiliated funds, related co-investment entities and certain CLOs that are required under GAAP to be consolidated in our consolidated financial statements;

  •
  "Co-Founders" refer to Michael Arougheti, David Kaplan, John Kissick, Antony Ressler and Bennett Rosenthal;

  •
  "distributable earnings" refer to a pre-income tax measure that is used to assess amounts potentially available for distributions to unitholders. Distributable earnings is calculated as the sum of fee related earnings, realized performance fees, realized performance fee compensation and realized net investment and other income, and is reduced by expenses arising from transaction costs associated with acquisitions, placement fees and underwriting costs, expenses incurred in connection with corporate reorganization and depreciation. Distributable earnings differs from income before taxes computed in accordance with GAAP as it is presented before giving effect to unrealized performance fees, unrealized performance fee compensation, unrealized net investment income, amortization of intangibles, equity compensation expense and is further adjusted by certain items described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Certain Non-GAAP Measures to Consolidated GAAP Financial Measures" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which is incorporated by reference herein;

  •
  "economic net income" refer to net income excluding (a) income tax expense, (b) operating results of our Consolidated Funds, (c) depreciation and amortization expense, (d) the effects of changes arising from corporate actions, and (e) certain other items that we believe are not indicative of our core performance. Changes arising from corporate actions include equity-based compensation expenses, the amortization of intangible assets, transaction costs associated with mergers, acquisitions and capital transactions, placement fees and underwriting costs and expenses incurred in connection with corporate reorganization. We believe the exclusion of these items provides investors with a meaningful indication of our core operating performance. ENI is evaluated regularly by management as a decision tool for deployment of resources and to assess performance of our business segments. We believe that reporting ENI is helpful in understanding our business and that investors should review the same supplemental non-GAAP financial measures that our management uses to analyze our segment performance;

ii

  •
  "management fees" refer to fees we earn for advisory services provided to our funds, which are generally based on a defined percentage of fair value of assets, total commitments, invested capital, net asset value, net investment income, total assets or par value of the investment portfolios managed by us and also include ARCC Part I Fees that are classified as management fees as they are predictable and are recurring in nature, are not subject to contingent repayment and are generally cash-settled each quarter;

  •
  "our funds" refer to the funds, alternative asset companies, co-investment vehicles and other entities and accounts that are managed or co-managed by the Ares Operating Group, and which are structured to pay fees. It also includes funds managed by Ivy Hill Asset Management, L.P., a wholly owned portfolio company of ARCC, and a registered investment adviser;

  •
  "our general partner" refer to Ares Management GP LLC, an entity wholly owned by Ares Partners Holdco LLC, which is in turn owned and controlled by our Co- Founders;

  •
  "our limited partnership agreement" refer to the Amended and Restated Limited Partnership of Ares Management, L.P., by and among our general partner and the limited partners party thereto, as it may be amended from time to time;

  •
  "performance fees" refer to fees we earn based on the performance of a fund, which are generally based on certain specific hurdle rates as defined in the fund's investment management or partnership agreements and may be either an incentive fee or carried interest;

  •
  "unitholders" refer to the holders of any limited partnership interest in Ares Management, L.P., whether common or preferred; and

  •
  "units" refer to any limited partnership interest in Ares Management, L.P., including common and preferred.

        In this prospectus supplement, the term "GAAP" refers to accounting principles generally accepted in the United States of America.

        Certain of the terms used in this prospectus supplement, including AUM, may not be comparable to similarly titled measures used by other companies. In addition, our definition of AUM is not based on any definition of AUM that is set forth in the agreements governing the investment funds that we manage and may differ from definitions of AUM set forth in other agreements to which we are a party from time to time. Amounts and percentages throughout this prospectus supplement may reflect rounding adjustments and consequently totals may not appear to sum.

        We disclose certain financial measures in this prospectus supplement that are calculated and presented using methodologies other than in accordance with GAAP. We believe that providing these performance measures on a supplemental basis to our GAAP results is helpful to unitholders in assessing the overall performance of Ares' businesses. These financial measures should not be considered as a substitute for similar financial measures calculated in accordance with GAAP, if available. We caution readers that these non-GAAP financial measures may differ from the calculations of other investment managers, and as a result, may not be comparable to similar measures presented by other investment managers. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, where applicable, can be found in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference herein.

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ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find More Information" in this prospectus supplement.

        If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement if a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See "Where You Can Find More Information" in this prospectus supplement.

        We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information, and neither we nor the underwriters take responsibility for any other information that others may give you. This prospectus supplement may be used only where it is legal to sell the Series A Preferred Units offered hereby. You should assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated or deemed incorporated herein by reference is accurate only as of the date on the front cover of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

SUMMARY

        This summary highlights selected information contained elsewhere or incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider when making your investment decision. We urge you to read all of this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference, including our consolidated financial statements and accompanying notes, carefully to gain a fuller understanding of our business and the terms of the Series A Preferred Units, as well as some of the other considerations that may be important to you, before making your investment decision. You should pay special attention to the "Risk Factors" section of this prospectus supplement, the accompanying prospectus and our annual report on Form 10-K for the fiscal year ended December 31, 2015 to determine whether an investment in the Series A Preferred Units is appropriate for you.

 OVERVIEW

        Ares is a leading global alternative asset manager with approximately $94 billion of assets under management and approximately 865 employees in over 15 offices across the United States, Europe and Asia. We offer our investors a range of investment strategies and seek to deliver attractive performance to a growing investor base that includes approximately 685 direct institutional relationships and a significant retail investor base across our publicly traded and sub-advised funds. Over the past five and ten years, our assets under management have achieved a compound annual growth rate ("CAGR") of 14% and 22%, respectively. As of March 31, 2016, our AUM had grown to approximately $94 billion, from approximately $12 billion a decade earlier, and approximately 79% of our AUM was in funds with a contractual life of three years or more, including 13% that was in our permanent capital vehicles with unlimited duration.

        Since our inception in 1997, we have adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns through market cycles. We believe we have created value for our stakeholders not only through our investment performance but also by expanding our product offering, enhancing our distribution channels, increasing our global presence, investing in our non-investment functions, securing strategic partnerships and completing accretive acquisitions and portfolio purchases.

        We believe each of our three distinct but complementary investment groups is a market leader based on assets under management and investment performance and has compelling long-term business prospects. Each of our investment groups employs a disciplined, credit-oriented investment philosophy and is managed by a seasoned leadership team of senior professionals with extensive experience investing in, advising, underwriting and restructuring companies, power and energy assets, or real estate properties. In the first quarter of 2016, we announced the combination of our Tradable Credit and Direct Lending Groups to form a single segment called the Ares Credit Group to manage Ares' broad array of credit products in a more effective manner. Each investment group has demonstrated a consistently strong investment track record, and we believe each is viewed as a top-tier manager by a loyal, high quality investor base.

  Credit Group

        Our Credit Group is a leading manager of credit strategies across the non-investment grade credit universe, with approximately $60.0 billion of assets under management and approximately 125 funds as of March 31, 2016. We offer a range of investment strategies across the liquid and illiquid spectrum. Since the firm's founding in 1997, Ares has been a leader in providing credit solutions to investors searching for yield and for less correlated returns, particularly relevant in today's low interest rate and volatile investment environment. We are additionally one of the largest self-originating direct lenders to the U.S. and European middle markets, providing one-stop financing solutions for small-to-medium sized companies, which we believe are increasingly underserved by traditional lenders. We provide investors access to our broad credit capabilities through several vehicles, including commingled funds, separately managed accounts, joint venture lending programs for institutional investors, publicly traded vehicles and sub-advised funds for retail investors. Our investment solutions help traditional fixed income investors access the syndicated bank loan and high yield bond markets and capitalize on opportunities across traded corporate credit. We additionally provide access to directly originated fixed and floating rate credit assets and the ability to capitalize on illiquidity premiums across the credit spectrum. Our strategies include syndicated bank loans, high yield bonds, credit opportunities, special situations, asset-backed investments and U.S. and European direct lending.

        Syndicated Bank Loans:    This strategy delivers a diversified portfolio of liquid, traded non-investment grade secured loans to corporate issuers including an allocation to syndicated middle market loans. Loans are one of the few floating rate fixed income alternatives and can be especially suitable for investors with a view of rising short term rates. Our funds include both North American and European issuers. We include a sleeve of high yield bonds (up to 25%) as an accent and typically benchmark our loan strategy against the Credit Suisse Leveraged Loan Index.

        High Yield Bonds:    This strategy seeks to deliver a diversified portfolio of liquid, traded non-investment grade corporate bonds. This incorporates secured, unsecured and subordinated debt instruments of issuers in both North America and Europe. We include a sleeve of corporate loans (up to 25%) which can be used to manage duration and is intended to deliver an accent to performance. We benchmark our high yield strategy against the BofA Merrill U.S. High Yield Lynch Master II Index.

        Credit Opportunities:    Our "go anywhere" credit opportunities strategy is our broadest liquid offering and seeks to capitalize on market inefficiencies and relative value opportunities while managing duration and interest rate risk. We take short positions in liquid U.S. and European debt securities across the capital structure and may use leverage. The strategy may include opportunistic credit, special situations and asset-backed investments.

        Special Situations:    We invest opportunistically across a broad spectrum of distressed or mispriced investments, including corporate debt, rescue capital, private asset-backed investments, post-reorganization securities and non-performing portfolios. We seek to capitalize on market trends and dislocated assets by flexibly deploying capital, leveraging our deep credit expertise, proprietary research and robust sourcing model.

        Asset-Backed:    We invest across the capital structure of syndicated collateralized loan obligation vehicles and in directly-originated asset-backed investments comprised of diversified portfolios of consumer and commercial assets. We seek to construct portfolios of asset-backed investments that benefit from having downside protection, less correlation with the broader credit markets and diversification.

        Direct Lending:    As banks and governments have scaled back lending activities in the wake of post-crisis regulation and global deleveraging, Ares provides financing solutions to help middle-market companies grow. With a team of approximately 140 investment professionals in offices across the United States and Europe, we self-originate our investment opportunities in senior secured loans, private high yield, mezzanine and select minority equity investments. We can provide creative structures, hold large and control positions and offer sponsors and management teams increased certainty of execution, which we believe gives us a competitive advantage in the market.

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  U.S.:  We conduct our U.S. corporate lending activities primarily through ARCC, a leading specialty finance company, and certain private accounts. ARCC is the largest business development company as of March 31, 2016, by both market capitalization and total assets. We also manage a commercial finance business that provides asset-based and cash flow loans to small and middle-market companies, as well as asset-based facilities to specialty finance companies.

  •
  Europe:  Our European direct lending platform is one of the most significant participants in the European middle-market, focusing on self-originated investments in illiquid middle-market credits. We manage multiple commingled funds, separately managed accounts and joint venture lending programs.

        On May 23, 2016, ARCC entered into a definitive merger agreement pursuant to which it will acquire American Capital, Ltd. (NASDAQ: ACAS) ("ACAS"), excluding American Capital Mortgage Management, LLC, expanding the capabilities of the Ares Credit Group and our direct lending strategy. We believe this transaction is strategic to our business and will enhance ARCC's position as the leading business development company in the United States and a leading direct lender to middle market companies. The transaction is expected to close within the next twelve months, subject to customary conditions, including shareholder and regulatory approvals. See "—The ARCC-ACAS Transaction".

  Private Equity Group

        Our Private Equity Group has achieved compelling risk-adjusted investment returns for a loyal and growing group of high profile limited partners and has approximately $23.3 billion of assets under management as of March 31, 2016. Our Private Equity Group broadly categorizes its investment strategies as corporate private equity and U.S. power and energy infrastructure. Our private equity professionals have a demonstrated ability to deploy flexible capital, which allows them to stay both active and disciplined in various market environments. The group's activities are managed by three dedicated investment teams in North America, Europe and China.

        North America/Europe flexible capital:    Certain of our senior private equity professionals have been working together since 1990 and raised our first private equity fund in 2003. Our team has grown to approximately 40 investment professionals based in Los Angeles, London and Chicago. Our focus is opportunistic majority or shared-control investments in businesses with strong franchises and attractive growth opportunities in North America and Europe. We pursue a range of creative transaction types: prudently leveraged control buyouts, growth equity, rescue/deleveraging capital and distressed buyouts/discounted debt accumulation. Our investment professionals target a variety of investment opportunities making equity commitments generally in the $100 to $500 million range.

        U.S. power & energy infrastructure:    On January 1, 2015, we acquired EIF, an experienced private equity fund manager with a nearly 30-year track record of investing in the independent U.S. power industry. We believe there are significant investment opportunities for us in this sector as the United States updates its aging infrastructure and builds new assets to meet capacity needs over the coming decades. Our team of approximately 20 investment professionals targets U.S. energy infrastructure-related assets across the power generation, transmission and midstream sectors, with equity commitments typically in the $75 to $300 million range.

        China growth capital:    In 2010, we expanded our private equity business into Asia and now have offices in Shanghai, Chengdu and Hong Kong. We believe the Chinese market represents an attractive opportunity for us, particularly given our private equity expertise and the strength of our global platform. Our team of approximately 10 investment professionals targets primarily minority growth equity investments in high quality companies that operate in industries that we believe will be the primary drivers of China's economic growth over the next decade, with investments generally in the $25 to $75 million range.

  Real Estate Group

        Our Real Estate Group manages comprehensive public and private equity and debt strategies, with approximately $10.2 billion of assets under management as of March 31, 2016. With its experienced team, along with its expansive network of relationships, our Real Estate Group capitalizes on opportunities across both real estate equity and debt investing. Our equity investments focus on implementing hands-on value creation initiatives to mismanaged and capital-starved assets, as well as new development, ultimately selling stabilized assets back into the market. Our debt strategies leverage the Real Estate Group's diverse sources of capital to directly originate and manage commercial mortgage investments on properties that range from stabilized to requiring hands-on value creation. Our Real Estate Group has achieved significant scale in a short period of time through various acquisitions and successful fundraising efforts. Today, the group provides investors access to its capabilities through a publicly traded commercial mortgage real estate investment trust ("REIT"), Ares Commercial Real Estate Corporation (NYSE: ACRE) ("ACRE") and U.S. and European real estate private equity and real estate debt funds. The group's activities are managed by dedicated equity and debt teams in the U.S. and Europe.

        Real estate equity:    Our real estate equity team has extensive private equity and property experience in the United States and Europe. The team has approximately 50 investment professionals across 6 offices. The team primarily invests in new developments and the repositioning of assets, with a focus on control or majority-control investments. The team primarily targets the United States and Europe. As of March 31, 2016, our real estate equity team advised 43 funds totaling, in aggregate, approximately $7.7 billion in AUM.

        Primary areas of focus for our real estate equity team include:

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  Real Estate Equity Value-Add Strategy:  Our U.S. and European value-add funds focus on undermanaged and under-funded assets, seeking to create value by buying assets at attractive valuations as well as through active asset management of income-producing property types, including multifamily, retail, office, hotel and industrial properties across the United States and Western Europe.

  •
  Real Estate Equity Opportunistic Strategy:  Our U.S. and European opportunistic real estate funds capitalize on increased investor demand for developed and stabilized assets by focusing on manufacturing core assets through development, redevelopment and fixing distressed capital structures across all major property types including multifamily, hotel, office, retail and industrial properties across the United States and Europe.

        Real estate debt:    Our real estate debt team has over 20 investment professionals, supported by an additional approximately 100 professionals from ACRE Capital LLC, across 13 offices. Our team directly originates and invests in a wide range of self-originated financing opportunities for middle-market owners and operators of U.S. commercial real estate. As of March 31, 2016, our real estate debt team advised 3 funds totaling, in the aggregate, approximately $2.5 billion in AUM. In addition to managing private funds, we make investments through a publicly traded specialty finance company, ACRE. We also service a portfolio of over $6 billion in mortgage loans principally through a subsidiary, ACRE Capital LLC.

        We have an established track record of delivering favorable risk-adjusted returns through market cycles. We believe our consistent performance in a broad range of alternative assets has been shaped by several distinguishing features of our platform:

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  Robust Sourcing Model:  Our investment professionals' local market presence and ability to effectively cross-source for other investment groups generates a robust pipeline of high-quality investment opportunities across our platform.

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  Multi-Asset Class Experience and Flexible Capital:  Our proficiency at evaluating every level of capital structure, from senior debt to common equity, across companies, structured assets and real estate projects enables us to effectively assess relative value. This proficiency is complemented by our flexibility in deploying capital in a range of structures and different market environments in an effort to maximize risk-adjusted returns.

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  Differentiated Market Intelligence:  Our propriety research in over 50 industries and insights from a broad, global investment portfolio enable us to more effectively diligence and structure our products and investments.

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  Consistent and Replicable Investment Approach:  Our rigorous, credit-oriented investment approach is consistent across each of our investment groups, and we believe is a key contributor to our strong investment performance and ability to expand our product offering.

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  Talented and Committed Professionals:  We attract, develop and retain highly accomplished investment professionals who not only demonstrate deep and broad investment expertise but also have a strong sense of commitment to our firm.

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  Collaborative Culture:  We share ideas, relationships and information across our investment groups, which enable us to more effectively source, evaluate and manage investments.

        We operate our increasingly diversified and global firm as an integrated investment platform with a collaborative culture that emphasizes sharing of knowledge and expertise. We believe the exchange of information enhances our ability to analyze investments, deploy capital and improve the performance of our funds and portfolio companies. Through collaboration, we drive value by leveraging our capital markets relationships and access to deal flow. The management of our operating businesses is overseen by our Management Committee, which is comprised of certain of our executive officers and other heads of various investment and operating groups. The Management Committee meets weekly to discuss asset deployment, strategy and fundraising. Additionally, we have a Global Markets Committee comprised of over 30 senior investment professionals from various investment groups around the world who meet monthly to discuss market trends and issues affecting specific investment groups. Within this framework, we have established deep and sophisticated independent research capabilities in approximately 50 industries and insights from active investments in approximately 1,000 companies, approximately 495 structured assets and approximately 155 real estate properties. Further, our extensive network of investment professionals includes local and geographically positioned individuals with the knowledge, experience and relationships that enable them to identify and take advantage of a wide range of investment opportunities. These professionals are supported by a highly sophisticated operations management team. We believe this broad and deep platform and our operational infrastructure provide us with a scalable foundation to expand our product offering and geographic scope for our investors.

        Ares was built upon the fundamental principle that each of our distinct but complementary investment groups benefits from being part of our broader platform. We believe that our attractive performance, consistent growth and high talent retention through economic cycles is due largely to the effective application of this principle across our broad organization of approximately 865 employees. We do not have a centralized investment committee. Our investment committees are structured with overlapping membership to ensure consistency of approach. Each of our three investment groups is led by its own deep leadership team of highly accomplished investment professionals, who average approximately 24 years of experience managing strategies within their own investment group. These senior professionals are integrated within our platform through economic, cultural and structural measures. This collaboration takes place on a daily basis but is formally promoted through sophisticated internal systems and widely attended weekly or monthly meetings.

The ARCC-ACAS Transaction

        On May 23, 2016, ARCC and ACAS entered into a definitive merger agreement pursuant to which ARCC will acquire ACAS, excluding American Capital Mortgage Management, LLC, for aggregate cash and stock consideration valued at approximately $3.43 billion (the "ARCC-ACAS Transaction"). To support the ARCC-ACAS Transaction, Ares, through its subsidiary Ares Capital Management LLC, which serves as the investment adviser to ARCC, will (i) provide up to $275 million of cash to ACAS shareholders at the closing of the ARCC-ACAS Transaction and (ii) waive up to $10 million of ARCC Part I Fees per quarter for ten calendar quarters (not to exceed $100 million in the aggregate) beginning with the first full quarter after the closing of the ARCC-ACAS Transaction to the extent earned and payable by ARCC in such quarter (collectively, the "Transaction Support").

        The combined ARCC-ACAS company would have in excess of $13 billion in investments at fair value as of March 31, 2016 after giving effect to the sale of American Capital Mortgage Management, LLC described below. Prior to closing, ACAS may continue its plans to monetize certain investments (in collaboration with ARCC) and the proceeds of any such sales would be used to retire indebtedness or to remain in cash balances. Since March 31, 2016, ACAS has sold over $550 million in balance sheet investments (based on fair values as of March 31, 2016).

        The Transaction Support is conditioned upon completion of the ARCC-ACAS transaction, which is subject to ACAS and ARCC shareholder approvals, customary regulatory approvals and other closing conditions. The ARCC-ACAS Transaction is also conditioned on the successful completion of the sale of American Capital Mortgage Management, LLC to American Capital Agency Corp. Assuming satisfaction of these conditions, the ARCC-ACAS Transaction is expected to close within the next twelve months. However, there is no guarantee that the sale of American Capital Mortgage Management, LLC or other asset sales described herein will be completed and/or that the other conditions to the ARCC-ACAS Transaction will be satisfied.

        The Series A Preferred Units are being issued to fund all or a portion of the Transaction Support. This offering is not conditioned upon, and will be consummated before, the closing of the ARCC-ACAS Transaction. If the ARCC-ACAS Transaction does not close, the proceeds will be used for general corporate purposes. See "Use of Proceeds".

Organizational Structure

        Ares Management, L.P. is a holding partnership and, through direct or indirect subsidiaries, is the general partner of each of the Ares Operating Group entities and operates and controls the business and affairs of the Ares Operating Group. Ares Management, L.P. consolidates the financial results of the Ares Operating Group entities, their consolidated subsidiaries and certain Consolidated Funds.

        There are currently five entities (collectively, the "Ares Operating Group Managing Entities") that serve as the sole members of the general partners or managing members of the entities in the Ares Operating Group and five entities in the Ares Operating Group. Following the issuance of the Series A Preferred Units, we expect to have two Ares Operating Group Managing Entities and three entities in the Ares Operating Group. More specifically, we expect that:

  •
  Ares Domestic Holdings Inc., the sole member of the general partner of Ares Domestic, will be merged with and into Ares Holdings Inc., the sole member of the general partner of Ares Holdings, and Ares Real Estate Holdings LLC will be dissolved;

  •
  ADH Holdco LLC, the general partner of Ares Domestic, will be merged with and into Ares Holdco LLC, the general partner of Ares Holdings, and AREH Holdco LLC, the general partner of Ares Real Estate, will be merged with and into AI Holdco LLC, the general partner of Ares Investments; and

  •
  Ares Domestic will be merged with and into Ares Holdings and Ares Real Estate will be merged with and into Ares Investments.

        We do not expect that these transactions will have any adverse effect on our business and expect that these transactions will be effective on or about July 1, 2016.

        The diagram below (which omits certain wholly owned intermediate holding companies) depicts our anticipated organizational structure following the anticipated combination of certain of the Ares Operating Group entities and Ares Operating Group Managing Entities on an as adjusted basis to give effect to the issuance of the Series A Preferred Units. Ownership information in the diagram below is presented as of

March 31, 2016. All entities are wholly owned unless otherwise indicated. All entities are organized in the United States unless otherwise indicated.

(1)
Assuming the full exchange of Ares Operating Group Units for common units, Ares Management, L.P. would own 100% of the Ares Operating Group and Ares Owners Holdings L.P., Alleghany, ADIA and the public would own approximately 72.48%, 5.87%, 16.21% and 5.44%, respectively, of the common units of Ares Management, L.P.

        Ares Management, L.P. was formed as a Delaware limited partnership on November 15, 2013. Our principal executive offices are located at 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067, and our telephone number is (310) 201-4100.

The Offering

        This summary is not a complete description of the Series A Preferred Units. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Series A Preferred Units, see the section entitled "Description of the Series A Preferred Units" in this prospectus supplement.

        In this portion of the summary, the terms "we," "us" and "our" refer only to Ares Management, L.P. and not to any of our subsidiaries.

Issuer	Ares Management, L.P.
Series A Preferred Units	7.00% Series A Preferred Units.
Liquidation Preference	$25.00 per Series A Preferred Unit.
Option to Purchase Additional Units

We have granted the underwriters an option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to an additional 1,650,000 Series A Preferred Units, at the public offering price less the underwriting discount, solely to cover over-allotments, if any.

Maturity

The Series A Preferred Units do not have a maturity date, and we are not required to redeem or repurchase the Series A Preferred Units. Accordingly, the Series A Preferred Units will remain outstanding indefinitely unless we decide to redeem or repurchase them.

Distributions

When, as, and if declared by the board of directors of our general partner out of funds legally available, distributions on the Series A Preferred Units will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2016, at a rate per annum equal to 7.00%. Distributions on the Series A Preferred Units are non-cumulative. If the board of directors of our general partner does not declare a distribution before the scheduled record date for any distribution period, we will not make a distribution for that distribution period, whether or not distributions on the Series A Preferred Units are declared or paid for any future distribution period.

Subject to certain exceptions, unless distributions have been declared and paid or declared and set apart for payment on the Series A Preferred Units for the then-current quarterly distribution period, during such distribution period we may not repurchase any common units or other junior units (as defined herein) and we may not declare or pay or set apart payment for distributions on any common units or other junior units for such distribution period, other than distributions paid in junior units or options, warrants or rights to subscribe for or purchase junior units.

Amount Payable in Liquidation

If we liquidate, dissolve or wind up, then the holders of the Series A Preferred Units outstanding at such time will be entitled to receive a payment out of our assets available for distribution to such holders equal to the sum of the $25.00 liquidation preference per Series A Preferred Unit and declared and unpaid distributions, if any, to, but excluding, the date we liquidate, dissolve or wind up (the "Preferred Unit Liquidation Value"), if we have sufficient gross income (excluding any gross income attributable to the sale or exchange of capital assets) in the taxable year of our liquidation, dissolution or winding up and in any prior year during which or after a distribution was made with respect to the Series A Preferred Units to ensure that each holder of Series A Preferred Units will have a capital account balance equal to the Preferred Unit Liquidation Value. We refer to our gross income (excluding any gross income attributable to sale or exchange of capital assets) as our "gross ordinary income."

Based on current information, we believe we will have sufficient gross ordinary income in calendar year 2016 to ensure that the holders of the Series A Preferred Units will have capital account balances that entitle each holder, upon our liquidation, dissolution or winding up, to the Preferred Unit Liquidation Value. However, no assurance can be provided regarding the level of our future gross ordinary income. See "Description of the Series A Preferred Units—Liquidation Preference."

Optional Redemption

We may redeem, at our option, the Series A Preferred Units, in whole or in part, at any time on or after June 30, 2021 at a price of $25.00 per Series A Preferred Unit plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions. Holders of the Series A Preferred Units will have no right to require the redemption of the Series A Preferred Units.

Change of Control Redemption

If a Change of Control Event (as defined under "Description of the Series A Preferred Units—Change of Control Redemption") occurs prior to June 30, 2021, we may, at our option, redeem the Series A Preferred Units, in whole but not in part, upon at least 30 (and no more than 60) days' notice, within 60 days of the occurrence of such Change of Control Event, at a price of $25.25 per Series A Preferred Unit, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions.

Distribution Rate Step-Up Following Change of Control Event

If (i) a Change of Control Event occurs (whether before, on or after June 30, 2021) and (ii) we do not give notice prior to the 31st day following the Change of Control Event to redeem all the outstanding Series A Preferred Units, the distribution rate per annum on the Series A Preferred Units will increase by 5.00%, beginning on the 31st day following such Change of Control Event. See "Description of the Series A Preferred Units—Change of Control Redemption."

Voting Rights	Holders of the Series A Preferred Units will be entitled to voting rights only as provided in our limited partnership agreement. See "Description of the Series A Preferred Units—Voting Rights."
Ranking	The Series A Preferred Units will rank senior to our common units. See "Description of the Series A Preferred Units—Ranking."
No Conversion Rights	The Series A Preferred Units will not be convertible into common units or any other class or series of our interests or any other security.
Use of Proceeds

The net proceeds from the sale of the Series A Preferred Units are estimated to be approximately $266.6 million (or approximately $306.5 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount. We intend to use the net proceeds to pay all or a portion of the Transaction Support. If the ARCC-ACAS Transaction is not consummated, we intend to use the net proceeds for general corporate purposes, including for acquisitions and investments and for temporary repayments of borrowings under the credit facility of our indirect subsidiaries.

See "Use of Proceeds" and "Description of the Series A Preferred Units—Mirror Units" in this prospectus supplement.
Listing

We intend to apply to list the Series A Preferred Units on the NYSE under the symbol "ARES PR A." If the application is approved, we expect trading in the Series A Preferred Units on the NYSE to begin within 30 days after the Series A Preferred Units are first issued.

Tax Treatment	See "Additional Material U.S. Federal Income Tax Considerations" in this prospectus supplement.
Transfer Agent, Registrar and Paying Agent	American Stock Transfer & Trust Company, LLC.

Risk Factors

Investing in the Series A Preferred Units involves risks. Before deciding whether to invest in the Series A Preferred Units, you should carefully consider the information set forth in the section of this prospectus supplement entitled "Risk Factors" beginning on page S-14, on page 2 of the accompanying prospectus and under the caption "Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2015, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Ownership and Transfer Restrictions

To assist one of our direct subsidiaries, Ares Real Estate Holdings LLC, in complying with the requirements for qualification as a REIT under the Code and for other purposes, our limited partnership agreement generally prohibits, among other prohibitions, any holder of Series A Preferred Units from beneficially or constructively owning more than the lesser of 7.5% of the number of all outstanding Series A Preferred Units and 7.5% the value of all outstanding units. These restrictions on transferability and ownership will not apply if our general partner determines that it is no longer in Ares Real Estate Holdings LLC's best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for Ares Real Estate Holdings LLC to qualify as a REIT, or if Ares Real Estate Holdings LLC is dissolved. See "Description of Units—Restrictions on Ownership and Transfer" in the accompanying prospectus.

RISK FACTORS

        Investing in the Series A Preferred Units involves risks. You should carefully review the following risk factors and the risks discussed under the caption "Risk Factors" in our Annual Report on Form 10-K filed with the SEC on February 29, 2016, which is incorporated by reference in this prospectus supplement, or any similar caption in the documents that we subsequently file with the SEC that are deemed to be incorporated by reference in this prospectus supplement, and in any pricing term sheet that we provide you in connection with the offering of Series A Preferred Units pursuant to this prospectus supplement. The risks discussed under the caption "Risk Factors" in our Annual Report on Form 10-K that reference our common units are generally applicable to the Series A Preferred Units unless otherwise addressed herein. You should also carefully review the other risks and uncertainties discussed in this prospectus supplement and the accompanying prospectus, the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and in any such pricing term sheet. The risks and uncertainties discussed below and in the documents referred to above, as well as other matters discussed in this prospectus supplement and in those documents, could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of the Series A Preferred Units. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of the Series A Preferred Units could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

Risks Related to the Series A Preferred Units

The Series A Preferred Units are equity securities and are subordinated to our existing and future indebtedness.

        The Series A Preferred Units are our equity interests and do not constitute indebtedness. This means that the Series A Preferred Units will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in our liquidation.

        Further, the Series A Preferred Units place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under "Risk Factors—Holders of the Series A Preferred Units will have limited voting rights."

        We conduct substantially all of our operations through our subsidiaries, which hold the financial assets in which we invest. As a holding company, we are dependent upon distributions of funds from the Ares Operating Group, the issuers of the GP Mirror Units (as defined below), to make distributions on the Series A Preferred Units and, as holding companies, the Ares Operating Group entities are dependent on distributions from their respective subsidiaries to make distributions on the GP Mirror Units. The ability of such entities to make distributions to us and to the Ares Operating Group entities, as applicable, may be restricted by, among other things, applicable laws as well as agreements to which those entities may be a party, including the credit facility of our indirect subsidiaries. Therefore, our ability to make distributions on the Series A Preferred Units may be limited. See "—The terms of the GP Mirror Units issued by the Ares Operating Group entities in connection with this offering may be amended by the Ares Operating Group entities, which we control, in a manner that could be detrimental to you, and the GP Mirror Units should not be relied upon to ensure we have sufficient cash flows to pay distributions on or redeem the Series A Preferred Units" and "Description of the Series A Preferred Units—Mirror Units" in this prospectus supplement.

Distributions on the Series A Preferred Units are discretionary and non-cumulative.

        Distributions on the Series A Preferred Units are discretionary and non-cumulative. You will only receive distributions of the Series A Preferred Units when, as and if declared by the board of directors of our general partner. Consequently, if the board of directors of our general partner does not authorize and declare a distribution for a distribution period, holders of the Series A Preferred Units would not be entitled to receive any distribution for such distribution period, and such unpaid distribution will not be payable in such distribution period or in later distribution periods. We will have no obligation to pay distributions for a distribution period if the board of directors of our general partner does not declare such distribution before the scheduled record date for such period, whether or not distributions are declared or paid for any subsequent distribution period with respect to the Series A Preferred Units or any other preferred units we may issue. This may result in holders of the Series A Preferred Units not receiving the full amount of distributions that they expect to receive, or any distributions, and may make it more difficult to resell Series A Preferred Units or to do so at a price that the holder finds attractive.

        The board of directors of our general partner may, in its sole discretion, determine to suspend distributions on the Series A Preferred Units, which may have a material adverse effect on the market price of the Series A Preferred Units. There can be no assurances that our operations will generate sufficient cash flows to enable us to pay distributions on the Series A Preferred Units. Our financial and operating performance is subject to prevailing economic and industry conditions and to financial, business and other factors, some of which are beyond our control.

The terms of our future indebtedness may restrict our ability to make distributions on the Series A Preferred Units or to redeem the Series A Preferred Units.

        Distributions will be paid only if the distribution is not restricted or prohibited by law or the terms of any senior equity securities or indebtedness. The instruments governing the terms of future financing or the refinancing of any borrowings may contain covenants that restrict our ability to make distributions on the Series A Preferred Units or redeem the Series A Preferred Units. The Series A Preferred Units place no restrictions on our ability to incur indebtedness with such restrictive covenants.

The market price of the Series A Preferred Units could be adversely affected by various factors.

        Following the offering, the market price for the Series A Preferred Units may fluctuate based on a number of factors, including:

  •
  the trading price of our common units;

  •
  additional issuances of other series or classes of preferred units;

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  whether we declare or fail to declare distributions on the Series A Preferred Units from time to time and our ability to make distributions under the terms of our indebtedness;

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  our creditworthiness, results of operations and financial condition;

  •
  whether we will have gross ordinary income allocable to the holders of the Series A Preferred Units that is equal to the distributions on their Series A Preferred Units;

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  the credit ratings of the Series A Preferred Units;

  •
  the prevailing interest rates or rates of return being paid by other companies similar to us and the market for similar securities; and

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  economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

        Our performance, market conditions and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the Series A Preferred Units. In general, as market interest rates rise, securities with fixed interest rates or fixed distribution rates, such as the Series A Preferred Units, decline in value. Consequently, if you purchase the Series A Preferred Units and market interest rates increase, the market price of the Series A Preferred Units may decline. We cannot predict the future level of market interest rates.

        Our ability to pay quarterly distributions on the Series A Preferred Units will be subject to, among other things, general business conditions, our financial results, gains or losses realized by us on the disposition of assets and our liquidity needs. Any reduction or discontinuation of quarterly distributions could cause the market price of the Series A Preferred Units to decline significantly. Accordingly, the Series A Preferred Units may trade at a discount to their purchase price.

The Series A Preferred Units may not be rated and, if rated, their ratings could be lowered.

        We expect that Standard & Poor's Ratings Services and Fitch Ratings Inc. will assign ratings to the Series A Preferred Units. Generally, rating agencies base their ratings on such material and information, and such of their own investigative studies and assumptions, as they deem appropriate. A rating is not a recommendation to buy, sell or hold the Series A Preferred Units, and there is no assurance that any rating will apply for any given period of time or that a rating may not be adjusted or withdrawn. A downgrade or potential downgrade in these ratings, the assignment of a new rating that is lower than existing ratings, or a downgrade or potential downgrade in ratings assigned to us, our subsidiaries, the Series A Preferred Units or any of our other securities could adversely affect the trading price and liquidity of the Series A Preferred Units. We cannot be sure that rating agencies will rate the Series A Preferred Units or maintain their ratings once issued. Neither we nor any underwriter undertakes any obligation to obtain a rating, maintain the ratings once issued or to advise holders of Series A Preferred Units of any change in ratings. A failure to obtain a rating or a negative change in our ratings once issued could have an adverse effect on the market price or liquidity of the Series A Preferred Units.

Rating agencies may change rating methodologies, and their ratings may not reflect all risks.

        The rating agencies that currently or may in the future publish a rating for us or the Series A Preferred Units may from time to time in the future change the methodologies that they use for analyzing securities with features similar to the Series A Preferred Units. This may include, for example, changes to the relationship between ratings assigned to an issuer's senior securities and ratings assigned to securities with features similar to the Series A Preferred Units, which is sometimes called "notching." If the rating agencies change their practices for rating lower-ranking securities in the future, and the ratings of the Series A Preferred Units are subsequently lowered or "notched" further, the trading price and liquidity of the Series A Preferred Units could be adversely affected. In addition, credit ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and incorporated by reference herein and other factors that may affect the value of the Series A Preferred Units. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

An active trading market may not develop for the Series A Preferred Units, which could adversely affect the price of the Series A Preferred Units in the secondary market and your ability to resell the Series A Preferred Units.

        Because the Series A Preferred Units do not have a stated maturity date, investors seeking liquidity will need to rely on the secondary market. The Series A Preferred Units are a new issue of securities and there is no established trading market for the Series A Preferred Units. We intend to apply for listing of the Series A Preferred Units on the NYSE under the symbol "ARES PR A." However, there is no guarantee that we will be able to list the Series A Preferred Units. If the application is approved, we expect trading in the Series A Preferred Units on the NYSE to begin within 30 days after the Series A Preferred Units are first issued; however, we cannot make any assurance as to:

  •
  the development of an active trading market;

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their Series A Preferred Units; or

  •
  the price at which the holders would be able to sell their Series A Preferred Units.

        If a trading market were to develop, the future trading prices of the Series A Preferred Units will depend on many factors, including:

  •
  our credit ratings with major credit rating agencies;

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  the prevailing interest rates being paid by other companies similar to us;

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  our results of operations, financial condition and future prospects;

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  the overall condition of the economy and the financial markets; and

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  the market for similar securities.

        The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations could have an adverse effect on the market prices of the Series A Preferred Units.

        If a trading market does develop, there is no assurance that it will continue. If an active public trading market for the Series A Preferred Units does not develop or does not continue, the market price and liquidity of the Series A Preferred Units is likely to be adversely affected and Series A Preferred Units traded after their purchase may trade at a discount from their purchase price.

Holders of the Series A Preferred Units will have limited voting rights.

        Our general partner manages all of our operations and activities. On January 31 of each year, our general partner will determine whether the total voting power held collectively by (i) holders of the special voting units in Ares Management, L.P. (including our general partner, members of Ares Partners Holdco LLC and their respective affiliates), (ii) then-current or former Ares personnel (including indirectly through related entities) and (iii) Ares Owners Holdings L.P. is at least 10% of the voting power of the outstanding voting units of Ares Management, L.P. (the "Ares control condition"). For purposes of determining whether the Ares control condition is satisfied, our general partner will treat as outstanding, and as held by the foregoing persons, all voting units deliverable to such persons pursuant to equity awards granted to such persons. If the Ares control condition is satisfied, the board of directors of our general partner has no authority other than that which its member chooses to delegate to it. In the event that the Ares control condition is not satisfied, the board of directors of our general partner will be responsible for the oversight of our business and operations.

        Unlike the holders of common stock in a corporation, our common unitholders have limited voting rights and have no right to remove our general partner or, except in the limited circumstances described below, elect the directors of our general partner. Our common unitholders have no right to elect the directors of our general partner unless the Ares control condition is not satisfied. For so long as the Ares control condition is satisfied, our general partner's board of directors will be elected in accordance with its limited liability company agreement, which provides that directors may be appointed and removed by Ares Partners Holdco LLC, the sole member of our general partner. Ares Partners Holdco LLC is owned by our Co-Founders and managed by a board of managers, which is composed of our Co-Founders. Decisions by the board of managers generally are made by a majority of the Co-Founders, which majority, subject to a minimum ownership requirement, must include Antony P. Ressler. As a result, our common unitholders have limited ability to influence decisions regarding our businesses.

        Holders of the Series A Preferred Units will generally have no voting rights and have none of the voting rights given to holders of our common units, except that holders of the Series A Preferred Units will be entitled to the voting rights described in "Description of the Series A Preferred Units—Voting Rights."

        In particular, if distributions on the Series A Preferred Units have not been declared and paid for the equivalent of six or more quarterly distribution periods, whether or not consecutive, which we refer to as a

Nonpayment Event, holders of the Series A Preferred Units, together with holders of any other series of parity units (as defined in "Description of the Series A Preferred Units—Distributions") then outstanding with like voting rights, will be entitled to vote for the election of two preferred directors to the board of directors of our general partner, subject to the terms and to the limited extent described under "Description of the Series A Preferred Units—Voting Rights." However, if the Ares control condition is satisfied, the board of directors of our general partner has no authority other than that which its member chooses to delegate to it. When quarterly distributions have been declared and paid on the Series A Preferred Units for four consecutive quarters following the Nonpayment Event, the right of the holders of the Series A Preferred Units and such parity units to elect these two preferred directors will cease, the terms of office of these two preferred directors will forthwith terminate and the number of directors constituting the board of directors of our general partner will be reduced accordingly. However, based on our structure as described above, if the preferred directors are elected, they will have limited influence on decisions regarding our business.

Our limited partnership agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our general partner and its affiliates and associates and limit remedies available to unitholders for actions that might otherwise constitute a breach of duty. It will be difficult for unitholders to successfully challenge a resolution of a conflict of interest by our general partner or by its conflicts committee.

        Our limited partnership agreement contains provisions that waive or consent to conduct by our general partner or its affiliates or associates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our limited partnership agreement provides that when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it or any of its affiliates or associates causing it to do so may act without any duties (including fiduciary duties) or obligations to holders of our units, whatsoever. When our general partner, in its capacity as our general partner is permitted to or required to make a decision in its "sole discretion" or "discretion" or under a grant of similar authority or latitude or pursuant to any provision not subject to an express standard of "good faith," then our general partner is entitled to consider only such interests and factors as it desires, including its own interests or the interests of the Co-Founders, and has no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any holder of our units and is not subject to any different standards imposed by our limited partnership agreement, or otherwise existing at law, in equity or otherwise. These provisions are expressly permitted by Delaware law. Unless our general partner breaches its obligations pursuant to our limited partnership agreement, we and holders of our units will not have any recourse against our general partner even if our general partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of our limited partnership agreement, our limited partnership agreement provides that our general partner and its members, managers, officers and directors will not be liable to us or holders of our units for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its members, managers, officers or directors acted in bad faith or with criminal intent. These modifications are detrimental to the holders of our units because they restrict the remedies available to unitholders for actions that without those limitations might constitute breaches of duty (including fiduciary duty).

        Whenever a potential conflict of interest exists between us, any of our subsidiaries or any of our partners and our general partner or its affiliates or associates, our general partner may resolve such conflict of interest in good faith. If our general partner subjectively believes that its resolution of the conflict of interest is not opposed to our best interests, then it will be conclusively deemed that its resolution was made in good faith and will not be a breach of our limited partnership agreement or any duty. A holder of our units seeking to challenge this resolution of the conflict of interest would bear the burden of overcoming such presumption. This is different from the situation with Delaware corporations, where a conflict resolution by an interested party would be presumed to be unfair and the interested party would have the burden of demonstrating that the resolution was fair.

        Also, if our general partner obtains the approval of its conflicts committee or a majority of the voting units, the resolution will be conclusively deemed approved by us and the holders of our units and not a breach of our limited partnership agreement (or any agreement referred to therein) or of any duties that our general partner or its affiliates or associates may owe to us or the holders of our units. This is different from the situation with Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors may, in certain circumstances, merely shift the burden of demonstrating unfairness to the plaintiff. If you purchase, receive or otherwise hold a unit, you will be treated as having consented to the provisions set forth in our limited partnership agreement, including provisions regarding conflicts of interest situations that, in the absence of such provisions, might be considered a breach of fiduciary or other duties under applicable state law. As a result, unitholders will, as a practical matter, not be able to successfully challenge an informed decision by the conflicts committee.

        We have also agreed to indemnify our general partner and any of its affiliates and any member, partner, tax matters partner, partnership representative, officer, director, employee agent, fiduciary or trustee of our partnership, our general partner or any of our affiliates and certain other specified persons, to the fullest extent permitted by law, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by our general partner or these other persons. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. We have also agreed to provide this indemnification for criminal proceedings.

        Our general partner may exercise its right to call and purchase units as provided in our limited partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its sole discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a unitholder may have units purchased from him, her or it at an undesirable time or price. For additional information, see our limited partnership agreement incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

        Any claims, suits, actions or proceedings concerning the matters described above or any other matter arising out of or relating in any way to the limited partnership agreement may only be brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction.

Redemption may adversely affect your return on the Series A Preferred Units.

        On or after June 30, 2021, we will have the right to redeem at a price of $25.00 per Series A Preferred Unit, plus declared and unpaid distributions, some or all of the Series A Preferred Units, as described under "Description of the Series A Preferred Units—Optional Redemption." In addition, prior to June 30, 2021, we may redeem the Series A Preferred Units after the occurrence of a Change of Control Event (as defined and described in "Description of the Series A Preferred Units—Change of Control Redemption"), at a price of $25.25 per Series A Preferred Unit, plus declared and unpaid distributions. We may redeem the Series A Preferred Units at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the Series A Preferred Units. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the distribution rate of the Series A Preferred Units.

We are not required to redeem the Series A Preferred Units when they become redeemable, and we only expect to do so if it is in our best interest as determined by our general partner in its sole discretion.

        The Series A Preferred Units are a perpetual equity security. This means that they have no maturity or mandatory redemption date and are not redeemable at the option of investors. The Series A Preferred Units may be redeemed by us at our option on or after June 30, 2021, either in whole or in part. In addition, prior to June 30, 2021, after the occurrence of a Change of Control Event, we may, but are not required to, redeem the Series A Preferred Units in whole but not in part. Any decision we may make at any time to redeem the Series A Preferred Units will be determined by our general partner in its sole discretion and depend upon, among other things, an evaluation of our capital position, the composition of our unitholders' equity, our outstanding senior debt and general market conditions at that time.

Upon a Change of Control Event, we are not required to redeem the Series A Preferred Units, and we may not be able to redeem the Series A Preferred Units or pay the increased distribution rate per annum if we fail to redeem them.

        Our holders of the 4.000% Senior Notes due 2024 issued by Ares Finance Co. LLC, which we refer to as the Ares Senior Notes, have the right to require us to repurchase all or any part of such holders' securities upon a change of control event (as defined in the indenture relating to the Ares Senior Notes). We are not required to redeem the Series A Preferred Units, and even if we should decide to redeem the Series A Preferred Units, since the Series A Preferred Units will rank junior to all of our existing and future indebtedness, upon a Change of Control Event, we may not have sufficient financial resources available to redeem the Series A Preferred Units, or pay the increased distribution rate per annum described under "Description of the Series A Preferred Units—Change of Control Redemption." Even if we are able to pay the increased distribution rate per annum, increasing the per annum distribution rate by 5.00% may not be sufficient to compensate holders for the impact of the Change of Control Event on the market price of the Series A Preferred Units.

There is no limitation on our issuance of debt securities or equity securities that rank equally with the Series A Preferred Units and, under certain circumstances, we may issue equity securities that rank senior to the Series A Preferred Units.

        We do not currently have any outstanding equity securities that rank equally with or senior to the Series A Preferred Units. However, we may issue additional equity securities that rank equally with the Series A Preferred Units (including, for instance, additional Series A Preferred Units) without limitation and, with the approval of the holders of the Series A Preferred Units, as described under "Description of the Series A Preferred Units—Voting Rights", any partnership interests senior to the Series A Preferred Units. The issuance of securities ranking equally with or senior to the Series A Preferred Units may reduce the amount available for distributions and the amount recoverable by holders of the Series A Preferred Units in the event of our liquidation, dissolution or winding-up. In addition, we and our subsidiaries may incur indebtedness that will rank senior to the Series A Preferred Units.

The terms of the GP Mirror Units issued by the Ares Operating Group entities in connection with this offering may be amended by the Ares Operating Group entities, which we control, in a manner that could be detrimental to you, and the GP Mirror Units should not be relied upon to ensure we have sufficient cash flows to pay distributions on or redeem the Series A Preferred Units.

        We intend to contribute the net proceeds from the sale of the Series A Preferred Units to the Ares Operating Group entities. In consideration of our contribution, each Ares Operating Group entity will issue a new series of preferred units with economic terms designed to mirror those of the Series A Preferred Units, which we refer to as the GP Mirror Units. The terms of the GP Mirror Units will provide that, subject to certain exceptions, unless distributions have been declared and paid or declared and set apart for payment on all GP Mirror Units issued by each Ares Operating Group entity for the then-current quarterly distribution period, then during such quarterly distribution period only, each Ares Operating Group entity may not repurchase any of its junior units and may not declare or pay or set apart payment for distributions on its junior units, other than distributions paid in junior units or options, warrants or rights to subscribe for or purchase junior units. These terms, among others, are intended to provide a credit benefit to the Series A Preferred Units. However, the Ares Operating Group entities will have no direct obligations with respect to our Series A Preferred Units. In addition, the Ares Operating Group entities, which are controlled by us, may amend, modify or alter the terms of the GP Mirror Units, including the distribution terms described above, in a manner that would be detrimental to the holders of the Series A Preferred Units and such actions could materially and adversely affect the market price of the Series A Preferred Units. Accordingly, the GP Mirror Units should not be relied upon to ensure we have sufficient cash flows to enable us to pay distributions on or redeem the Series A Preferred Units.

The ARCC-ACAS Transaction may not close, and we will have broad discretion to use the proceeds from this offering.

        Because the closing of the ARCC-ACAS Transaction is subject to a number of closing conditions, including shareholder and regulatory approvals, we cannot assure you that the ARCC-ACAS Transaction will close. Although we plan to use the proceeds of this offering to fund all or a portion of the Transaction Support, this offering is not conditioned on the consummation of the ARCC-ACAS Transaction. If the ARCC-ACAS Transaction does not close, we will have significant discretion to allocate the proceeds from this offering for other purposes (for example, general corporate purposes, including for acquisitions and investments and for temporary repayments of borrowings under the credit facility of our indirect subsidiaries) that may not increase our management or incentive fees or be accretive to our distributable earnings or after-tax economic net income per unit, but we will still be required to satisfy our obligations on the Series A Preferred Units.

If the amount of distributions on the Series A Preferred Units is greater than our gross ordinary income, then the amount that a holder of Series A Preferred Units would receive upon liquidation may be less than the Preferred Unit Liquidation Value.

        In general, to the extent of our gross ordinary income in any taxable year, we will specially allocate to the Series A Preferred Units items of our gross ordinary income in an amount equal to the distributions paid in respect of the Series A Preferred Units during the taxable year. Allocations of gross ordinary income will increase the capital account balance of the holders of the Series A Preferred Units. Distributions will correspondingly reduce the capital account balance of the holders of the Series A Preferred Units. So long as our gross ordinary income equals or exceeds the distributions paid to the holders of the Series A Preferred Units, the capital account balance of the holders of Series A Preferred Units will equal the Preferred Unit Liquidation Value at the end of each taxable year. If the distributions paid in respect of the Series A Preferred Units during a taxable year exceed the amount of our gross ordinary income for such year, however, the capital account balance of the holders of the Series A Preferred Units will be reduced below the Preferred Unit Liquidation Value by the amount of such excess. In that event, to the extent of our gross ordinary income in any taxable year, we will allocate additional gross ordinary income in subsequent years until such excess is eliminated. If we were to have insufficient gross ordinary income to eliminate such excess, holders of Series A Preferred Units would be entitled, upon our liquidation, dissolution or winding up, to less than the Preferred Unit Liquidation Value. In addition, if we make additional allocations of gross ordinary income in a taxable year to eliminate such excess from prior years, the gross ordinary income allocated to holders of the Series A Preferred Units in such taxable year would exceed the distributions paid to the Series A Preferred Units during such taxable year. In such years, holders of Series A Preferred Units would recognize taxable income in excess of our cash distributions, which could give rise to a tax liability for such holders that must be satisfied from sources other than our cash distributions.

The IRS Schedules K-1 we will provide holders of Series A Preferred Units will be more complicated than the IRS Forms 1099 provided by corporations to their stockholders, and holders of Series A Preferred Units may be required to request an extension of time to file their tax returns.

        Holders of Series A Preferred Units will be required to take into account the items of gross ordinary income that are allocated to them for our taxable year ending within or with their taxable year. We have agreed to furnish holders of Series A Preferred Units, as soon as reasonably practicable after the close of each calendar year, with tax information (including IRS Schedules K-1), which describes the gross ordinary income that is allocated to them for our preceding taxable year. However, it may require longer than 90 days after the end of our calendar year to obtain the requisite information so that IRS Schedules K-1 may be prepared by us. Consequently, holders of Series A Preferred Units who file U.S. federal income tax returns or reports should anticipate the need to file annually with the IRS (and certain states) a request for an extension past the applicable due date of their income tax return for the taxable year. In addition, each holder of Series A Preferred Units will be required to report for all tax purposes consistently with the information provided by us for the taxable year. Because holders will be required to report the items of gross ordinary income that are allocated to them, tax reporting for holders of our Series A Preferred Units will generally be more complicated than for shareholders of a corporation.

Tax-exempt holders of our Series A Preferred Units may recognize "unrelated business taxable income."

        Certain organizations that are otherwise exempt from U.S. federal income tax are nonetheless subject to taxation with respect to their "unrelated business taxable income" ("UBTI"). Because we have incurred "acquisition indebtedness" with respect to certain investments we hold (either directly or indirectly through subsidiaries that are treated as partnerships or disregarded for U.S. federal income tax purposes), a proportionate share of the income we allocate to a holder with respect to such investments will likely be treated as UBTI. Accordingly, tax-exempt holders of our Series A Preferred Units may recognize UBTI. Tax-exempt holders of our Series A Preferred Units are strongly urged to consult their tax advisors regarding the tax consequences of owning our units.

Non-U.S. holders face unique U.S. tax issues from owning Series A Preferred Units that may result in adverse tax consequences to them.

        We expect that a portion of our income will be treated as income effectively connected with a U.S. trade or business for U.S. federal income tax purposes, or ECI, with respect to non-U.S. holders of Series A Preferred Units, including by reason of investments in certain U.S. real property holding corporations, real estate investment trusts or "REITs," real estate assets and energy assets. If any of the income allocated to our non-U.S. holders of Series A Preferred Units is treated as ECI, they generally would be subject to withholding tax at the highest applicable rate on distributions attributable to such income, would be required to file a U.S. federal income tax return for such year reporting such income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income. Non-U.S. holders may also be subject to state and local income taxes and be required to file state and local income tax returns with respect to their share of our ECI. Non-U.S. holders of Series A Preferred Units that are corporations may also be subject to a 30% branch profits tax (potentially reduced under an applicable treaty) on their share of our ECI. Any amount so withheld would be creditable against such holder's U.S. federal income tax liability, and such holder could claim a refund if the amount withheld exceeded such person's U.S. federal income tax liability for the taxable year. In addition, distributions to non-U.S. holders of Series A Preferred Units that are attributable to profits on the sale of a U.S. real property or U.S. real property holding corporation (collectively, U.S. real property interests) may also be subject to U.S. withholding tax. Also, non-U.S. holders may be subject to 30% withholding on allocations of our income that is U.S. source fixed or determinable annual or periodic income under the Code, unless an exemption from or a reduced rate of such withholding applies under an applicable treaty and certain tax status information is provided; we will generally withhold the amounts when we distribute the income. Finally, if we are treated as being engaged in a U.S. trade or business, a portion of any gain recognized by non-U.S. holders on the sale or exchange of Series A Preferred Units may be treated for U.S. federal income tax purposes as ECI. Consequently, such non-U.S. holders could be subject to U.S. federal income tax, branch profits tax, and state and local taxes on the sale or exchange of Series A Preferred Units.

Holders of our units may be subject to state, local and foreign taxes and return filing requirements as a result of owning such units.

        In addition to U.S. federal income taxes, holders of the Series A Preferred Units may be subject to other taxes, including state, local and foreign taxes, and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if the holders of the Series A Preferred Units do not reside in any of those jurisdictions. Holders of our units may be required to file state and local and foreign income tax returns and pay state and local and foreign income taxes in some or all of these jurisdictions. It is the responsibility of each holder of Series A Preferred Units to file all U.S. federal, state, local and foreign tax returns, and pay all such taxes, that may be required of such unitholder. In addition, our investments in real assets may expose holders of Series A Preferred Units to additional adverse tax consequences.

Amounts distributed in respect of the Series A Preferred Units could be treated as "guaranteed payments" for U.S. federal income tax purposes.

        The treatment of interests in a partnership such as the Series A Preferred Units and the payments received in respect of such interests is uncertain. The IRS may contend that payments on the Series A Preferred Units represent "guaranteed payments," which would generally be treated as ordinary income but may not have the same character when received by a holder as our gross ordinary income had when earned by us. If distributions on the Series A Preferred Units are treated as "guaranteed payments," a holder's taxable income would be equal to the guaranteed payment accrued or received, regardless of the amount of our gross ordinary income. Our partnership agreement provides that all holders agree to treat payments made in respect of the Series A Preferred Units as other than guaranteed payments. Potential holders of Series A Preferred Units are encouraged to consult their own tax advisors regarding the treatment of payments on the Series A Preferred Units as "guaranteed payments."

A holder of a Series A Preferred Unit who does not hold the unit through the record date for a distribution may be allocated gross ordinary income even though no distribution is received.

        While distributions (if any) with respect to a Series A Preferred Unit will be made on a quarterly basis, under the allocation methodology we have adopted, we will prorate the total amount of gross ordinary income allocated to a Series A Preferred Unit for a taxable year among holders of the Series A Preferred Unit on a monthly basis. As a result, a holder of a Series A Preferred Unit who does not hold the unit through the record date for a distribution may be allocated gross ordinary income even though no distribution is received. Holders of Series A Preferred Units will remain liable for any income taxes associated with allocations of gross ordinary income even if they do not receive a distribution with respect to their Series A Preferred Units or if the amount of such allocations exceed the amount of distributions they receive with respect to their Series A Preferred Units. Instead, any such gross ordinary income allocation will increase the unitholder's adjusted basis in its Series A Preferred Units.

An investment in our Series A Preferred Units is not an investment in any of our funds, and the assets and revenues of our funds are not directly available to us.

        Holders of our Series A Preferred Units will not directly participate in the performance of our underlying funds, and any benefits from such performance will directly inure to investors in those funds. Our Series A Preferred Units are securities of Ares Management, L.P. only. While our historical consolidated financial information includes financial information, including assets and revenues, of our funds on a consolidated basis, and our future financial information will continue to consolidate certain of these funds, such assets and revenues are available to the fund and not to us except to a limited extent through management fees, performance fees, distributions and other proceeds arising from agreements with funds, as discussed in more detail in our annual report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein.

Risks Related to Our Organizational Structure

Potential conflicts of interest may arise among our general partner, its affiliates or associates and us. Our general partner and its affiliates and associates have limited fiduciary duties to us and our unitholders, which may permit them to favor their own interests to the detriment of us and our unitholders.

        Conflicts of interest may arise among our general partner or its affiliates or associates, on the one hand, and us or our unitholders, including holders of our preferred units, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates or associates (including the Co-Founders) over our interests or the interests of our common unitholders. These conflicts include, among others, the following:

  •
  our general partner determines the amount and timing of our investments and dispositions, indebtedness, issuances of additional partnership interests and amounts of reserves, each of which can affect the amount of cash that is available for distribution to our common unitholders;

  •
  our general partner, in resolving conflicts of interest, is entitled to take into account only such factors as it determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances, which may include factors affecting parties other than us and our common unitholders (including the Co-Founders), which has the effect of limiting its duties (including fiduciary duties) to us and our common unitholders. For example, our subsidiaries that serve as the general partners of our funds have fiduciary and contractual obligations to the investors in those funds, as a result of which we expect to regularly take actions in a manner consistent with such duties and obligations but that might adversely affect our results of operations or cash flow;

  •
  because our senior professional owners hold their Ares Operating Group Units through an entity that is not subject to corporate income taxation and Ares Management, L.P. holds Ares Operating Group Units directly or through direct subsidiaries, some of which are subject to corporate income taxation, conflicts may arise between our senior professional owners and Ares Management, L.P. relating to the selection, structuring and disposition of investments and other matters;

  •
  other than as set forth in the fair competition, non-solicitation and confidentiality agreements to which our Co-Founders are subject, which under some circumstances may not be enforceable, affiliates of our general partner and existing and former personnel employed by our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us;

  •
  our general partner and its affiliates and associates have limited their liability and reduced or eliminated its and their duties (including fiduciary duties) under our limited partnership agreement, while also restricting the remedies available to holders of preferred units for actions that, without these limitations, might constitute breaches of duty (including fiduciary duty). In addition, we have agreed to indemnify our general partner and its affiliates and associates (including the Co-Founders), to the fullest extent permitted by law, except with respect to conduct involving bad faith or criminal intent. By purchasing the Series A Preferred Units, you will have agreed and consented to the provisions set forth in our limited partnership agreement, including the provisions regarding conflicts of interest situations that, in the absence of such provisions, might constitute a breach of fiduciary or other duties under applicable state law;

  •
  our limited partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any such additional contractual arrangements are agreed to by our general partner in good faith as determined under our limited partnership agreement;

  •
  our general partner determines how much we pay for acquisition targets and the structure of such consideration, including whether to incur debt to fund the transaction, whether to issue units as consideration and the number of units to be issued and the amount and timing of any earn-out payments;

  •
  the sole member of our general partner determines whether to allow senior professionals to exchange units otherwise subject to transfer restrictions or waive certain restrictions relating to such units;

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  our general partner determines how much debt we incur and that decision may adversely affect our credit ratings;

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  our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

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  our general partner controls the enforcement of obligations owed to us by it and its affiliates; and

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  our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

We are a Delaware limited partnership, and there are certain provisions in our limited partnership agreement regarding exculpation and indemnification of our officers and directors that differ from the Delaware General Corporation Law (the "DGCL") in a manner that may be less protective of the interests of our unitholders.

        Our limited partnership agreement provides that to the fullest extent permitted by applicable law the directors and officers of our general partner will not be liable to us unless they act in bad faith or with criminal intent. However, under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our equityholders, (ii) intentional misconduct or knowing violations of the law that are not done in good faith, (iii) improper redemption of units or declaration of dividend, or (iv) a transaction from which the director derived an improper personal benefit. In addition, our limited partnership agreement provides that we indemnify the directors and officers of our general partner for acts or omissions to the fullest extent provided by law unless they act in bad faith or with criminal intent. However, under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he or she reasonably believed to be in the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his or her conduct was unlawful. Accordingly, our limited partnership agreement is less protective of the interests of our unitholders, when compared to the DGCL, insofar as it relates to the exculpation and indemnification of officers and directors.

As a limited partnership, we qualify for some exemptions from certain corporate governance and other requirements of the NYSE.

        We are a limited partnership and qualify for exceptions from certain corporate governance and other requirements of the rules of the NYSE. Pursuant to these exceptions, limited partnerships may elect not to comply with certain corporate governance requirements of the NYSE, including the requirements that: (i) a majority of the board of directors of our general partner consist of independent directors, (ii) we have a nominating/corporate governance committee that is composed entirely of independent directors, (iii) we have a compensation committee that is composed entirely of independent directors, and (iv) the compensation committee consider certain independence factors when engaging compensation consultants, legal counsel and other committee advisers. In addition, we are not required to hold annual meetings of our common unitholders. We have availed ourselves of these exceptions. Accordingly, you do not have the same protections afforded to equityholders of entities that are subject to all of the corporate governance requirements of the NYSE.

USE OF PROCEEDS

        The net proceeds from this offering will be approximately $266.6 million (or approximately $306.5 million if the underwriters exercise in full their over-allotment option), after deducting the underwriting discount.

        We intend to contribute the net proceeds from the sale of the Series A Preferred Units to the Ares Operating Group entities. In exchange, we expect that each Ares Operating Group entity will issue a new series of preferred units with economic terms designed to mirror those of the Series A Preferred Units. See "Description of the Series A Preferred Units—Mirror Units" in this prospectus supplement. The Ares Operating Group will also bear or reimburse Ares Management, L.P. for all of the expenses of this offering, which we expect will be approximately $1.35 million.

        We intend to use the net proceeds to pay all or a portion of the Transaction Support. If the ARCC-ACAS Transaction is not consummated, we intend to use the net proceeds for general corporate purposes, including for acquisitions and investments and for temporary repayments of borrowings under the credit facility of our indirect subsidiaries.

        Affiliates of some of the underwriters are lenders under the credit facility of our indirect subsidiaries. To the extent that the net proceeds from this offering are applied to temporarily repay borrowings under the credit facility of our indirect subsidiaries, such affiliates will receive proceeds from this offering through the repayment of those borrowings. The credit facility of our indirect subsidiaries matures on April 30, 2019 and borrowings thereunder currently bear interest at an interest rate of 2.19%.

 CAPITALIZATION

        The following table sets forth our consolidated capitalization and cash and cash equivalents as of March 31, 2016:

  •
  on an actual basis; and

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  on an adjusted basis after giving effect to this offering, including the application of the net proceeds thereof as described under "Use of Proceeds" in this prospectus supplement, assuming that the underwriters do not exercise their over-allotment option.

        This table should be read in conjunction with the condensed consolidated financial statements and related notes of Ares Management, L.P. and other information contained or incorporated by reference in this prospectus supplement. No adjustments have been made to reflect normal course operations by us or other developments with our business after March 31, 2016.

	March 31, 2016
	Actual	As Adjusted
	(Unaudited)
	(Dollars in Thousands)
Cash and cash equivalents	$109,934	$376,488

Cash and cash equivalents of Consolidated Funds	$123,871	$123,871

Series A Preferred Units offered hereby	$—	$275,000
4.000% Senior Notes due 2024(1)	244,226	244,226
Credit Facility(2)	192,000	192,000
CLO Term Loan(3)	35,048	35,048
CLO loan obligations of Consolidated Funds	2,167,773	2,167,773
Consolidated Funds' borrowings	12,484	12,484
Redeemable interest in Ares Operating Group entities	23,353	23,353
Non-controlling interest in Consolidated Funds	332,395	332,395
Non-controlling interest in Ares Operating Group entities	374,931	374,931
Controlling Interest in Ares Management, L.P.	230,628	230,628
Total Capitalization	$3,612,838	$3,887,838

(1)
Reflects the aggregate principal amount of $250.0 million, net of original issue discount of approximately $4.3 million. The discount will be accreted into the cost basis over the 10 year life of the Ares Senior Notes.

(2)
Consists of outstanding borrowings under the credit facility of our indirect subsidiaries. Outstanding borrowings under the credit facility of our indirect subsidiaries as of May 31, 2016 were $130 million.

(3)
In connection with risk retention requirements, the CLO Term Loan was entered into in August 2015 by a subsidiary of Ares that acts as a manager to a CLO. The CLO Term Loan is secured by collateral in the form of CLO senior tranches owned by us. To the extent the assets are not sufficient to cover the Term Loan, there is no further recourse to us to fund or repay the remaining balance. Interest is paid quarterly, and we also pay a fee of 0.025% of a maximum investment amount.

 RATIO OF COMBINED FIXED CHARGES AND PREFERRED EQUITY DISTRIBUTIONS TO EARNINGS

        The following table presents the ratio of combined fixed charges and preferred equity distributions to earnings for us and our consolidated subsidiaries for the periods indicated. For the purposes of calculating the ratio of combined fixed charges and preferred equity distributions to earnings, "fixed charges" consist of interest incurred on all indebtedness and amortization of capitalized expenses relating to indebtedness. "Earnings" consist of the sum of (i) pre-tax income before adjustment for non-controlling interests in consolidated entities or income or loss from equity investees, (ii) fixed charges and (iii) distributed income of equity investees, less the sum of (i) preference security dividend requirements of consolidated subsidiaries and (ii) non-controlling interests in pre-tax income of subsidiaries that have not incurred fixed charges.

		Year Ended December 31,
	Three Months Ended March 31, 2016	2015	2014	2013	2012	2011
				(Predecessor)	(Predecessor)	(Predecessor)
Ratio of combined fixed charges and preferred equity distributions to earnings	1.9x	5.2x	15.2x	23.9x	36.2x	20.7x

DESCRIPTION OF THE SERIES A PREFERRED UNITS

        The following description of the particular terms of the Series A Preferred Units supplements the description of the general terms and provisions of preferred units in the accompanying prospectus. The following description is a summary and it does not describe every aspect of the Series A Preferred Units. Our limited partnership agreement, which has been or will be filed as an exhibit to the registration statement of which this prospectus supplement is a part and which is incorporated by reference in this prospectus supplement, contains the full legal text of the matters described in this section. This summary is qualified by the limited partnership agreement. Therefore, you should read carefully the detailed provisions of the limited partnership agreement. As used in this section, "we," "us" and "our" mean Ares Management, L.P., a Delaware limited partnership, and its successors, but not any of its subsidiaries. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in such limited partnership agreement, and those definitions are incorporated herein by reference.

        The Series A Preferred Units are a single series of authorized preferred units consisting of 11,000,000 units (or 12,650,000 units if the underwriters of this offering exercise their over-allotment option in full), all of which are being initially offered hereby. Our limited partnership agreement permits our general partner to authorize the issuance of an unlimited number of preferred units, in one or more classes or series without action by holders of outstanding common or preferred units. We may from time to time, without notice to or the consent of holders of the Series A Preferred Units, issue equity securities that rank equally with or junior to the Series A Preferred Units. We may also from time to time, without notice to or consent of holders of the Series A Preferred Units, issue additional Series A Preferred Units. The additional Series A Preferred Units would form a single series with the Series A Preferred Units offered hereby.

Distributions

        Distributions on the Series A Preferred Units will be payable when, as and if declared by the board of directors of our general partner out of funds legally available, at a rate per annum equal to 7.00% of the $25.00 liquidation preference per unit. The liquidation preference per unit for purposes of calculating distributions will not be adjusted for any changes to the capital account balance per unit as described below under "—Amount Payable in Liquidation."

        Distributions on the Series A Preferred Units will be payable quarterly on March 31, June 30, September 30 and December 31 of each year (each, a "distribution payment date"), beginning September 30, 2016, when, as and if declared by the board of directors of our general partner. If any of those dates is not a business day, then distributions will be payable on the next succeeding business day. The amount of distributions payable for the initial distribution period and any period shorter than a full distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period. Declared distributions will be payable on the relevant distribution payment date to holders of record as they appear on our register at the close of business, New York City time, on the March 15, June 15, September 15 and December 15, as the case may be, immediately preceding the relevant distribution payment date (each, a "record date"). These record dates will apply regardless of whether a particular record date is a business day, provided that if the record date is not a business day, the declared distributions will be payable on the relevant distribution payment date to holders of record as they appear on our register at the close of business, New York City time on the business day immediately preceding such record date. A "business day" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law to close.

        Distributions on the Series A Preferred Units are non-cumulative. Accordingly, if the board of directors of our general partner does not declare a distribution before the scheduled record date for any distribution period, we will not make a distribution for that distribution period, whether or not distributions on the Series A Preferred Units are declared or paid for any future distribution period.

        The Series A Preferred Units will rank senior to our common units with respect to the payment of distributions to the extent provided in our limited partnership agreement. Unless distributions have been declared and paid or declared and set apart for payment on the Series A Preferred Units for the then-current quarterly distribution period, no distribution may be declared or paid or set apart for payment on our common units (or on any of our other equity securities that we may issue in the future ranking, as to the payment of distributions, junior to the Series A Preferred Units (together with our common units, "junior units")) for the then-current quarterly distribution period, other than distributions paid in junior units or options, warrants or rights to subscribe for or purchase junior units, and we and our subsidiaries may not directly or indirectly repurchase, redeem or otherwise acquire for consideration our common units (or any other junior unit). The foregoing would not apply to (1) repurchases, redemptions or other acquisitions of our common units in connection with the exchange of Ares Operating Group Units for our common units, (2) the granting or vesting of awards under the Ares Management, L.P. 2014 Equity Incentive Plan (or any successor or similar plan) and (3) any put/call arrangement existing on the issue date of the Series A Preferred Units (or any amendment, modification or replacement of any such arrangement that does not adversely affect the holders of the Series A Preferred Units). However, for a subsequent distribution period, payments on junior units can be made again as long as distributions have been made on the Series A Preferred Units for that period (even if no distributions have been made in one or more prior periods).

        The board of directors of our general partner, or a duly authorized committee thereof, may, in its discretion, choose to pay distributions on the Series A Preferred Units without the payment of any distributions on our junior units. No distributions may be declared or paid or set apart for payment on any Series A Preferred Units if at the same time any arrears exist or default exists in the payment of distributions on any outstanding series of our senior units (defined below), if any are issued.

        When distributions are not paid (or duly provided for) on any distribution payment date (or, in the case of parity units (as defined below) having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Units, on a distribution payment date falling within the related distribution period (as defined below) for the Series A Preferred Units) in full upon the Series A Preferred Units or any parity units, all distributions declared upon the Series A Preferred Units and all such parity units payable on such distribution payment date (or, in the case of parity units having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Units, on a distribution payment date falling within the related distribution period for the Series A Preferred Units) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per unit on the Series A Preferred Units and all accumulated unpaid distributions on all parity units payable on such distribution payment date (or in the case of non-cumulative parity units, unpaid distributions for the then-current distribution period (whether or not declared) and in the case of parity units having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Units, on a distribution payment date falling within the related distribution period for the Series A Preferred Units) bear to each other.

        A "distribution period" is the period from and including a distribution payment date to, but excluding, the next distribution payment date, except that the initial distribution period will commence on and include the original issue date of the Series A Preferred Units.

Ranking

        The Series A Preferred Units will rank senior to our junior units with respect to payment of distributions and distribution of our assets upon our liquidation, dissolution or winding up.

        The Series A Preferred Units will rank equally with any of our equity securities, including preferred units, that we may issue in the future, the terms of which provide that such securities will rank equally with the Series A Preferred Units with respect to payment of unit distributions and distribution of our assets upon our liquidation, dissolution or winding up ("parity units").

        The Series A Preferred Units will rank junior to (i) all of our existing and future indebtedness and (ii) any of our equity securities, including preferred units, that we may issue in the future, the terms of which provide that such securities will rank senior to the Series A Preferred Units with respect to payment of unit distributions and distribution of our assets upon our liquidation, dissolution or winding up (such equity securities, "senior units"). We currently have no senior units outstanding. While any Series A Preferred Units are outstanding, we may not authorize or create any class or series of senior units without the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Units and all other series of voting preferred units (defined below), acting as a single class. See "—Voting Rights" below for a discussion of the voting rights applicable if we seek to create any class or series of senior units.

Maturity

        The Series A Preferred Units do not have a maturity date, and we are not required to redeem or repurchase the Series A Preferred Units. Accordingly, the Series A Preferred Units will remain outstanding indefinitely unless we decide to redeem or repurchase them.

Optional Redemption

        We may not redeem the Series A Preferred Units prior to June 30, 2021 except as provided below under "—Change of Control Redemption." At any time or from time to time on or after June 30, 2021 we may, at our option, redeem the Series A Preferred Units, in whole or in part, upon not less than 30 nor more than 60 days' notice, at a price of $25.00 per Series A Preferred Unit plus declared and unpaid distributions, if any, to, but excluding, the redemption date, without payment of any undeclared distributions. If we choose to redeem less than all of the Series A Preferred Units, we will either determine the Series A Preferred Units to be redeemed by lot or pro rata. Once proper notice has been given and so long as funds sufficient to pay the redemption price for all of the Series A Preferred Units called for redemption have been set aside for payment, from and after the redemption date, distributions on the Series A Preferred Units called for redemption will cease to accrue and such Series A Preferred Units called for redemption will no longer be deemed outstanding, and all rights of the holders thereof will cease other than the right to receive the redemption price, without interest.

        Holders of the Series A Preferred Units will have no right to require the redemption of the Series A Preferred Units.

Change of Control Redemption

        If a Change of Control Event (defined below) occurs prior to June 30, 2021, we may, at our option, upon at least 30 (and no more than 60) days' notice following the occurrence of such Change of Control Event, redeem the Series A Preferred Units, in whole but not in part, within 60 days of the occurrence of such Change of Control Event, at a price of $25.25 per Series A Preferred Unit, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions.

        If (i) a Change of Control Event occurs (whether before, on or after June 30, 2021) and (ii) we do not give notice prior to the 31st day following the Change of Control Event to redeem all the outstanding Series A Preferred Units, the distribution rate per annum on the Series A Preferred Units will increase by 5.00%, beginning on the 31st day following such Change of Control Event.

        "Ares control condition" means that the total voting power held collectively by (i) holders of the special voting units in Ares Management, L.P. (including our general partner, members of Ares Partners Holdco LLC and their respective affiliates), (ii) then-current or former Ares personnel (including indirectly through related entities) and (iii) Ares Owners Holdings L.P. is at least 10% of the voting power of the outstanding voting units of Ares Management, L.P. For purposes of determining whether the Ares control condition is satisfied, our general partner will treat as outstanding, and as held by the foregoing persons, all voting units deliverable to such persons pursuant to equity awards granted to such persons.

        "Ares Group" means the Ares Operating Group entities, the direct and indirect parents (including, without limitation, general partners) of the Ares Operating Group entities, or the "Parent Entities," any direct or indirect subsidiaries of the Parent Entities or the Ares Operating Group entities, the general partner or similar controlling entities of any investment or vehicle that is managed, advised or sponsored by the Ares Group, or an "Ares Fund," and any other entity through which any of the foregoing directly or indirectly conduct its business, but shall exclude any company in which a Ares Fund has an investment.

        "Ares Issuer Group" means each of Ares Management, L.P.'s direct wholly owned domestic subsidiaries and each of its domestic subsidiaries in the Ares Operating Group and any other entity that, as of the relevant time, is a guarantor to any series of Ares Senior Notes.

        "Ares Senior Notes" means the 4.000% Senior Notes due 2024 issued by Ares Finance Co. LLC, or similar series of senior unsecured debt securities, in each case guaranteed by the Ares Operating Group entities.

        "Below Investment Grade Rating Event" means the rating on any series of the Ares Senior Notes (or, if no Ares Senior Notes are outstanding or no Ares Senior Notes are then rated by the applicable Rating Agency, our long-term issuer rating by such Rating Agency) is lowered in respect of a Change of Control and any series of the Ares Senior Notes (or, if no Ares Senior Notes are outstanding or no Ares Senior Notes are then rated by the applicable Rating Agency, our long-term issuer rating by such Rating Agency) is rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if during such 60-day period the rating of any series of the Ares Senior Notes (or, if no Ares Senior Notes are outstanding or no Ares Senior Notes are then rated by the applicable Rating Agency, our long-term issuer rating by such Rating Agency) is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). We will request the Rating Agencies to make such confirmation in connection with any Change of Control.

        "Change of Control" means the occurrence of the following:

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  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Ares Issuer Group to any "person" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision), other than to a Continuing Ares Entity; or

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  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing Ares Entity, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a controlling interest in (i) Ares Management, L.P. or (ii) one more entities that, as of the relevant time, are guarantors to any series of Ares Senior Notes and comprise all or substantially all of the assets of the Ares Issuer Group and (B) entitled to receive a Majority Economic Interest in connection with such transaction.

        "Change of Control Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Continuing Ares Entity" means any entity, immediately following any relevant date of determination, (i) that is directly or indirectly controlled by one or more individuals (or the Family Members of such individuals) who, as of such date of determination, has devoted substantially all of his or her business and professional time to the activities of the Ares Issuer Group and/or their subsidiaries or affiliated funds and investment vehicles during the 12-month period immediately preceding such date or (ii) in which any one or more of such individuals (or their Family Members or representatives, including a trustee or trustees) directly or indirectly, singly or as a group, holds the interests that directly or indirectly control a majority of the general partner interests (or other similar interests) in Ares Management, L.P. or any successor entity.

        "Family Member" means, with respect to any individual, such individual's spouse, domestic partner, parents, parents-in-law, siblings, children, grandchildren and any other natural person who occupies the same principal residence as such individual, and the spouses, domestic partners, descendants and ancestors of the foregoing.

        "Fitch" means Fitch Ratings Inc. or any successor thereto.

        "Investment Grade" means a rating of BBB– or better by Fitch (or its equivalent under any successor rating categories of Fitch) and BBB– or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate a series of the Ares Senior Notes (or, if no Ares Senior Notes are outstanding, ceases to assign a long-term issuer rating to us) for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

        "Majority Economic Interest" means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Ares Issuer Group (other than entities within the Ares Issuer Group).

        "Rating Agency" means:

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  each of Fitch and S&P; and

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  if either of Fitch or S&P ceases to rate any series of Ares Senior Notes (or, if no Ares Senior Notes are outstanding, ceases to assign a long-term issuer rating to us) or fails to make a rating of any series of Ares Senior Notes (or, if no Ares Senior Notes are outstanding, our long-term issuer rating) publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act selected by us as a replacement agency for Fitch or S&P, or both, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of McGraw-Hill Financial, Inc., or any successor thereto.

        The Change of Control Redemption feature of the Series A Preferred Units may, in certain circumstances, make more difficult or discourage a sale or takeover of our partnership or an Ares

Operating Group entity and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.

Voting Rights

        Except as indicated below, the holders of the Series A Preferred Units will have no voting rights.

        If and whenever six quarterly distributions (whether or not consecutive) payable on the Series A Preferred Units have not been declared and paid (a "Nonpayment Event"), the number of directors then constituting the board of directors of our general partner will be increased by two (the "preferred directors") and the holders of the Series A Preferred Units, voting together as a single class with the holders of any other series of parity units then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, the "voting preferred units"), will have the right to elect these two preferred directors at a meeting of the holders of the Series A Preferred Units and such voting preferred units; provided that the board of directors of our general partner shall at no time include more than two preferred directors. However, if the Ares control condition is satisfied, the board of directors of our general partner has no authority other than that which its member chooses to delegate to it. See "Risk Factors—Holders of the Series A Preferred Units will have limited voting rights." When quarterly distributions have been declared and paid on the Series A Preferred Units for four consecutive quarters following the Nonpayment Event, the right of the holders of the Series A Preferred Units and the voting preferred units to elect these two preferred directors will cease, the terms of office of these two preferred directors will forthwith terminate and the number of directors constituting the board of directors of our general partner will be reduced accordingly. However, the right of the holders of the Series A Preferred Units and the voting preferred units to elect two preferred directors will again vest if and whenever a Nonpayment Event has occurred, as described above.

        The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Units and all other series of voting preferred units, acting as a single class regardless of series, either at a meeting of unitholders or by written consent, is required to:

            (i)  amend, alter or repeal any provisions of our limited partnership agreement relating to the Series A Preferred Units or other series of voting preferred units, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series A Preferred Units or the voting preferred units, unless in connection with any such amendment, alteration or repeal, each Series A Preferred Unit and voting preferred unit remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred units of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption thereof substantially similar to those of the Series A Preferred Units or the voting preferred units, as the case may be, or

           (ii)  authorize, create or increase the authorized amount of, any class or series of preferred units having rights senior to the Series A Preferred Units with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up, provided that (x) in the case of clause (i) above, if such amendment materially and adversely affects the voting powers, rights or preferences of one or more but not all of the classes or series of voting preferred units (including the Series A Preferred Units for this purpose), only the consent of the holders of at least two-thirds of the outstanding units of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the voting preferred units (including the Series A Preferred Units for this purpose) as a class and (y) in the case of clause (i) and (ii) above, no vote of the holders of Series A Preferred Units or other voting preferred units will be required if, prior to the time at which such action is to take effect, provision is made for the redemption of all outstanding Series A Preferred Units or other voting preferred units, as the case may be.

        However, we may create additional series or classes of parity units and junior units and issue additional series of parity units and junior units without the consent of any holder of the Series A Preferred Units.

        In addition, if at any time any person or group (other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of units (including the Series A Preferred Units) then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when calculating required votes or for other similar purposes.

Amount Payable in Liquidation

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our partnership ("Liquidation"), each holder of the Series A Preferred Units will be entitled to a payment out of our assets available for distribution to the holders of the Series A Preferred Units following the satisfaction of all claims ranking senior to the Series A Preferred Units. Such payment will equal the sum of the $25.00 liquidation preference per Series A Preferred Unit and declared and unpaid distributions, if any, to, but excluding, the date of Liquidation (the "Preferred Unit Liquidation Value"), if we have sufficient gross ordinary income in the year of Liquidation and in any prior year during which or after a distribution was made with respect to the Series A Preferred Units to ensure that each holder of Series A Preferred Units will have a capital account balance equal to the Preferred Unit Liquidation Value.

        The capital account balance for each Series A Preferred Unit will equal $25.00 initially and will be increased each year by an allocation of gross ordinary income recognized by us (including any gross ordinary income recognized in the year of Liquidation). The allocations of gross ordinary income to the capital account balances for the Series A Preferred Units in any year will not exceed the sum of the amount of distributions paid on the Series A Preferred Units during such year and, to the extent the amount of our distributions in prior years exceeded the cumulative gross ordinary income allocated to the capital account balances for the Series A Preferred Units in those years, the amount of such excess for all prior years. If the board of directors of our general partner declares a distribution on the Series A Preferred Units, the amount of the distribution paid on each such Series A Preferred Unit will be deducted from the capital account balance for such Series A Preferred Unit, whether or not such capital account balance received an allocation of gross ordinary income in respect of such distribution. The allocation of gross ordinary income to the capital account balances for the Series A Preferred Units is intended to entitle the holders of the Series A Preferred Units to a preference over the holders of outstanding common units upon our Liquidation, to the extent required to permit each holder of a Series A Preferred Unit to receive the Preferred Unit Liquidation Value in respect of such unit. If, however, we were to have insufficient gross ordinary income to achieve this result, holders of Series A Preferred Units would be entitled, upon Liquidation, to less than the Preferred Unit Liquidation Value and may receive less than $25.00 per Series A Preferred Unit.

        After each holder of Series A Preferred Units receives a payment equal to the capital account balance for such holder's Series A Preferred Units (even if such payment is less than the Preferred Unit Liquidation Value of such holder's Series A Preferred Units), holders will not be entitled to any further distributions or other amounts.

        Based on current information, we believe we will have sufficient gross ordinary income in calendar year 2016 to ensure that holders of Series A Preferred Units will have capital account balances that entitle each holder, upon Liquidation, to the Preferred Unit Liquidation Value, but no assurance can be provided regarding the level of our calendar year 2016 gross ordinary income or of our future gross ordinary income.

        If upon any Liquidation, the amounts payable with respect to the Series A Preferred Units and any other outstanding series of parity units are not paid in full, then the holders of the Series A Preferred Units and the holders of such parity units will share equally and ratably in any distribution of our assets in proportion to the full distributable amounts to which each such holder is entitled, but only to the extent of their capital account balances, as described above.

        Neither the sale, conveyance, exchange or transfer, for cash, units of capital stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into our partnership will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our partnership, notwithstanding that for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. We refer to the foregoing transactions as "Permitted Transfers." In addition, no payment will be made to the holders of the Series A Preferred Units pursuant to this "—Amount Payable in Liquidation" section (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any of our subsidiaries or upon any reorganization of our partnership into another limited liability entity pursuant to provisions of our limited partnership agreement that allow us to convert, merge or convey our assets to another limited liability entity with or without limited partner approval (including a merger or conversion of our partnership into a corporation if the general partner determines in its sole discretion that it is no longer in the interests of our partnership to continue as a partnership for U.S. federal income tax purposes) or (ii) if our partnership engages in a reorganization, merger or other transaction in which a successor to our partnership issues equity securities to the holders of the Series A Preferred Units that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series A Preferred Units pursuant to provisions of our limited partnership agreement that allow us to do so without limited partner approval. We refer to the foregoing transactions as "Permitted Reorganizations."

No Conversion Rights

        The Series A Preferred Units will not be convertible into common units or any other class or series of interests or any other security.

Mirror Units

        We intend to contribute the net proceeds from the sale of the Series A Preferred Units to the Ares Operating Group entities. In consideration of our contribution, each Ares Operating Group entity will issue a new series of preferred units with economic terms designed to mirror those of the Series A Preferred Units, which we refer to as the GP Mirror Units. The terms of the GP Mirror Units will provide that unless distributions have been declared and paid or declared and set apart for payment on all GP Mirror Units issued by each Ares Operating Group entity for the then-current quarterly distribution period, then during such quarterly distribution period only, each Ares Operating Group entity may not repurchase its common units or any other junior units and may not declare or pay or set apart payment for distributions on its junior units, other than distributions paid in junior units or options, warrants or rights to subscribe for or purchase junior units. The terms of the GP Mirror Units also will provide that, in the event that any Ares Operating Group entity liquidates, dissolves or winds up, no Ares Operating Group entity may declare or pay or set apart payment on its common units or any other units ranking junior to the GP Mirror Units unless the outstanding liquidation preference on all outstanding GP Mirror Units of each Ares Operating Group entity have been repaid via redemption or otherwise.

        The foregoing paragraph would not apply to (i) a Substantially All Merger or a Substantially All Sale whereby an Ares Operating Group entity is the surviving or acquiring Person or the Person formed by such transaction is organized under the laws of a Permitted Jurisdiction and has expressly assumed all of the obligations under the GP Mirror Units, (ii) the sale or disposition of an Ares Operating Group entity (whether by merger, consolidation or the sale of all or substantially all of its assets) if such sale or disposition is not a Substantially All Merger or Substantially All Sale, (iii) the sale or disposition of an Ares Operating Group entity should such Ares Operating Group entity not constitute a "significant subsidiary" under Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission, (iv) an event where the Series A Preferred Units have been fully redeemed pursuant to the terms of our limited partnership agreement or if proper notice of redemption of the Series A Preferred Units has been given and funds sufficient to pay the redemption price for all of the Series A Preferred Units called for redemption have been set aside for payment pursuant to the terms of our limited partnership agreement, (v) transactions where the assets of the Ares Operating Group entity being liquidated, dissolved or wound up are immediately contributed to another Ares Operating Group entity or a subsidiary thereof, (vi) a Permitted Transfer or a Permitted Reorganization, (vii) purchases of common units in connection with the exchange of Ares Operating Group Units for common units, (viii) the granting or vesting of awards under the Ares Management, L.P. 2014 Equity Incentive Plan (or any successor or similar plan) and (ix) any put/call arrangement existing on the issue date of the Series A Preferred Units (or any amendment, modification or replacement of any such arrangement that does not adversely affect the holders of the Series A Preferred Units).

        A "Permitted Jurisdiction" means the United States or any state thereof, Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Gibraltar, Ireland, Italy, Luxembourg, the Netherlands, Switzerland, the United Kingdom or British Crown Dependencies, any other member country of the Organisation for Economic Co-operation and Development, or any political subdivision of any of the foregoing.

        "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity including government or political subdivision or an agency or instrumentality thereof.

        "Substantially All Merger" means a merger or consolidation of one or more Ares Operating Group entity with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Ares Operating Group entity taken as a whole to a Person that is not an Ares Operating Group entity immediately prior to such transaction.

        "Substantially All Sale" means a sale, assignment, transfer, lease or conveyance, in one or a series of related transactions, directly or indirectly, of all or substantially all of the assets of the Ares Operating Group entity taken as a whole to a Person that is not an Ares Operating Group entity immediately prior to such transaction.

Transfer Agent, Registrar and Paying Agent

        American Stock Transfer & Trust Company, LLC will be the transfer agent, registrar and paying agent for the Series A Preferred Units.

BOOK-ENTRY, DELIVERY, AND FORM

        The Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the Series A Preferred Units. The Series A Preferred Units will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC.

        DTC has advised us that: DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has a Standard & Poor's rating of AA+. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of Series A Preferred Units under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series A Preferred Units on DTC's records. The ownership interest of each actual purchaser of each Series A Preferred Unit ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Series A Preferred Units are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series A Preferred Units, except in the event that use of the book-entry system for the Series A Preferred Units is discontinued.

        To facilitate subsequent transfers, all Series A Preferred Units deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series A Preferred Units with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series A Preferred Units; DTC's records reflect only the identity of the Direct Participants to whose accounts such Series A Preferred Units are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to DTC. If less than all of the Series A Preferred Units within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Series A Preferred Units unless authorized by a Direct Participant in accordance with DTC's MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Series A Preferred Units are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Redemption proceeds and distributions on the Series A Preferred Units will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or American Stock Transfer & Trust Company, LLC on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, its nominee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        Except as provided herein, a Beneficial Owner of the Series A Preferred Units will not be entitled to receive physical delivery of the Series A Preferred Units. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series A Preferred Units. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Series A Preferred Units.

        DTC may discontinue providing its services as depository with respect to the Series A Preferred Units at any time by giving us reasonable notice. Under such circumstances, in the event that a successor depository is not obtained, unit certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, unit certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

 ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This summary supplements the discussion contained under the caption "Material U.S. Federal Tax Considerations" in the accompanying prospectus and should be read in conjunction therewith. Potential holders of Series A Preferred Units are encouraged to consult their own tax advisors regarding the U.S. federal income tax considerations applicable to the acquisition, ownership, and disposition of the Series A Preferred Units.

  Treatment of the Series A Preferred Units; Allocation of Profits and Losses

        We will treat the Series A Preferred Units as partnership interests in us that will be subject to the tax considerations generally discussed in the accompanying prospectus under "Material U.S. Federal Tax Considerations—Consequences to U.S Holders of Units." In general, we will specially allocate to the Series A Preferred Units items of our gross ordinary income in an amount equal to the distributions paid in respect of the Series A Preferred Units during the taxable year. The gross ordinary income allocated to a holder of Series A Preferred Units will generally have the same character as our gross ordinary income (e.g., interest, dividends, rents from real property, UBTI, etc.). If our cumulative distributions to the Series A Preferred Units in prior years exceeded the cumulative gross ordinary income allocated to the Series A Preferred Units, we will allocate additional gross ordinary income to the Series A Preferred Units until such excess is eliminated. In such circumstance, the gross ordinary income allocated to holders of the Series A Preferred Units during a taxable year would exceed the distributions to the Series A Preferred Units during such taxable year. We, however, expect to have sufficient gross ordinary income each taxable year to be able to allocate gross ordinary income to the Series A Preferred Units in an amount equal to the distributions paid on the Series A Preferred Units.

        As described in "Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Units" in the accompanying prospectus, allocations of our items of income, gain, loss, deduction and credit will be determined in accordance with our limited partnership agreement, provided such allocations either have "substantial economic effect" or are determined to be in accordance with such holder's interest in us. No assurance can be provided that our allocation of gross ordinary income in respect of the Series A Preferred Units will be treated as having "substantial economic effect" or will be treated as being in accordance with such holder's interest in us. Accordingly, it is possible that holders could be allocated losses or expenses, some of which may not be deductible. In this event, the holder would be subject to tax in a given taxable year on net amounts allocable to it, which may exceed the amount of their distributions.

        We will treat any distribution on the Series A Preferred Units as a distribution on a partnership interest subject to the treatment discussed in "Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Units—Treatment of Distributions" in the accompanying prospectus. If the distributions paid to a holder of Series A Preferred Units in a taxable year exceed the amount of the gross ordinary income allocated to such holder, then the holder's capital account balance will be reduced by the excess, which may affect the amount that the holder of Series A Preferred Units would receive on Liquidation. As described above, in the event that this results in the cumulative distributions exceeding the cumulative gross ordinary income allocated to the Series A Preferred Units, we will allocate additional gross ordinary income in future years until such excess is eliminated, which would increase the capital account balance of the holder of Series A Preferred Units. As noted above, we expect to have sufficient gross ordinary income each taxable year to be able to allocate gross ordinary income to the Series A Preferred Units in an amount equal to the distributions paid on the Series A Preferred Units.

        While distributions (if any) with respect to a Series A Preferred Unit will be made on a quarterly basis, under the allocation methodology we have adopted, we will prorate the total amount of gross ordinary income allocated to a Series A Preferred Unit for a taxable year among holders of the Series A Preferred Unit on a monthly basis. As a result, the holder of a Series A Preferred Unit who does not hold the unit through the record date for a distribution may be allocated gross ordinary income even though no distribution is received. Series A Preferred Unitholders will remain liable for any income taxes associated with allocations of gross ordinary income even if they do not receive a distribution with respect to their Series A Preferred Units or if the amount of such allocations exceed the amount of distributions they receive with respect to their Series A Preferred Units. Instead, any such gross ordinary income allocation will increase the unitholder's adjusted basis in its Series A Preferred Units.

        The treatment of interests in a partnership such as the Series A Preferred Units and the payments received in respect of such interests is uncertain. The IRS may contend that payments on the Series A Preferred Units represent "guaranteed payments," which would generally be treated as ordinary income but may not have the same character when received by a holder as our gross ordinary income had when earned by us. If distributions on the Series A Preferred Units are treated as "guaranteed payments," a holder's taxable income would be equal to the guaranteed payment accrued or received, regardless of the amount of our gross ordinary income. Potential holders of Series A Preferred Units are encouraged to consult their own tax advisors regarding the treatment of payments on the Series A Preferred Units as "guaranteed payments."

  Effectively Connected Income and Withholding

        We expect that a portion of our income will be treated as ECI with respect to non-U.S. holders of Series A Preferred Units, including by reason of investments in certain U.S. real property interests. If any of our income is treated as ECI, non-U.S. holders of Series A Preferred Units generally would be subject to withholding tax on any actual distributions, would be required to file a U.S. federal income tax return for such year reporting their allocable share of income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income. Non-U.S. holders may also be subject to state and local income taxes and be required to file state and local income tax returns with respect to their allocable shares of ECI. Non-U.S. holders of Series A Preferred Units that are corporations may also be subject to a 30% branch profits tax (potentially reduced under an applicable treaty) on the amount of such income allocated to them. In addition, distributions to non-U.S. holders of Series A Preferred Units that are attributable to profits on the sale of a U.S. real property interest may also be subject to U.S. withholding tax. Also, non-U.S. holders may be subject to 30% withholding on allocations of our income that is U.S. source fixed or determinable annual or periodic income under the Code, unless an exemption from or a reduced rate of such withholding applies (under an applicable treaty of the Code) and certain tax status information is provided; we will generally withhold the amounts when we distribute the income. Finally, if we are treated as being engaged in a U.S. trade or business or hold U.S. real property interests, a portion of any gain recognized by non-U.S. holders on the sale or exchange of Series A Preferred Units may be treated for U.S. federal income tax purposes as ECI, and hence such non-U.S. holders could be subject to U.S. federal income tax on the sale or exchange of Series A Preferred Units.

  Unrelated Business Taxable Income

        Because we have incurred "acquisition indebtedness" with respect to certain investments we hold (either directly or indirectly through subsidiaries that are treated as partnerships or disregarded for U.S. federal income tax purposes), a proportionate share of a holder's income from us with respect to such investments may be treated as UBTI. Accordingly, tax-exempt holders of our Series A Preferred Units may recognize UBTI. Tax-exempt holders of our Series A Preferred Units are strongly urged to consult their tax advisors regarding the tax consequences of owning our units.

UNDERWRITING

        Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of Series A Preferred Units set forth opposite the underwriter's name.

Underwriter	Number of Series A Preferred Units
Morgan Stanley & Co. LLC	3,190,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,190,000
Wells Fargo Securities, LLC	3,190,000
Citigroup Global Markets Inc.	385,000
RBC Capital Markets, LLC	385,000
Barclays Capital Inc.	110,000
BNY Mellon Capital Markets, LLC	110,000
Deutsche Bank Securities Inc.	110,000
Mitsubishi UFJ Securities (USA), Inc.	110,000
SMBC Nikko Securities America, Inc.	110,000
U.S. Bancorp Investments, Inc.	110,000

Total	11,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the Series A Preferred Units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Series A Preferred Units (other than those covered by the over-allotment option described below) if they purchase any of the Series A Preferred Units.

        The Series A Preferred Units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Series A Preferred Units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.50 per unit. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.45 per unit on sales to other dealers. If all the Series A Preferred Units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

        If the underwriters sell more Series A Preferred Units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,650,000 additional Series A Preferred Units at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional Series A Preferred Units approximately proportionate to that underwriter's initial purchase commitment. Any Series A Preferred Units issued or sold under the option will be issued and sold on the same terms and conditions as the other Series A Preferred Units that are the subject of this offering.

        We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act") relating to, any debt securities issued or guaranteed by Ares Management, L.P. or any units of any class of partnership interests of Ares Management, L.P. (other than the Series A Preferred Units) that is preferred as to the payment of distributions, or as to the distribution of assets upon any liquidation or dissolution of Ares Management, L.P., over units of any other class of partnership interests of Ares Management, L.P. (including any units of any class of partnership interests of Ares Management, L.P. (other than the Series A Preferred Units) that ranks equally with the Series A Preferred Units as to the payment of distributions or as to the distribution of assets upon any liquidation or dissolution of Ares Management, L.P.), or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such debt securities or units, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such debt securities or units, in cash or otherwise; provided that the we may issue and sell the Series A Preferred Units to the underwriters pursuant to the underwriting agreement.

        We intend to apply to list the Series A Preferred Units on the NYSE under the symbol "ARES PR A." If the application is approved, we expect trading in the Series A Preferred Units on the NYSE to begin within 30 days after the Series A Preferred Units are first issued.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Paid by Us
	No Exercise		Full Exercise
Per unit	$0.7678	(1)	$0.7704	(2)
Total	$8,446,300		$9,745,675

(1)
The underwriting discount will be $0.7875 per Series A Preferred Unit for retail orders and $0.5000 per Series A Preferred Unit for institutional orders. The underwriting discount per unit represents a weighted average based on retail and institutional order allocation and is rounded to the nearest ten thousandths of a dollar.

(2)
Assumes an underwriting discount for retail orders of $0.7875 per Series A Preferred Unit for any Series A Preferred Units sold pursuant to the over-allotment option. The underwriting discount per unit represents a weighted average based on retail and institutional order allocation and is rounded to the nearest ten thousandths of a dollar.

        The estimated offering expenses payable by us (excluding the underwriting discount) are approximately $1.35 million, which includes legal, accounting and printing costs and various other fees associated with registering the Series A Preferred Units. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $10,000.

        In connection with the offering, the underwriters may purchase and sell Series A Preferred Units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases. Short sales involve secondary market sales by the underwriters of a greater number of Series A Preferred Units than they are required to purchase in the offering. "Covered" short sales are sales of Series A Preferred Units in an amount up to the number of Series A Preferred Units represented by the underwriters' over-allotment option. "Naked" short sales are sales of Series A Preferred Units in an amount in excess of the number of Series A Preferred Units represented by the underwriters' over-allotment option. Covering transactions involve purchases of Series A Preferred Units either pursuant to the underwriters' over-allotment option or in the open market after the distribution has been completed to cover short positions. To close a naked short position, the underwriters must purchase Series A Preferred Units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series A Preferred Units in the open market after pricing that could adversely affect investors who purchase in the offering. To close a covered short position, the underwriters must purchase Series A Preferred Units in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of Series A Preferred Units to close the covered short position, the underwriters will consider, among other things, the price of Series A Preferred Units available for purchase in the open market as compared to the price at which they may purchase Series A Preferred Units through the over-allotment option. Stabilizing transactions involve bids to purchase Series A Preferred Units so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Series A Preferred Units. They may also cause the price of the Series A Preferred Units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We expect to deliver the Series A Preferred Units against payment for the Series A Preferred Units on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Series A Preferred Units ("T+5"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series A Preferred Units on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Series A Preferred Units initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

        The underwriters and their respective affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lead arranger and joint bookrunner, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as syndication agent, affiliates of Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC act as documentation agents and affiliates of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are lenders under the credit facility of our indirect subsidiaries. To the extent that net proceeds from this offering are applied to temporarily repay borrowings under our Credit Facility, affiliates of the underwriters that are lenders under the credit facility of our indirect subsidiaries will receive proceeds from this offering through the repayment of those borrowings.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series A Preferred Units. Any such short positions could adversely affect future trading prices of the Series A Preferred Units. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        Because the Financial Industry Regulatory Authority views our common units as interests in a direct participation program, any offering of Series A Preferred Units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series A Preferred Units may not be circulated or distributed, nor may the Series A Preferred Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SPA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SPA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SPA, in each case subject to compliance with conditions set forth in the SPA.

        Where the Series A Preferred Units are subscribed or purchased under Section 275 of the SPA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SPA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Series A Preferred Units pursuant to an offer made under Section 275 of the SPA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SPA) or to a relevant person defined in Section 275(2) of the SPA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SPA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

 LEGAL MATTERS

        The validity of the preferred units being offered hereby will be passed upon for us by Proskauer Rose LLP, Los Angeles, California. Proskauer Rose LLP and Simpson Thacher & Bartlett LLP have provided tax opinions in connection with the preferred units being offered hereby. Certain legal matters related to compliance with the Investment Company Act of 1940, as amended, will be passed upon for us by Simpson Thacher & Bartlett LLP. Proskauer Rose LLP and Simpson Thacher & Bartlett LLP have from time to time represented certain of the underwriters on unrelated matters. The underwriters have been represented by Latham & Watkins LLP, Los Angeles, California, in connection with this offering. Latham & Watkins LLP has from time to time represented Ares and its affiliates on unrelated matters.

 EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from our annual report on Form 10-K for the year ended December 31, 2015 and the effectiveness of our internal control over financial reporting have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the units offered in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the units covered by this prospectus supplement and the accompanying prospectus, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports and other information with the SEC. You may inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. We intend to make available to our unitholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the units covered by of this prospectus supplement and the accompanying prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

        We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 29, 2016 (File No. 001-36429);

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 10, 2016 (File No. 001-36429);

  •
  Current Reports on Form 8-K dated May 23, 2016 (filed on May 23, 2016) and May 23, 2016 (filed on May 26, 2016) (File Nos. 001-36429);

  •
  Registration Statement on Form 8-A for registration of the common units pursuant to Section 12(b) of the Exchange Act, filed on April 28, 2014; and

  •
  All documents filed, but not furnished, by Ares Management, L.P. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement and the accompanying prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from Ares Management, L.P., 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. You also may contact us at (310) 201-4100 or visit our website at http://www.aresmgmt.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus supplement or the accompanying prospectus, and you should not rely on any such information in making your decision whether to invest in the units covered by this prospectus supplement and the accompanying prospectus.

Common Units Representing Limited Partner Interests

Preferred Units Representing Limited Partner Interests

Ares Management, L.P.

        Ares Management, L.P. may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, limited partnership interests in Ares Management, L.P. in the form of common units or preferred units.

        This prospectus describes the general manner in which these securities may be offered and sold. We will provide the specific terms of any offering of these securities in a prospectus supplement. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

        These securities will be sold on a firm commitment underwriting basis. We reserve the sole right to accept, and we and the underwriters reserve the right to reject, in whole or in part, any proposed purchase of these securities. The applicable prospectus supplement will set forth the names of the underwriters, any applicable commissions or discounts payable to them and the specific terms of the plan of distribution. Our net proceeds from the sale of these securities also will be set forth in the applicable prospectus supplement.

        Our common units are listed on the New York Stock Exchange under the symbol "ARES." The last reported sale price of our common units on May 6, 2016 was $14.15 per common unit.

        Investing in our securities involves risks. Limited partnerships are inherently different than corporations. See "Risk Factors" on page 2 of this prospectus and in the "Risk Factors" section of our periodic reports filed with the Securities and Exchange Commission.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2016.

        We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. We are offering to sell, and seeking offers to buy, only our units covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the units covered by this prospectus.

        You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus and the applicable prospectus supplement in amounts, at prices and on other terms to be determined at the time of the offering. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits.

        In this prospectus, unless the context suggests otherwise, references to:

  •
  "Ares," "we," "us" and "our" refer to our businesses, both before and after the consummation of our reorganization into a holding partnership structure;

  •
  "Ares Operating Group" refer to, collectively, Ares Holdings L.P., Ares Domestic Holdings L.P., Ares Offshore Holdings L.P., Ares Investments L.P. and Ares Real Estate Holdings L.P.;

  •
  "Ares Operating Group Unit" or an "AOG Unit" refer to, collectively, a partnership unit in each of the Ares Operating Group entities;

  •
  "assets under management" or "AUM" refer to the assets we manage. For our funds other than collateralized loan obligations ("CLOs"), our AUM represents the sum of the net asset value of such funds, the drawn and undrawn debt (at the fund-level including amounts subject to restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods). For our funds that are CLOs, our AUM represents subordinated notes (equity) plus all drawn and undrawn debt tranches;

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  "Co-Founders" refer to Michael Arougheti, David Kaplan, John Kissick, Antony Ressler and Bennett Rosenthal;

i

  •
  "our funds" refer to the funds, alternative asset companies, co-investment vehicles and other entities and accounts that are managed or co-managed by the Ares Operating Group, and which are structured to pay fees. It also includes funds managed by Ivy Hill Asset Management, L.P., a wholly owned portfolio company of Ares Capital Corporation (NASDAQ: ARCC), and a registered investment adviser;

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  "our general partner" refer to Ares Management GP LLC, an entity wholly owned by Ares Partners Holdco LLC, which is in turn owned and controlled by our Co- Founders;

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  "our limited partnership agreement" refer to the Amended and Restated Limited Partnership of Ares Management, L.P., by and among our general partner and the limited partners party thereto, as it may be amended from time to time;

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  "Predecessors" refer to Ares Holdings Inc. and Ares Investments LLC, our accounting predecessors, as well as their wholly owned subsidiaries and managed funds, in each case prior to the reorganization on May 1, 2014 in connection with our initial public offering;

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  "unitholders" refer to the holders of any limited partnership interest in Ares Management, L.P., whether common or preferred; and

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  "units" refer to any limited partnership interest in Ares Management, L.P., including common units and preferred units.

        Certain of the terms used in this prospectus, including AUM, may not be comparable to similarly titled measures used by other companies. In addition, our definition of AUM is not based on any definition of AUM that is set forth in the agreements governing the investment funds that we manage and may differ from definitions of AUM set forth in other agreements to which we are a party from time to time. Amounts and percentages throughout this prospectus may reflect rounding adjustments and consequently totals may not appear to sum.

ii

ARES

        This prospectus contains certain information about Ares Management, L.P. and our units. This prospectus is not complete and does not contain all of the information that you should consider before making an investment in the units covered by this prospectus. You should read carefully the information appearing in this prospectus and in any prospectus supplement we may provide to you in connection with an offering of the units covered by this prospectus and in the documents incorporated and deemed to be incorporated by reference in this prospectus.

        Ares is a leading global alternative asset manager with approximately $94 billion of assets under management and approximately 870 employees in over 15 offices across the United States, Europe and Asia, all as of December 31, 2015. We offer our investors a range of investment strategies and seek to deliver attractive performance to a growing investor base that includes approximately 680 direct institutional relationships and a significant retail investor base across our publicly traded and sub-advised funds. Since our inception in 1997, we have adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns through market cycles. Ares believes each of its distinct but complementary investment groups, which as of December 31, 2015 were organized in four business lines comprised of Tradable Credit, Direct Lending, Private Equity and Real Estate, is a market leader based on assets under management and investment performance. In February 2016, we announced the combination of the Tradable Credit and Direct Lending Groups to form the Credit Group and, as such, we now operate through three business lines. We believe we have created value for our stakeholders not only through our investment performance but also by expanding our product offering, enhancing our distribution channels, increasing our global presence, investing in our non-investment functions, securing strategic partnerships and completing accretive acquisitions and portfolio purchases.

        Ares Management, L.P. was formed in Delaware on November 15, 2013. Our principal executive offices are located at 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067, and our telephone number is (310) 201-4100.

 RISK FACTORS

        Investing in the units covered by this prospectus involves various risks. You should carefully consider each of the risks described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016 and incorporated by reference in this prospectus, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov, and all of the other information included or incorporated by reference in this prospectus, and in any prospectus supplement that we provide you in connection with an offering of units covered by this prospectus. The risks and uncertainties discussed in the documents referred to above and other matters discussed in those documents could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our common units or preferred units. Moreover, the risks and uncertainties discussed in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our common units or preferred units could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of those words or other comparable words. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Some of these factors are described under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016 and incorporated by reference in this prospectus, and in this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the risk factors, as such factors may be updated from time to time, and other cautionary statements that are included in this prospectus and in our other periodic filings, which are accessible on the SEC's website at www.sec.gov. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these forward-looking statements. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Therefore, you should not place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

 USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement prepared in connection with an offering of units covered by this prospectus, the net proceeds from the sale of the units covered by this prospectus will be used for general corporate purposes. General corporate purposes may include repayment, repurchase or redemption of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested or temporarily used to repay indebtedness prior to deployment for their intended purposes.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner or its affiliates or associates (including each party's respective owners), including the Co-Founders, on the one hand, and us, our subsidiaries or our unitholders, on the other hand.

        Whenever a potential conflict arises between our general partner or its affiliates or associates, on the one hand, and us, our subsidiaries or our unitholders, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that reduce and eliminate our general partner's and its affiliates' and associates' duties (including fiduciary duties) to us and the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that without those limitations might constitute breaches of duty (including fiduciary duties).

        Our partnership agreement provides that our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution or course of action in respect of the conflict of interest is approved by:

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  the conflicts committee, although our general partner is not obligated to seek such approval;

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  the vote of a majority of the voting power of our voting units, excluding any voting units owned by our general partner, the members of Ares Partners Holdco LLC and any of their respective affiliates, although our general partner is not obligated to seek such approval; or

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  our general partner in its good faith.

        Our general partner may, but is not required to, seek the approval of such resolution or course of action from the conflicts committee or the holders of our voting units. If our general partner does not seek approval from the conflicts committee or the holders of our voting units and our general partner subjectively believes that the resolution or course of action taken with respect to the conflict of interest was not opposed to our best interests, then it will be conclusively deemed that such determination was made in good faith and shall not be a breach of our partnership agreement or any duty. In any proceeding brought by or on behalf of any limited partner or us or any other person bound by our partnership agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee each may consider any factors it determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.

        The standards set forth in the three bullet points above establish the procedures by which conflict of interest situations are to be resolved pursuant to our partnership agreement. These procedures benefit our general partner by providing our general partner with significant flexibility with respect to its ability to make decisions and pursue actions involving conflicts of interest. Given the significant flexibility afforded our general partner to resolve conflicts of interest—including that our general partner has the right to determine not to seek the approval of our unitholders or conflicts committee with respect to the resolution of such conflicts—our general partner may resolve conflicts of interest pursuant to our partnership agreement in a manner that our unitholders may not believe to be in their or in our best interests. Neither our unitholders nor we will have any recourse against our general partner if our general partner satisfies one of the standards described in the three bullet points above.

        In addition to the provisions relating to conflicts of interest, our partnership agreement contains provisions that waive or consent to conduct by our general partner or its affiliates or associates that might otherwise raise issues about compliance with fiduciary duties or otherwise applicable law. For example, our partnership agreement provides that when our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its "sole discretion" or "discretion" or under a grant of similar authority or latitude or pursuant to any provision not subject to an express standard of "good faith," then our general partner will be entitled to consider only such interests and factors as it desires, including its own interests and the interests of the Co-Founders, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our unitholders and will not be subject to any different standards imposed by our partnership agreement, or otherwise existing at law, in equity or otherwise. These modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and our unitholders will only have recourse and be able to seek remedies against our general partner if our general partner breaches its obligations pursuant to our partnership agreement, even if our general partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our partnership agreement, our partnership agreement provides that our general partner and its members, managers, officers and directors will not be liable to us or our unitholders for any acts or omissions unless there has been a final and non-appealable entered judgment by a court of competent jurisdiction determining that our general partner or its members, managers, officers and directors acted in bad faith or with criminal intent. These modifications are detrimental to our unitholders because they restrict the remedies available to our unitholders for actions that without those limitations might constitute breaches of duty (including fiduciary duty).

Potential Conflicts

        Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash flow from operations available for distribution to our unitholders.

        The amount of cash flow from operations that is available for distribution to our unitholders is affected by decisions of our general partner regarding such matters as:

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  the amount and timing of cash expenditures, including those relating to compensation;

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  the amount and timing of investments and dispositions;

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  levels of indebtedness;

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  tax matters;

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  levels of reserves; and

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  issuances of additional partnership securities.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders. Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates or associates on terms that our general partner agrees to in good faith.

We reimburse our general partner for expenses.

        We reimburse our general partner for all costs, fees and expenses incurred by our general partner (or any direct or indirect equityholders of our general partner) in managing us or allocable to us or otherwise incurred operating us as determined by our general partner, in its sole discretion, and for example, we do not elect, appoint or employ any directors, officers or other employees. All of those persons are elected, appointed or employed by our general partner on our behalf, and accordingly we will reimburse our general partner for the costs and expenses associated with retaining and employing such directors, officers and other employees.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner, its assets or its owners. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. The limitation on our general partner's liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

Our unitholders will have no right to enforce obligations of our general partner and its affiliates or associates under agreements with us.

        Any agreements between us, on the one hand, and our general partner or its affiliates or associates, on the other, do not and will not grant to our unitholders, separate and apart from us, the right to enforce the obligations of our general partner or its affiliates or associates in our favor.

Contracts between us, on the one hand, and our general partner or its affiliates or associates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine in its sole discretion any amounts to pay itself for any services rendered to us by our general partner (or any direct or indirect equityholders of our general partner). Our general partner may also enter into additional contractual arrangements with any of its affiliates or associates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us on the one hand, and our general partner or its affiliates or associates on the other, are or will be the result of arm's-length negotiations.

        Our general partner will determine the terms of any of these transactions entered into after this offering on terms to which it agrees in good faith.

        Our general partner and its affiliates and associates have no obligation to permit us to use any facilities or assets of our general partner or its affiliates or associates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner or its affiliates or associates to enter into any contracts of this kind.

Our units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase units as provided in our partnership agreement or assign this right to one of its affiliates or associates or to us. Our general partner may use its sole discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a unitholder may have units purchased from him, her or it at an undesirable time or price. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Limited Call Right."

We may choose not to retain separate counsel for ourselves or for our unitholders.

        Attorneys, independent accountants and others who perform services for us are selected by our general partner, and may perform services for our general partner and its affiliates or associates. We are not required to retain separate counsel for ourselves or our unitholders in the event of a conflict of interest between our general partner or its affiliates or associates on the one hand, and us or our unitholders on the other.

Our general partner's affiliates may compete with us.

        Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than activities incidental to its ownership of interests in us. Our partnership agreement does not prohibit affiliates of our general partner, including the Co-Founders, from engaging in other businesses or activities, including those that might compete directly with us.

Certain of our subsidiaries have obligations to investors in our funds and may have obligations to other third parties that may conflict with your interests.

        Our subsidiaries that serve as the general partners of our funds have fiduciary and contractual obligations to the investors in those funds and some of our subsidiaries may have contractual duties to other third parties. As a result, we expect to regularly take actions with respect to the allocation of investments among our funds (including funds that have different fee structures), the purchase or sale of investments in our funds, the structuring of investment transactions for those funds, the advice we provide or otherwise that comply with these fiduciary and contractual obligations. In addition, directors and officers of our general partner and our personnel have made personal investments in a variety of our funds, which may result in conflicts of interest among investors in our funds or our unitholders regarding investment decisions for these funds. Some of these actions might at the same time adversely affect our near-term results of operations or cash flow.

Tax considerations of our senior professional owners may conflict with your interests.

        Because our senior professional owners hold their Ares Operating Group Units directly or through entities that are not subject to corporate income taxation and Ares Management, L.P. holds Ares Operating Group Units directly or through direct subsidiaries, at least one of which is subject to taxation as a corporation in the United States, conflicts may arise between our senior professional owners and Ares Management, L.P. relating to the selection and structuring of investments. Our unitholders will be deemed to expressly acknowledge that our general partner is under no obligation to consider the separate interests of our unitholders (including among other things the tax consequences to our unitholders) in deciding whether to cause us to take (or decline to take) any actions.

Fiduciary Duties

        Duties owed to us and our unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Limited Partnership Act provides that Delaware limited partnerships may in their partnership agreements expand, restrict or eliminate the duties (including fiduciary duties) otherwise owed by a general partner or any other person to limited partners and the partnership.

        Our partnership agreement contains provisions that eliminate the fiduciary duties that otherwise would be owed by our general partner and its affiliates and associates to us and our unitholders at law or in equity. Accordingly, our general partner and its affiliates and associates are only subject to the contractual duties set forth in our partnership agreement and, to the extent a party to our partnership agreement, to the implied contractual covenant of good faith and fair dealing. We have adopted these modifications to allow our general partner and its affiliates and associates to engage in transactions with us that might otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests and the interests of the unitholders when resolving conflicts of interest. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. These modifications are detrimental to our unitholders because they restrict the remedies available to unitholders for actions that without those limitations might constitute breaches of duty (including a fiduciary duty), as described below, and they permit our general partner and its affiliates and associates to take into account their own interests and the interests of third parties in addition to our interests and the interests of the unitholders when resolving conflicts of interest.

        The following is a summary of the duties owed by our general partner to the limited partners under our partnership agreement as compared to the default fiduciary duty standards that otherwise would be owed by our general partner to the limited partners at law or in equity:

State Law Fiduciary Duty Standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a partnership agreement providing otherwise, the duty of care would generally require a general partner to inform itself prior to making a business decision of all material information reasonably available to it. In the absence of a provision in a partnership agreement providing otherwise, the duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction that is not fair to and in the best interests of the partnership where a conflict of interest is present.
Partnership Agreement Modified Standards
General. Our partnership agreement contains provisions that waive duties of or consent to conduct by our general partner and its affiliates and associates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its "discretion" or "sole discretion" or under a grant of similar authority or latitude or pursuant to any provision of our partnership agreement not subject to an express standard of "good faith," then our general partner will not be subject to any fiduciary duty and will be entitled to consider only such interests and factors as it desires, including its own interests and the interests of the Co-Founders, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any factors affecting us or any limited partners, including our unitholders, and will not be subject to any different standards imposed by our partnership agreement or otherwise existing at law, in equity or otherwise. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner and its affiliates and associates, our partnership agreement further provides that our general partner and its members, managers, officers and directors will not be liable to us, our limited partners, including our unitholders, or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its members, managers, officers or directors acted in bad faith or with criminal intent.

Special Provisions Regarding Affiliated Transactions. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of holders of voting units (excluding voting units owned by the general partner and its affiliates and associates) and that are not approved by the conflicts committee of the board of directors of our general partner or by our general partner in good faith will conclusively be deemed approved by the partnership and all partners, and will not constitute a breach of our partnership agreement or of any duty (including any fiduciary duty) existing at law, in equity or otherwise, unless our general partner subjectively believes that the resolution or course of action in respect of such conflict of interest is opposed to the best interests of the partnership.

In any proceeding brought by or on behalf of any limited partner, including our unitholders, or our partnership or any other person bound by our partnership agreement, the person bringing or prosecuting such proceeding will have the burden of proving that the general partner subjectively believed that such resolution or course of action was opposed to the best interests of the partnership. These standards reduce the obligations to which our general partner would otherwise be held.
Rights and Remedies of Unitholders Restricted by Modified Standards
The Delaware Limited Partnership Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself, herself or itself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        By holding the units, each unitholder will automatically agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Limited Partnership Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a unitholder to sign our partnership agreement will not render our partnership agreement unenforceable against that person.

        We have agreed to indemnify our general partner, any departing general partner, any person who is or was a tax matters partner, partnership representative, member, manager, officer or director of our general partner or any departing general partner, any member, manager, officer or directors of our general partner or any departing general partner who is or was serving at the request of our general partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, member, representative, agent or adviser of another person, any person who controls our general partner or any departing general partner, any person who is named in the registration statement of which this prospectus forms a part as being or about to become a director of our general partner, or any person designated by our general partner as an indemnitee in its sole and absolute discretion. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. We have also agreed to provide this indemnification for criminal proceedings. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission such indemnification is contrary to public policy and therefore unenforceable. See "Material Provisions of Ares Management, L.P. Partnership Agreement—Indemnification."

RATIO OF COMBINED FIXED CHARGES AND PREFERRED EQUITY DISTRIBUTIONS TO EARNINGS

        The following table presents the ratio of combined fixed charges and preferred equity distributions to earnings for us and our consolidated subsidiaries for the periods indicated. For the purposes of calculating the ratio of combined fixed charges and preferred equity distributions to earnings, "fixed charges" consist of interest incurred on all indebtedness and amortization of capitalized expenses relating to indebtedness. "Earnings" consist of the sum of (i) pre-tax income before adjustment for non-controlling interests in consolidated entities or income or loss from equity investees, (ii) fixed charges and (iii) distributed income of equity investees, less the sum of (i) preference security dividend requirements of consolidated subsidiaries and (ii) non-controlling interests in pre-tax income of subsidiaries that have not incurred fixed charges.

	Year Ended December 31,
	2015	2014	2013	2012	2011
			(Predecessor)	(Predecessor)	(Predecessor)
Ratio of combined fixed charges and preferred equity distributions to earnings	5.2x	15.2x	23.9x	36.2x	20.7x

 DESCRIPTION OF UNITS

Common Units

        Our common units represent limited partner interests in Ares Management, L.P. The holders of our common units are entitled to participate in our distributions and exercise the rights or privileges that will be available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of our common units in and to our distributions, see "Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Distribution Policy for Common Units" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016 and incorporated by reference in this prospectus. For a description of the rights and privileges of limited partners that are available under our partnership agreement, including voting rights, see "Material Provisions of Ares Management, L.P. Partnership Agreement."

        Unless our general partner determines otherwise, we will issue all our common units in uncertificated form.

Listing

        Our common units are listed on the NYSE under the symbol "ARES."

Transfer Agent and Registrar

        American Stock Transfer and Trust Company is the registrar and transfer agent for our common units. You may contact the registrar and transfer agent at 6201 15th Avenue, Brooklyn, New York 11219.

Preferred Units

        The following is a summary of some of the terms of the preferred units of Ares Management, L.P. We will provide specific terms of any offering of preferred units in a prospectus supplement.

Authorized Preferred Units

        We are authorized to issue, for the consideration and on the terms and conditions established by the board of directors of our general partner in its sole discretion and without the approval of any limited partners, an unlimited number of preferred units.

        The board of directors of our general partner may, without further action by the holders of our common units or any outstanding class of preferred units (in each case unless required by the rules of any applicable stock exchange), cause us to issue from time to time one or more other classes or series of our units, including one or more classes of preferred units. The board of directors of our general partner may determine, in its sole discretion, the terms, designations, preferences, rights, powers and duties of any such future preferred units, including:

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  the ranking of such preferred units relative to our other units;

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  the right to share in allocations of partnership income and loss;

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  the right to share in partnership distributions;

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  the rights upon our dissolution and liquidation;

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  whether, and the terms and conditions upon which, such preferred units are redeemable;

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  whether, and the terms and conditions upon which, such preferred units may be converted or exchanged;

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  the terms and conditions upon which such preferred unit will be issued; and

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  the right, if any, of the holder of each such preferred unit to vote on matters as a limited partner of the partnership, including matters relating to the relative designations, preferences, rights, powers and duties of such preferred units.

Restrictions on Ownership and Transfer

        One of our direct subsidiaries, Ares Real Estate Holdings LLC, has been structured as a REIT. For Ares Real Estate Holdings LLC to qualify as a REIT, it cannot be "closely held" under Section 856(h) of the Internal Revenue Code of 1986, as amended (the "Code"); that is, five or fewer individuals (as specially defined in the Code to include specified private foundations, employee benefit plans and trusts and charitable trusts and subject to certain constructive ownership rules) may not own, directly or indirectly, more than 50% in value of our outstanding common units or preferred units (if any) during the last half of a taxable year.

        We may prohibit certain acquisitions and transfers of common units and preferred units so as to ensure Ares Real Estate Holdings LLC's continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Our partnership agreement provides (subject to certain exceptions) that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the lesser of 7.5% of (i) with respect to common units, the number of all outstanding common units and, with respect to preferred units (if any), the number of all outstanding preferred units, and (ii) the value of all outstanding units.

        Our general partner, in its sole discretion, may waive this ownership limit (prospectively or retroactively) if evidence satisfactory to it, including certain representations and undertakings required by our partnership agreement, is presented that such ownership will not then or in the future jeopardize Ares Real Estate Holdings LLC's status as a REIT. Also, these restrictions on transferability and ownership will not apply if our general partner determines that it is no longer in Ares Real Estate Holdings LLC's best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for Ares Real Estate Holdings LLC to qualify as a REIT.

        Our general partner has established an excepted holder limit for existing owners who would otherwise exceed the ownership limit.

        In the case of any attempted transfer of our common units or preferred units which, if effective, would result in a violation of this ownership limitation, then the number of common units or preferred units causing the violation (rounded up to the nearest whole common unit or preferred unit, as applicable) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such common units or preferred units. To avoid confusion, these common units or preferred units so transferred to a beneficial trust will be referred to in this prospectus as "Excess Units." Excess Units will remain issued and outstanding common units or preferred units, as applicable, and will be entitled to the same rights and privileges as all other common units or preferred units. The trustee of the beneficial trust, as holder of the Excess Units, will be entitled to receive all distributions authorized by our general partner on such common units or preferred units for the benefit of the charitable beneficiary. Our partnership agreement further entitles the trustee of the beneficial trust to vote all Excess Units. If a transfer to the trust would be ineffective for any reason to prevent a violation of any of the ownership limitation, the transfer resulting in such violation will be void from the time of such purported transfer.

        The trustee of the beneficial trust will select a transferee to whom the Excess Units may be sold as long as such sale does not violate the 7.5% ownership limit. Upon sale of the Excess Units, the intended transferee (the transferee of the Excess Units whose ownership would have violated the 7.5% ownership limit) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per common unit or preferred unit, as applicable, the intended transferee paid for the Excess Units (or, in the case of a gift or devise to the intended transferee, the price per common unit or preferred unit equal to the market value per common unit or preferred unit on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

        In addition, we have the right to purchase any Excess Units at the lesser of (a) the price per common unit or preferred unit, as applicable, paid in the transfer that created the Excess Units (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (b) the market price on the date we, or our designee, exercise such right. We may reduce the amount payable to the intended transferee by the amount of distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. We will have the right to purchase the Excess Units until the trustee has sold the common units or preferred units, as applicable. Upon a sale to us, the interest of the charitable beneficiary in the common units or preferred sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.

        Any person who (a) acquires or attempts or intends to acquire common units or preferred units in violation of the foregoing ownership limitation, or (b) would have owned common units or preferred units that resulted in a transfer to a charitable trust, is required to give us immediate written notice or, in the case of a proposed or intended transaction, 15 days' written notice. In both cases, such persons must provide to us such other information as we may request to determine the effect, if any, of such transfer on Ares Real Estate Holdings LLC's status as a REIT. The foregoing restrictions will continue to apply until our general partner determines it is no longer in our best interest to continue to qualify Ares Real Estate Holdings LLC as a REIT.

        The 7.5% ownership limit does not apply to the underwriters in a public offering of common units or preferred units (if any). Any person who owns more than 5% of our outstanding common units or preferred units during any taxable year will be asked to deliver a statement or affidavit setting forth the name and address of such owner, the number of common units and preferred units beneficially owned, directly or indirectly, and a description of the manner in which such common units and preferred units are held. Each such person also must provide us with such additional information as we may request to determine the effect of such ownership on Ares Real Estate Holdings LLC's status as a REIT and to ensure compliance with the 7.5% ownership limit.

Transfer of Units

        By acceptance of the transfer of our common units or preferred units in accordance with our limited partnership agreement, each transferee of our common units or preferred units will be admitted as a unitholder with respect to the common units or preferred units transferred when such transfer and admission is reflected in our books and records, with or without execution of our limited partnership agreement. Additionally, each transferee of our common units or preferred units will:

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  represent that the transferee has the capacity, power and authority to enter into our limited partnership agreement;

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  become bound by the terms of, and will be deemed to have agreed to be bound by, our limited partnership agreement; and

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  make the consents, acknowledgements and waivers that are set forth in our limited partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        Common units and preferred units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor will give the transferee the right to become a substituted limited partner in our partnership for the transferred common units or preferred units.

        Until a common unit or preferred unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit or preferred unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. A beneficial holder's rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

MATERIAL PROVISIONS OF ARES MANAGEMENT, L.P.
PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of the Amended and Restated Agreement of Limited Partnership of Ares Management, L.P. The Amended and Restated Agreement of Limited Partnership of Ares Management, L.P. is filed as an exhibit to the registration statement of which this prospectus forms a part and is referred to in this prospectus as our limited partnership agreement. The following summary is qualified in its entirety by reference thereto.

        We summarize the following provisions of our limited partnership agreement elsewhere in this prospectus:

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  with regard to transfer of units, see "Description of Units—Transfer of Units"; and

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  with regard to allocations of taxable income and taxable loss, see "Material U.S. Federal Tax Considerations."

General Partner

        Our general partner, Ares Management GP LLC, manages all of our operations and activities. Our general partner is authorized in general to perform all acts that it determines to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, carrying out our purposes and conducting our businesses. Our limited partnership agreement provides that our general partner, in managing our operations and activities, is entitled to consider only such interests and factors as it desires, including its own interests, and has no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners, and is not subject to any different standards imposed by our limited partnership agreement, any other agreement contemplated by our limited partnership agreement, or otherwise at law, in equity or otherwise. Ares Management GP LLC is wholly owned by Ares Partners Holdco LLC, an entity owned and controlled by our Co-Founders. See "Certain Relationships and Related Transactions, and Director Independence—Our General Partner" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016 and incorporated by reference in this prospectus. Our unitholders have limited voting rights on matters affecting our businesses and, therefore, have limited ability to influence management's decisions regarding our businesses. The voting rights of our unitholders are limited as set forth in our limited partnership agreement and in the Delaware Limited Partnership Act. For example, our general partner may generally make amendments to our limited partnership agreement or certificate of limited partnership without the approval of any unitholder as set forth below under "—Amendment of our Limited Partnership Agreement—No Limited Partner Approval."

Organization

        We were formed on November 15, 2013 and will continue until cancellation of our certificate of limited partnership as provided in the Delaware Limited Partnership Act.

Purpose

        Under our limited partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner in its sole discretion and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Limited Partnership Act.

Power of Attorney

        Each limited partner, and each person who acquires a limited partner interest in accordance with our limited partnership agreement, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our limited partnership agreement and certificate of limited partnership, in each case in accordance with our limited partnership agreement.

Capital Contributions

        Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability." Our general partner is not obligated to make any capital contributions.

Limited Liability

        Assuming that a limited partner does not participate in the control of our businesses within the meaning of the Delaware Limited Partnership Act and that he, she or it otherwise acts in conformity with the provisions of our limited partnership agreement, his, her or its liability under the Delaware Limited Partnership Act is limited, subject to possible exceptions, to the amount of capital he, she or it was obligated to contribute to us for his, her or its units plus his, her or its share of any undistributed profits and assets, plus his, her or its obligation to make other payments that are provided for in our limited partnership agreement. If it were determined however that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace our general partner in limited circumstances;

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  to approve some amendments to our limited partnership agreement; or

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  to take other action under our limited partnership agreement,

constituted "participation in the control" of our businesses for the purposes of the Delaware Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. The Delaware Limited Partnership Act does not, nor does our limited partnership agreement, specifically provide for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law. The limitation on our general partner's liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

        Under the Delaware Limited Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Limited Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Limited Partnership Act, a substituted limited partner of a limited partnership is liable for the obligations of his, her or its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the limited partnership agreement.

        Moreover, if it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner in limited circumstances, to approve some amendments to our limited partnership agreement or to take other action under our limited partnership agreement constituted "participation in the control" of our businesses for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We intend to operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        Our limited partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions determined by our general partner in its sole discretion without the approval of any limited partners.

        In accordance with the Delaware Limited Partnership Act and the provisions of our limited partnership agreement, we are able to issue additional partnership interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our common units.

Unit Ownership Limitations

        For Ares Real Estate Holdings LLC, one of our direct subsidiaries, to qualify as a REIT, it cannot be "closely held," which means that at all times during the second half of each taxable year, no more than 50% in value of our common units or preferred units (if any) may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our common units or preferred units) as specifically defined for this purpose.

        Our limited partnership agreement contains certain provisions intended to enable us to meet the requirements above. First, subject to certain exceptions, our limited partnership agreement provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than the lesser of 7.5% of (i) the number of all outstanding (x) common units and (y) preferred units (if any) and (ii) the value of all outstanding units. See "Description of Units—Restrictions on Ownership and Transfer." Our limited partnership agreement also contains provisions requiring each holder of our common units and preferred units to disclose, upon demand, constructive or beneficial ownership of common units and preferred units as deemed necessary to comply with the requirements of the Code applicable to REITs, applied as if we were a REIT. These restrictions on transferability and ownership will not apply if our general partner determines that it is no longer in Ares Real Estate Holdings LLC's best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for Ares Real Estate Holdings LLC to qualify as a REIT.

        Our general partner may, in its sole discretion, waive the 7.5% ownership limit with respect to a particular unitholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize Ares Real Estate Holdings LLC's qualification as a REIT. Our general partner has established an excepted holder limit for existing owners who would otherwise exceed the ownership limit, including affiliates of Antony Ressler and the Abu Dhabi Investment Authority and its affiliate.

        Our limited partnership agreement also prohibits any person from, among other things, beneficially or constructively owning common units or preferred units (if any) that would result in Ares Real Estate Holdings LLC being "closely held" under Code Section 856(h), or otherwise cause Ares Real Estate Holdings LLC to fail to qualify as a REIT.

        In addition, our limited partnership agreement provides that any ownership or purported transfer of our common units or preferred units (if any) in violation of the foregoing restrictions will result in the common units or preferred units so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such common units or preferred units. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in such violation will be void from the time of such purported transfer.

Distributions

        Distributions will be made to the holders of common units pro rata in proportion to their respective common unit ownership interests. See "Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Distribution Policy for Common Units" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016 and incorporated by reference in this prospectus. The terms governing distributions to holders of preferred units (if any) will be set forth in an amendment to our limited partnership agreement.

Amendment of our Limited Partnership Agreement

General

        Amendments to our limited partnership agreement may be proposed only by our general partner. To adopt a proposed amendment, other than the amendments that require the approval of each limited partner affected or that do not require limited partner approval, each as discussed below, our general partner must seek approval of the holders of a majority of our outstanding voting units, unless a greater or lesser percentage is required under our limited partnership agreement. Our general partner will seek written approval of the requisite percentage of the voting power of outstanding voting units or call a meeting of the limited partners to consider and vote upon the proposed amendment. See "—Meetings; Voting."

Prohibited Amendments

        No amendment may be made that would:

          (1)   enlarge the obligations of any limited partner without its consent, unless such enlargement may be deemed to have occurred as a result of any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests that has been approved by the holders of not less than a majority of the outstanding partnership interests of the class affected; or

          (2)   enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates or associates without the consent of our general partner, which may be given or withheld in its sole discretion.

No Limited Partner Approval

        Our general partner may generally make amendments to our limited partnership agreement or certificate of limited partnership without the approval of any limited partner to reflect:

          (1)   a change in the name of the partnership, the location of the partnership's principal place of business, the partnership's registered agent or its registered office;

          (2)   the admission, substitution, withdrawal or removal of partners in accordance with our limited partnership agreement;

          (3)   a change that our general partner determines in its sole discretion is necessary, appropriate, proper, advisable or incidental to, or in furtherance of, qualifying or continuing the qualification of the partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or ensuring that the partnership and its relevant subsidiaries will not be treated as (to the extent not so treated) associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

          (4)   a change that our general partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, addressing certain changes in U.S. federal, state or local income tax regulations, legislation or interpretation;

          (5)   an amendment that our general partner determines is necessary or appropriate, based on the advice of counsel, to prevent the partnership or our general partner or its affiliates or associates, from having a material risk of being in any manner subjected to registration under the provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Investment Advisers Act of 1940, as amended (the "Advisers Act") or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

          (6)   an amendment that our general partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental in connection with, or in furtherance of, the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities;

          (7)   any amendment expressly permitted in our limited partnership agreement to be made by our general partner acting alone;

          (8)   an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our limited partnership agreement;

          (9)   any amendment that in the sole discretion of our general partner is necessary, appropriate, proper, advisable or incidental to, or in furtherance of, reflecting and accounting for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity;

          (10) a change in our fiscal year or taxable year and related changes;

          (11) a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance or those arising out of its incorporation or formation;

          (12) an amendment effected, necessitated or contemplated by an amendment to any limited partnership agreement of an Ares Operating Group entity that requires members or partners of such Ares Operating Group entity to provide a statement, certification or other proof of evidence regarding whether such member or partner is subject to U.S. federal income taxation on the income generated by the Ares Operating Group;

          (13) any amendment that our general partner determines to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, curing any ambiguity, omission, mistake, defect or inconsistency;

          (14) an amendment to the forum selection provisions that our general partner determines in good faith; or

          (15) any other amendments that our general partner determines to be substantially similar to any of the matters described in (1) through (14) above.

        In addition, our general partner may make amendments to our limited partnership agreement without the approval of any limited partner if those amendments, in the discretion of our general partner:

          (1)   do not adversely affect our limited partners considered as a whole (or adversely affect any particular class of partnership interests as compared to another class of partnership interests, except under clause (6) above) in any material respect;

          (2)   are necessary or appropriate to (a) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal, state, local or non-U.S. agency or judicial authority or contained in any federal, state, local or non-U.S. statute (including the Delaware Limited Partnership Act) or (b) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

          (3)   are necessary, appropriate, proper, advisable or incidental in connection with, or in furtherance of, any action taken by our general partner relating to splits or combinations of units under the provisions of our limited partnership agreement; or

          (4)   are required to effect the intent expressed in the registration statement of which this prospectus forms a part or the intent of the provisions of our limited partnership agreement or are otherwise contemplated by our limited partnership agreement.

Opinion of Counsel and Limited Partner Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "—No Limited Partner Approval" should occur. No other amendments to our limited partnership agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under "—Corporate Transactions") or an amendment described in the following paragraphs will become effective without the approval of holders of at least 90% of the outstanding voting units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability of any of our limited partners under the Delaware Limited Partnership Act.

        Except for amendments that may be adopted solely by our general partner or pursuant to a merger, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests (treating our voting units as a separate class of partnership interest for this purpose) will also require the approval of the holders of not less than a majority of the outstanding partnership interests of the class so affected.

        In addition, any amendment that reduces the voting percentage required to take any action under our limited partnership agreement must be approved by the written consent or the affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting or consent requirement sought to be reduced.

Corporate Transactions

        Our limited partnership agreement provides that our general partner in its sole discretion may not, without the approval of the holders of at least a majority of the voting power of the outstanding voting units, cause us to, among other things, sell or exchange all or substantially all of our and our subsidiaries' (taken as a whole) assets in a single transaction or a series of related transactions, provided that our general partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in any or all of our and our subsidiaries' (taken as a whole) assets (including for the benefit of persons other than us or our subsidiaries, including affiliates of our general partner), including, in each case, pursuant to any forced sale of any or all of our and our subsidiaries' (taken as a whole) assets pursuant to the foreclosure or other realization upon those encumbrances without the approval of the limited partners.

        Our general partner may, with the approval of the holders of at least a majority of the voting power of the outstanding voting units, cause us to merge or consolidate or otherwise combine with or into one or more other persons. In addition, if conditions that are specified in our limited partnership agreement are satisfied, our general partner may, without limited partner approval, convert or merge us into, or convey some or all of our assets to, a newly formed limited liability entity if (i) the sole purpose of that merger or conveyance is to effect a change in our legal form into another limited liability entity, (ii) our general partner receives an opinion of counsel that the merger or conveyance will not result in the loss of limited liability of any limited partner and (iii) the governing instruments of the new entity provide the limited partners and our general partner with substantially the same rights and obligations as are contained in our limited partnership agreement. The unitholders will not be entitled to dissenters' rights of appraisal under our limited partnership agreement or the Delaware Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Election to be Treated as a Corporation

        If our general partner, in its sole discretion, determines that it is no longer in our interests to continue as a partnership for U.S. federal income tax purposes, our general partner may elect to treat our partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or may effect such change by merger or conversion or otherwise under applicable law.

Dissolution

        We will dissolve upon:

          (1)   the election of our general partner to dissolve our partnership, if approved by the holders of a majority of the voting power of the partnership's outstanding voting units;

          (2)   there being no limited partners, unless our partnership is continued without dissolution in accordance with the Delaware Limited Partnership Act;

          (3)   the entry of a decree of judicial dissolution of our partnership pursuant to the Delaware Limited Partnership Act; or

          (4)   the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner (other than by reason of a transfer by our general partner of all of its general partner interests pursuant to our limited partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor), in each case in accordance with our limited partnership agreement.

        Upon a dissolution under clause (4), the holders of a majority of the voting power of our outstanding voting units may also elect, within specific time limitations, to continue the partnership's businesses without dissolution on the same terms and conditions described in the limited partnership agreement by appointing as a successor general partner an individual or entity approved by the holders of a majority of the voting power of the outstanding voting units, subject to the partnership's receipt of an opinion of counsel to the effect that:

          (1)   the action would not result in the loss of limited liability of any limited partner under the Delaware Limited Partnership Act; and

          (2)   neither we nor any of our subsidiaries (excluding those formed or existing as corporations) would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a limited partnership, our general partner shall act, or select in its sole discretion one or more persons to act, as liquidator. The liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in our limited partnership agreement and by law, and thereafter, to the partners according to their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

        Upon the withdrawal of our general partner under any circumstances, the holders of a majority of the voting power of the partnership's outstanding voting units may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but the partnership does not receive an opinion of counsel regarding limited liability and tax matters, the partnership will be dissolved, wound up and liquidated, unless within specific time limitations after that withdrawal, the holders of a majority of the voting power of the partnership's outstanding voting units agree in writing to continue our businesses and to appoint a successor general partner. See "—Dissolution" above.

        Our unitholders have no right to remove or expel, with or without cause, our general partner.

        In circumstances where a general partner withdraws and a successor general partner is elected in accordance with our limited partnership agreement, the departing general partner in its sole discretion and acting in its individual capacity will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair value. This fair value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the effective date of the departing general partner's departure, an independent investment banking firm or other independent expert, which, in turn, may rely on other experts, selected by the departing general partner and the successor general partner will determine the fair value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days of the effective date of the general partner's departure, then an expert chosen by agreement of the independent investment banking firms or independent experts selected by each of them will determine the fair value.

        If the option described above is not exercised by the departing general partner, the departing general partner will automatically become a limited partner and the departing general partner's general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected by the departing general partner.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including without limitation all employee related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates excluding any subsidiary of the partnership for the partnership's benefit.

Limited Call Right

        If at any time:

            (i)  less than 10% of the total limited partner interests of any class then outstanding (other than special voting units) are held by persons other than our general partner, members of Ares Partners Holdco LLC or their respective affiliates; or

           (ii)  the partnership is subjected to registration under the provisions of the Investment Company Act,

  our general partner will have the right, which it may assign and transfer in whole or in part to any of its affiliates or to us, exercisable in its sole discretion, to purchase all, but not less than all, of the remaining limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

            (a)   the current market price as of the date three days before the date the notice is mailed, and

            (b)   the highest price paid by our general partner or any of its affiliates acting in concert with us for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his, her or its limited partner interests purchased at an undesirable time or price. The U.S. tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his, her or its units in the market. See "Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Units."

Sinking Funds; Preemptive Rights

        We have not established a sinking fund and we have not granted any preemptive rights with respect to our limited partner interests.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of our common units then outstanding, record holders of common units (other than any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder) or of special voting units will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters as to which holders of limited partner interests have the right to vote or to act.

        Except as described below regarding a person or group owning 20% or more of our common units then outstanding, each record holder of a common unit (other than any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder) is entitled to a number of votes equal to the number of common units held of record as of the relevant record date.

        In addition, on those few matters that may be submitted for a vote of our common unitholders, Ares Voting LLC, an entity owned and controlled by Ares Partners Holdco LLC, which in turn is owned and controlled by our Co-Founders, holds a special voting unit that provides it with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the aggregate number of Ares Operating Group Units held by the limited partners of the Ares Operating Group entities that do not hold a special voting unit. A special voting unit held by any holder other than Ares Voting LLC provides that holder with a number of votes, on any matter that may be submitted for a vote of our common unitholders, that is equal to the number of Ares Operating Group Units held by such holder. We do not expect any holder other than Ares Voting LLC to hold a special voting unit upon consummation of this offering. We refer to our common units (other than those held by any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder) and our special voting units as "voting units." Our voting units are treated as a single class on all such matters submitted for a vote of our common unitholders. If the ratio at which Ares Operating Group Units are exchangeable for our common units changes from one-for-one as described under "Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016 and incorporated by reference in this prospectus, the number of votes to which the holders of the special voting units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See "—Issuance of Additional Securities" above.

        In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of partners in respect of other limited partner interests are cast.

        Our general partner does not anticipate that any meeting of common unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting, without a vote and without prior notice if consented to in writing or by electronic transmission by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted. Meetings of the limited partners may be called by our general partner or by limited partners representing 50% or more of the voting power of the outstanding limited partner interests of the class or classes for which a meeting is proposed. Common unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding limited partner interests of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum will be the greater percentage.

        However, if at any time any person or group (other than our general partner, Ares Owners Holdings L.P., a member of Ares Partners Holdco LLC or their respective affiliates, a direct or subsequently approved transferee of our general partner or its affiliates or a person who acquired such common units with the prior approval of our general partner) acquires, in the aggregate, beneficial ownership of 20% or more of any class of our common units then outstanding, that person or group will lose voting rights on all of its common units and the common units owned by such person or group may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar purposes.

Election of Directors of General Partner

        On January 31 of each year (each, a "Determination Date"), our general partner will determine whether the voting power held collectively by (i) holders of the special voting units in Ares Management, L.P. (including voting units held by our general partner, members of Ares Partners Holdco LLC and their respective affiliates) in their capacity as such, (ii) persons that were formerly employed by or had provided services to (including as a director), or are then employed by or providing services to (including as a director), our general partner or its affiliates, (iii) any estate, trust, corporation, partnership or limited liability company or other entity of any kind of nature of which any person listed in clause (ii) is a trustee, other fiduciary, manager, partner, member, officer, director or party, respectively, (iv) any estate, trust, corporation, partnership or limited liability company or other entity of any kind or nature for the direct or indirect benefit of the spouse, parents, siblings or children of, or any other natural person who occupies the same principal residence as, any person listed in clause (ii), and the spouses, ancestors or descendants of each of the foregoing, and (v) Ares Owners Holdings L.P. is at least 10% of the voting power of the outstanding voting units of Ares Management, L.P., (treating as outstanding and held by any such persons voting units deliverable pursuant to any equity awards granted to such persons) which we refer to as the "Ares Control Condition."

        The method of nomination, election and removal of the members of the board of directors of our general partner shall be determined as follows: (i) in any year in which our general partner has determined on the applicable Determination Date that the Ares Control Condition has not been satisfied, the directors shall be elected at an annual meeting of our common unitholders; and (ii) in any year in which our general partner has determined on the applicable Determination Date that the Ares Control Condition has been satisfied, the board of directors of our general partner will be appointed and removed by its member in accordance with the limited liability company agreement of our general partner and not by our limited partners. See "Management—Composition of the Board of Directors after this Offering."

        We will hold an annual meeting of our common unitholders for the election of directors in any year in which we do not satisfy the Ares Control Condition on the applicable Determination Date. At any such annual meeting, the holders of outstanding voting units shall vote together as a single class for the election of directors to the board of directors of our general partner. Our limited partners shall elect by a plurality of the votes cast at such meeting persons to serve as directors who are nominated in accordance with our limited partnership agreement. If our general partner has provided at least thirty days advance notice of any meeting at which directors are to be elected, then the limited partners holding outstanding voting units that attend such meeting shall constitute a quorum, and if our general partner has provided less than thirty days advance notice of any such meeting, then limited partners holding a majority of the voting power of our outstanding voting units shall constitute a quorum.

        Prior to any annual meeting of our common unitholders for the election of directors held in the next succeeding year following a year in which an annual meeting of our common unitholders for the election of directors was not held (each such annual meeting, an "Initial Annual Meeting"), the board of directors of our general partner shall be divided into three classes, Class I, Class II and Class III, as determined by the then-existing board of directors in its sole discretion. Each director shall serve for a three-year term; provided that the directors designated to Class I shall serve for an initial term that expires at the applicable Initial Annual Meeting, the directors designated to Class II shall serve for an initial term that expires at the first annual meeting following the applicable Initial Annual Meeting and the directors designated to Class III shall serve for an initial term that expires at the second annual meeting following the applicable Initial Annual Meeting. At each succeeding annual meeting of limited partners for the election of directors following an Initial Annual Meeting, successors to the directors whose term expires at that annual meeting shall be elected for a three-year term. If in any year following an Initial Annual Meeting, our general partner determines on the applicable Determination Date that the Ares Control Condition has been satisfied, the board of directors of our general partner will be appointed and removed by its member in accordance with the limited liability company agreement of our general partner and not by our limited partners.

Non-Voting Common Unitholders

        Any person whom our general partner may from time to time with such person's consent designate as a non-voting common unitholder will have no voting rights whatsoever with respect to the partnership, including any voting rights that may otherwise exist for limited partners or our common unitholders under our limited partnership agreement, under the Delaware Limited Partnership Act, at law, in equity or otherwise, provided that any amendment to our limited partnership agreement that would have a material adverse effect on the rights or preferences of the common units beneficially owned by non-voting common unitholders in relation to other common units treating common units beneficially owned by non-voting common unitholders as a separate class for this purpose must be approved by the holders of not less than a majority of the common units beneficially owned by the non-voting common unitholders. However, unaffiliated third-party transferees of common units from a non-voting common unitholder will have the same voting rights with respect to such common units as other holders of common units.

Status as Limited Partner

        By transfer of units in accordance with our limited partnership agreement, each transferee of units will be admitted as a limited partner with respect to the units transferred when such transfer and admission is reflected in our books and records, with or without execution of our limited partnership agreement. The units will be fully paid and non-assessable except as such non-assessability may be affected by the Delaware Limited Partnership Act as described under "—Limited Liability" above, or as set forth in our limited partnership agreement.

Non-Citizen Assignees; Redemption

        If the partnership or any subsidiary is or becomes subject to any law or regulation that, in the determination of our general partner in its sole discretion, creates a substantial risk of cancellation or forfeiture of any property in which the partnership or such subsidiary has an interest based on the nationality, citizenship or other related status of any limited partner, our general partner may cause us to redeem the units held by that limited partner at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his, her or its nationality, citizenship or related status. If a limited partner fails to furnish information about his, her or its nationality, citizenship or other related status within 30 days after receipt of a request for the information or our general partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his, her or its units and may not receive distributions in kind upon our liquidation but will be entitled to the cash equivalent thereof.

Indemnification

        Our limited partnership agreement provides that in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis:

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  our general partner;

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  any departing general partner;

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  any person who is or was a tax matters partner, partnership representative, member, manager, officer or director of our general partner or any departing general partner;

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  any member, manager, officer or director of our general partner or any departing general partner who is or was serving at the request of our general partner or any departing general partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, member, representative, agent or adviser of another person;

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  any person who controls our general partner or any departing general partner;

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  any person who is named in our Form S-1 filed with the SEC on April 22, 2014 as being or about to become a director of our general partner (Michael J Arougheti, David B. Kaplan, John H. Kissick, Antony P. Ressler, Bennett Rosenthal, Paul G. Joubert, Michael Lynton and Dr. Judy D. Olian); or

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  any person designated by our general partner as an indemnitee in its sole and absolute discretion.

        We will provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. We will also provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the partnership's assets. The general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the partnership to enable the partnership to effectuate indemnification. The indemnification of the persons described in the fourth bullet point above shall be secondary to any indemnification such person is entitled from another person or the relevant Ares fund to the extent applicable. We will purchase and maintain insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether the partnership would have the power to indemnify the person against liabilities under our limited partnership agreement.

Forum Selection

        Our limited partnership agreement provides that each of the partnership, the general partner, each of the limited partners, each person in whose name any interest in the partnership is registered, each other person who acquires an interest in a partnership security and each other person who is bound by our limited partnership agreement (collectively, the "Consenting Parties" and each a "Consenting Party") (1) irrevocably agrees that, unless our general partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to our limited partnership agreement or any interest in the partnership (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of our limited partnership agreement, including, without limitation, the validity, scope or enforceability of the forum selection provisions thereof, (B) the duties, obligations or liabilities of the partnership to the limited partners or our general partner, or of limited partners or our general partner to the partnership, or among the limited partners and the general partner, (C) the rights or powers of, or restrictions on, the partnership, the limited partners or the general partner, (D) any provision of the Delaware Limited Partnership Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware Limited Partnership Act relating to the partnership or by our limited partnership agreement or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a "Dispute"), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (2) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (3) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (4) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (5) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices under our limited partnership agreement, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that nothing in clause (5) hereof shall affect or limit any right to serve process in any other manner permitted by law; (6) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (7) agrees that proof shall not be required that monetary damages for breach of the provisions of our limited partnership agreement would be difficult to calculate and that remedies at law would be inadequate; and (8) agrees that if a Dispute that would be subject to the forum selection provisions of our limited partnership agreement if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke the forum selection provisions of our limited partnership agreement.

Books and Reports

        Our general partner is required to keep appropriate books of the partnership's businesses at our principal offices or any other place designated by our general partner. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our year ends on December 31.

        As soon as reasonably practicable after the end of each fiscal year, we will furnish to each partner tax information (including a Schedule K-1), which describes on a U.S. dollar basis such partner's share of our income, gain, loss, deduction and credit for our preceding taxable year. It may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that Schedule K-1s may be prepared for our partnership. Consequently, unitholders who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us. See "Material U.S. Federal Tax Considerations—Administrative Matters—Information Returns."

Right to Inspect Our Books and Records

        Our limited partnership agreement provides that a limited partner can, for a purpose reasonably related to his, her or its interest as a limited partner, upon reasonable written demand stating the purpose for such demand and at his, her or its own expense, obtain:

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  promptly after becoming available, a copy of our U.S. federal income tax returns;

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  a current list of the name and last known business, residence or mailing address of each record holder; and

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  copies of our limited partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our partnership's or its subsidiaries' best interests, could damage our partnership or its subsidiaries or its businesses or which the partnership or any subsidiary is required by law or by agreements with third parties to keep confidential.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

        This summary discusses the material U.S. federal tax considerations related to the ownership and disposition of common units and preferred units issued by us, which we refer to collectively as units, as of the date hereof. Any additional U.S. federal income tax consequences of the ownership and disposition of common units, preferred units or specific classes thereof will be addressed in an applicable prospectus supplement or free writing prospectus we may provide you. This summary is based on provisions of the Code, on the regulations promulgated thereunder and on published administrative rulings and judicial decisions, all of which are subject to change at any time, possibly with retroactive effect. This discussion is necessarily general and may not apply to all categories of unitholders, some of which, such as banks, thrifts, insurance companies, persons liable for the alternative minimum tax, dealers, unitholders who are deemed to own 10% or more of any foreign corporation owned by us (taking into account the unitholder's interest in such foreign corporation as a result of their ownership interest in us or otherwise), and other unitholders that do not own their units as capital assets, may be subject to special rules. Tax-exempt organizations and mutual funds are discussed separately below. The actual tax consequences of the ownership of our units will vary depending on your circumstances.

        This discussion, to the extent it states matters of U.S. federal tax law or legal conclusions and subject to the qualifications herein, and excluding the discussion in "—Taxation of Ares Management, L.P." below, is the opinion of Proskauer Rose LLP. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely affect such opinion. The discussion is based upon the Code, final, temporary and proposed U.S. Treasury regulations and administrative and judicial interpretations, each as of the date of this prospectus and all of which are subject to change, possibly retroactively. Any such changes could affect the continuing accuracy of this discussion. Ares Management, L.P. has not sought and will not seek any ruling from the IRS regarding the offering or any other matters described in this section. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of an investment in the units. Except as expressly discussed below, this summary does not discuss any aspects of U.S. estate, gift or other tax other than income taxes or any aspect of foreign, state or local tax.

        For purposes of this discussion, a "U.S. Holder" is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which either (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a holder (other than a partnership) that is not a U.S. Holder.

        If a partnership (including any entity that is treated as a partnership for U.S. federal income tax purposes) holds our units, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds our units, you should consult your own tax advisers. This discussion does not constitute tax advice and is not intended to be a substitute for tax planning.

        Prospective holders of units should consult their own tax advisers concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the ownership and disposition of units, as well as any consequences under the laws of any other taxing jurisdiction. This discussion only addresses the material U.S. federal tax considerations of the ownership and disposition of units and does not address the tax considerations under the laws of any tax jurisdiction other than the United States. Non-U.S. Holders, therefore, should consult their own tax advisers regarding the tax consequences to them of the ownership and disposition of units under the laws of their own taxing jurisdiction.

Taxation of Ares Management, L.P.

        Subject to the discussion set forth in the next paragraph, an entity that is treated as a partnership for U.S. federal income tax purposes is not itself generally subject to U.S. federal income tax and generally incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss, deduction and credit of the partnership in computing its U.S. federal income tax liability, regardless of whether or not cash distributions have been, or will be, made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be treated as, and taxable as, a corporation if it is a "publicly traded partnership," unless an exception to such treatment applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (1) interests in the entity are traded on an established securities market or (2) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof. Ares Management, L.P. is a publicly traded partnership. However, a publicly traded partnership can avoid being treated as a corporation under these rules if it satisfies an exception to taxation as a corporation, referred to as the "Qualifying Income Exception". For a publicly traded partnership to satisfy the Qualifying Income Exception, at least 90% of such entity's gross income for every taxable year that it is a publicly traded partnership must consist of "qualifying income," and the entity must not be required to register under the Advisers Act. For this purpose, qualifying income generally includes certain interest income, dividends, real property rents, certain types of natural resources income, gains from the sale or other disposition of real property, and gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

        Ares Management, L.P. intends to manage its affairs so that it will meet the Qualifying Income Exception in each taxable year and be treated as a partnership and not as a corporation for U.S. federal income tax purposes. It is the opinion of Simpson Thacher & Bartlett LLP that Ares Management, L.P. will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. This opinion is based on and conditioned in part on certain assumptions and factual statements and representations and covenants made by Ares Management, L.P., including statements and representations as to the manner in which it intends to manage its affairs, the composition of its income, and that the general partner will ensure that it complies with the investment policies and procedures put in place to ensure that it meets the Qualifying Income Exception in each taxable year. Ares Management, L.P.'s eligibility to be treated as a partnership for U.S. federal income tax purposes depends upon its ability to meet, through its investment in various assets, the Qualifying Income Exception under U.S. federal income tax laws. Simpson Thacher & Bartlett LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, no assurance can be given that Ares Management, L.P.'s actual operating results allow it to satisfy the Qualifying Income Exception allowing it to be treated as a partnership for U.S. federal income tax laws in any taxable year. Further, this opinion is based solely on current law and does not take into account any proposed or potential changes in law, which may be enacted with retroactive effect. Moreover, opinions of counsel are not binding upon the IRS or any court, the IRS may challenge the conclusion stated in any opinion, and the courts ultimately may sustain any such challenge.

        If Ares Management, L.P. fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (as discussed below), or if Ares Management, L.P. is required to register under the Advisers Act, under current law, Ares Management, L.P. will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the taxable year in which Ares Management, L.P. fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed the stock to the unitholders in liquidation of their interests in Ares Management, L.P. This deemed contribution and liquidation should generally be tax-free to the unitholders so long as Ares Management, L.P.'s liabilities do not exceed its tax basis in its assets at the time of the deemed contribution and liquidation. Thereafter, Ares Management, L.P. would be treated as a corporation for U.S. federal income tax purposes.

        If Ares Management, L.P. were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, all items of its income, gain, loss, deduction and credit would be reflected only on its tax return and not passed through to the unitholders. Ares Management, L.P. would be subject to U.S. corporate income tax on its taxable income at regular corporate rates. Distributions made to the unitholders would be treated first, as taxable dividend income to the extent of Ares Management, L.P.'s current or accumulated earnings and profits, then as a nontaxable return of capital to the extent of the applicable holder's tax basis in the units, and thereafter, as capital gain. In addition, in the case of Non-U.S. Holders, income that Ares Management, L.P. receives with respect to its investments and then distributes as a dividend to unitholders may be subject to a higher rate of U.S. withholding tax. Accordingly, treatment as a corporation could materially reduce a holder's after-tax return and thus could result in a substantial reduction of the value of the units.

        If at the end of any taxable year Ares Management, L.P. fails to meet the Qualifying Income Exception, Ares Management, L.P. may still qualify as a partnership if it is entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (1) the failure is cured within a reasonable time after discovery, (2) the failure is determined by the IRS to be inadvertent and (3) Ares Management, L.P. agrees to make such adjustments (including adjustments with respect to its partners) or to pay such amounts as are required by the IRS. It is unknown whether Ares Management, L.P. would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances and Ares Management, L.P. fails to meet the Qualifying Income Exception, Ares Management, L.P. will not qualify as a partnership for federal income tax purposes. Even if this relief provision applies and Ares Management, L.P. retains its partnership status, either Ares Management, L.P. or the unitholders (during the failure period) will be required to pay such amounts as are determined by the IRS.

        The remainder of this section assumes that Ares Management, L.P. and the Ares Operating Group entities will be treated as partnerships (or if wholly owned, entities disregarded as separate from their owners) for U.S. federal income tax purposes.

Taxation of Ares Holdings Inc., Ares Domestic Holdings Inc. and Ares Offshore Holdings, Ltd.

        Ares Management, L.P. holds its interests in Ares Holdings, Ares Domestic and Ares Offshore through Ares Holdings Inc., Ares Domestic Holdings Inc. and Ares Offshore Holdings, Ltd., respectively (together, the "Sub-holding Companies"). The Sub-holding Companies are taxable as corporations for U.S. federal income tax purposes and therefore Ares Management, L.P. will not be allocated the income, gain, loss, deduction or credit of entities Ares Management, L.P. holds through the Sub-holding Companies. Rather, distributions of cash or other property that a Sub-holding Company pays to Ares Management, L.P. in respect of its stock ownership of the Sub-holding Company will constitute dividends for U.S. federal income tax purposes to the extent paid out of the current or accumulated earnings and profits of the distributing Sub-holding Company. If the amount of a distribution by any Sub-holding Company exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of Ares Management, L.P.'s adjusted tax basis in the distributing Sub-holding Company's common stock, and thereafter will be treated as capital gain.

        As a member or partner, as the case may be, of the Ares Operating Group, each of Ares Holdings Inc., Ares Domestic Holdings Inc. and Ares Offshore Holdings. Ltd. will incur U.S. federal income taxes on its allocable share of the items of income, gain, loss, deduction and credit of Ares Holdings, Ares Domestic and Ares Offshore, respectively. With respect to Ares Offshore Holdings. Ltd., we intend to operate Ares Offshore so as not to produce a material amount of income effectively connected with the conduct of a trade or business in the United States, or ECI, for U.S. federal income tax purposes. Assuming that Ares Offshore Holdings, Ltd.'s income is not treated as ECI, it will not be subject to U.S. federal income tax, with the exception of U.S. withholding tax on fixed, determinable, annual, periodical income.

Taxation of Ares Real Estate Holdings LLC

        Ares Management, L.P. holds its interests in Ares Real Estate through Ares Real Estate Holdings LLC. Ares Real Estate Holdings LLC is an entity that has elected, and has operated in a manner intended to enable it, to be treated as a REIT for U.S. federal income tax purposes. A REIT is not treated as a fiscally transparent entity for U.S. federal income tax purposes and therefore, assuming Ares Real Estate Holdings LLC qualifies as a REIT, Ares Management, L.P. will not be allocated the income, gain, loss, deduction or credit of Ares Real Estate Holdings LLC or its subsidiaries. Rather, distributions of cash or other property that Ares Real Estate Holdings LLC pays to Ares Management, L.P. in respect of its ownership of Ares Real Estate Holdings LLC will constitute dividends for U.S. federal income tax purposes to the extent paid out of the current or accumulated earnings and profits of Ares Real Estate Holdings LLC. If the amount of a distribution by Ares Real Estate Holdings LLC exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of Ares Management, L.P.'s adjusted tax basis in its interest in Ares Real Estate Holdings LLC, and thereafter will be treated as capital gain. In addition, as a result of Ares Real Estate Holdings LLC's REIT status, certain properly designated capital gains dividends may be treated as long-term capital gains.

        Ares Real Estate Holdings LLC's qualification as a REIT depends upon its ability to meet, through operation of the properties it acquires, directly or indirectly, and its investment in other assets, the applicable requirements under U.S. federal income tax laws. No assurance can be given that Ares Real Estate Holdings LLC's actual operating results allow it to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

        To maintain its qualification as a REIT, Ares Real Estate Holdings LLC must meet a number of requirements, including requirements regarding its ownership, requirements regarding the composition of its assets and a requirement that at least 95% of its gross income in any year must be derived from qualifying sources, such as "rents from real property." In addition, to qualify as a REIT, Ares Real Estate Holdings LLC will generally be required to distribute at least 90% of its REIT taxable income for each taxable year (excluding capital gains). However, because Ares Real Estate may not distribute sufficient cash for Ares Real Estate Holdings LLC to make such required distributions in cash, Ares Real Estate Holdings LLC may be required to make cashless "consent dividends" to Ares Management, L.P. (generally a deemed dividend followed by a deemed contribution of the same amount back to Ares Real Estate Holdings LLC by Ares Management, L.P.), which would result in the inclusion of additional dividend income to Ares Management, L.P., and its unitholders, without the distribution of corresponding cash.

        As a member of Ares Real Estate, Ares Real Estate Holdings LLC will incur U.S. federal income taxes on its allocable share of the items of income, gain, loss, deduction and credit of Ares Real Estate but, assuming that Ares Real Estate Holdings LLC qualifies as a REIT, only to the extent that such income is not distributed to its shareholders or includes certain other types of income specified as subject to U.S. federal income taxation in the hands of a REIT. Ares Real Estate intends, assuming there is sufficient cash to do so, to distribute cash each year on a pro rata basis to holders of its Ares Operating Group Units (including Ares Real Estate Holdings LLC) in an amount necessary to allow Ares Real Estate Holdings LLC to comply with its REIT eligibility requirements and avoid the imposition of U.S. federal income and applicable excise taxes.

Personal Holding Companies

        Ares Holdings, Inc. or Ares Domestic Holdings Inc. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company (a "PHC") for U.S. federal income tax purposes. Subject to certain exceptions, a U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (1) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (2) at least 60% of the corporation's adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). We anticipate that, as a result of the ownership restrictions in our limited partnership agreement, that it is unlikely that Ares Holdings, Inc. or Ares Domestic Holdings Inc. will become a PHC, however, there can be no assurance that neither of these corporations will become a PHC following this offering or in the future.

        If either of Ares Holdings, Inc. or Ares Domestic Holdings Inc. is or were to become a PHC in a given taxable year, it would be subject to an additional PHC tax of 20% on its undistributed PHC income, which generally includes the company's taxable income, subject to certain adjustments. If either of Ares Holdings, Inc. or Ares Domestic Holdings Inc. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material, unless Ares Holdings, Inc. or Ares Domestic Holdings Inc., as applicable, distributed the amount of such PHC income, which would generally reduce the PHC income subject to tax. There can be no assurance that if either of Ares Holdings, Inc. or Ares Domestic Holdings Inc. were to become a PHC, they would be able to distribute sufficient PHC income to avoid material PHC tax.

Certain State, Local and Non-U.S. Tax Matters Applicable to Ares Management, L.P. and its Subsidiaries

        Ares Management, L.P. and its subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which such entities transact business, own property or reside. Ares Management, L.P. may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of Ares Management, L.P. and the unitholders may not conform to the U.S. federal income tax treatment discussed herein, and such non-U.S. tax treatment may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by Ares Management, L.P. or its subsidiaries may not pass through to a unitholder as a credit against such holder's U.S. federal income tax liability.

Consequences to U.S. Holders of Units

General

        The following is a summary of the material U.S. federal income tax consequences that will apply to a U.S. Holder of units. Non-U.S. Holders should refer to "—Consequences to Non-U.S. Holders of Units."

        As a partnership for U.S. federal income tax purposes, Ares Management, L.P. will generally incur no U.S. federal income tax liability at the partnership level. Instead, in computing each U.S. Holder's U.S. federal, state and local income tax liability for a taxable year, such U.S. Holder will be required to take into account its allocable share of items of Ares Management, L.P.'s income, gain, loss, deduction and credit for each of Ares Management, L.P.'s taxable years ending with or within the taxable year of such holder, regardless of whether the holder has received any distributions. The characterization of an item of income, gain, loss, deduction or credit so allocated generally will be determined at Ares Management, L.P.'s (rather than at the holder's) level.

        For U.S. federal income tax purposes, a U.S. Holder's allocable share of Ares Management, L.P.'s items of income, gain, loss, deduction and credit will be determined pursuant to our limited partnership agreement if such allocations either have "substantial economic effect" or are determined to be in accordance with the U.S. Holder's interest in Ares Management, L.P. Ares Management, L.P. believes that for U.S. federal income tax purposes, such allocations will be given effect as being in accordance with each U.S. Holder's interest in Ares Management, L.P., and our general partner prepares tax returns and information statements delivered to the IRS and to the U.S. Holders based on such allocations. If the IRS successfully challenges the allocations made pursuant to our limited partnership agreement, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in our limited partnership agreement.

        Ares Management, L.P. may derive taxable income from an investment that is not matched by a corresponding distribution of cash. In addition, special provisions of the Code may be applicable to certain of Ares Management, L.P.'s investments, and may affect the timing of Ares Management, L.P.'s income, requiring Ares Management, L.P. to recognize (and, consequently, allocate to unitholders) taxable income or gain before any cash attributable to such income is received by Ares Management, L.P. and is available for distribution to unitholders. Accordingly, it is possible that the U.S. federal income tax liability with respect to a U.S. Holder's allocable share of Ares Management, L.P.'s income for a particular taxable year could exceed any cash distribution received for the year, which could require the U.S. Holder to pay any associated tax liability from other sources.

        In general, a U.S. Holder's tax basis in the units will equal the amount paid for such units, increased by Ares Management, L.P.'s items of income and gain allocated to such U.S. Holder and decreased (but not below zero) by the sum of (1) distributions to such U.S. Holder in respect of such units and (2) Ares Management, L.P.'s items of loss allocated to such U.S. Holder. In addition, a U.S. Holder's tax basis in the units will be adjusted from time to time to reflect such U.S. Holder's allocable share of Ares Management, L.P.'s liabilities, if any.

        U.S. Holders who purchase the units in separate transactions must combine the basis of all such units and maintain a single adjusted tax basis for all units held. Upon a sale or other disposition of less than all of such units, a portion of that tax basis must be allocated to the units sold. U.S. Holders should consult with their own advisers as to the proper method of allocating such tax basis in their individual circumstances.

        With respect to U.S. Holders who are individuals, certain dividends paid by a corporation, including certain qualified foreign corporations, to Ares Management, L.P. and that are allocable to such U.S. Holders may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation with respect to shares that are readily tradable on an established securities market in the United States. It is not expected that Ares Offshore Holdings Ltd. will be a "qualified foreign corporation" for this purpose; however, it is possible that Ares Management, L.P. may hold, directly or indirectly, stock of qualified foreign corporations. Among other exceptions, a U.S. Holder who is an individual will not be eligible for reduced rates of taxation on (1) any dividends from a non-U.S. corporation that is a passive foreign investment company (a "PFIC") in the taxable year in which such dividend is paid or in the preceding taxable year, (2) any income required to be reported by the U.S. Holder as a result of a QEF election (as defined below) that is attributable to a dividend received by an entity that is a PFIC and in which the U.S. Holder holds a direct or indirect interest or (3) any Subpart F income inclusions (as described below). Prospective investors in the units should consult their own tax advisers regarding the application of the foregoing rules to their particular circumstances.

Limits on Deductions for Losses and Expenses

        The deductibility of a U.S. Holder's allocable share of Ares Management, L.P.'s losses will be limited to the tax basis in such units (adjusted as described above) and, if such U.S. Holder is an individual, estate, trust or corporate holder that is subject to the "at-risk" rules, to the amount for which such U.S. Holder is considered to be "at risk" with respect to Ares Management, L.P.'s activities, if that is less than such U.S. Holder's adjusted tax basis. In general, a U.S. Holder subject to the at-risk rules will be at risk to the extent of such holder's adjusted tax basis in the units, reduced by

  •
  the portion of that adjusted tax basis attributable to such holder's share of Ares Management, L.P.'s liabilities for which such U.S. Holder will not be personally liable; and

  •
  any amount of money borrowed to acquire or hold the units, if the lender of those borrowed funds owns an interest in Ares Management, L.P., is related to such holder or can look only to the units for repayment.

        A U.S. Holder's at risk amount generally will increase by such holder's allocable share of Ares Management, L.P.'s income and gain and will decrease by cash distributions to such holder as well as such holder's allocable share of losses. A U.S. Holder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a U.S. Holder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that its at-risk amount is subsequently increased, provided such losses do not exceed such holder's tax basis in its units. Upon the taxable disposition of a unit, any gain recognized by a U.S. Holder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable. The at-risk rules are complex, and the application of these rules will depend, in part, on a U.S. Holder's individual circumstances. U.S. Holders should consult with their individual tax advisers regarding the limitations on the deductibility of losses under the at-risk rules.

        In addition, other provisions of the Code may limit or disallow any deduction for losses by a U.S. Holder or deductions associated with certain assets of Ares Management, L.P. in certain cases. U.S. Holders should consult with their tax advisers regarding their limitations on the deductibility of losses under applicable provisions of the Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

        In general, neither Ares Management, L.P. nor any U.S. Holder may deduct organizational or syndication expenses. An election may be made by Ares Management, L.P. to amortize organizational expenses over a 15-year period. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

        A U.S. Holder's share of Ares Management, L.P.'s interest expense is likely to be treated as "investment interest" expense. The deductibility of "investment interest" expense by non-corporate U.S. Holders is generally limited to the amount of such holder's "net investment income." A U.S. Holder's share of Ares Management, L.P.'s dividend and interest income will be treated as investment income, although "qualified dividend income" subject to reduced rates of tax in the hands of an individual will only be treated as investment income if such U.S. Holder elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for a U.S. Holder's share of Ares Management, L.P.'s interest expense.

        The computation of a U.S. Holder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a common unit. A U.S. Holder's net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless a U.S. Holder elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

        Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer's adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual's adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions. Certain of the operating expenses we pass through to a U.S. Holder may be treated as miscellaneous itemized deductions subject to the foregoing limitations. Accordingly non-corporate U.S. Holders should consult their tax advisers with respect to the application of these limitations.

Treatment of Distributions

        Distributions of cash by Ares Management, L.P. will not be taxable to a U.S. Holder to the extent of such holder's adjusted tax basis (determined as described above) in the units. Any cash distributions in excess of a U.S. Holder's adjusted tax basis will be considered to be gain from the sale or exchange of the units (described below). A reduction in a U.S. Holder's allocable share of Ares Management, L.P.'s liabilities (e.g., as a result of issuance of additional units), and certain distributions of marketable securities by Ares Management, L.P., are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Units

        A U.S. Holder will generally recognize gain or loss on a sale of units equal to the difference, if any, between the amount realized and such holder's adjusted tax basis in the units sold. The amount realized will be measured by the sum of the cash or the fair market value of other property received plus the transferred amount of such holder's share of Ares Management, L.P.'s liabilities, if any. Gain or loss recognized on the sale or exchange of a unit will generally be taxable as capital gain or loss and will be long-term capital gain or loss if the unit was held for more than one year on the date of such sale or exchange. Assuming Ares Management, L.P. has not made an election, referred to as a "QEF election," to treat Ares Management, L.P.'s interest in a PFIC as a "qualified exchange fund," or "QEF," gain attributable to such investment in a PFIC would be taxable as ordinary income and would be subject to an interest charge. See "—Passive Foreign Investment Companies" below. In addition, certain gain attributable to Ares Management, L.P.'s investment in a controlled foreign corporation, or "CFC," may be ordinary income and certain gain attributable to "unrealized receivables" or "inventory items" would be characterized as ordinary income rather than capital gain. For example, if Ares Management, L.P. holds debt acquired at a market discount, accrued market discount on such debt would be treated as "unrealized receivables." The deductibility of capital losses is subject to limitations.

        U.S. Holders who purchase units at different times and intend to sell all or a portion of their units within a year of their most recent purchase are urged to consult their tax advisers regarding the application of certain "split holding period" rules in their circumstances, and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Section 754 Election

        Ares Management, L.P. has an election in place pursuant to Section 754 of the Code. The election is irrevocable without the consent of the IRS, and will generally require us to adjust the tax basis in our assets, or "inside basis," attributable to a transferee of units under Section 743(b) of the Code to reflect the purchase price of the units paid by the transferee. However, this election does not apply to a person who acquires units directly from Ares Management, L.P. For purposes of this section, a transferee's inside basis in Ares Management, L.P.'s assets will be considered to have two components: (1) the transferee's share of Ares Management, L.P.'s tax basis in its assets, or "common basis," and (2) the Section 743(b) adjustment to that basis. The calculations involved in the Section 754 election are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. We will make them on the basis of assumptions as to the value of our assets and other matters.

Foreign Tax Credit Limitations

        A U.S. Holder is generally entitled to a foreign tax credit with respect to such holder's allocable share of creditable non-U.S. taxes paid on Ares Management, L.P.'s non-U.S. income and gains (for the avoidance of doubt, foreign taxes paid by a corporate subsidiary of Ares Management, L.P. generally are not creditable non-U.S. taxes unless such holder is a corporation that satisfies certain ownership requirements). Complex rules may, depending on a U.S. Holder's particular circumstances, limit the availability or use of foreign tax credits. For example, gains from the sale of Ares Management, L.P.'s investments may be treated as U.S. source gains, which may limit the availability of foreign tax credits arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on such U.S. Holder's other income treated as derived from foreign sources (including other income and gain allocated by Ares Management, L.P.) and certain other requirements are satisfied. In addition, certain losses that Ares Management, L.P. incurs may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available. A U.S. Holder may make an election to treat all foreign taxes paid as deductible expenses in computing taxable income, rather than as a credit against tax, subject to generally applicable limitations. The rules governing foreign tax credits are complex, and U.S. Holders should consult their own advisers about the availability of foreign tax credits, as well as the possibility of electing to treat foreign taxes paid as deductions, in their particular circumstances.

Uniformity of Units

        Because Ares Management, L.P. cannot match transferors and transferees of units, Ares Management, L.P. will adopt depreciation, amortization and other tax accounting positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to the unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of the units, and could have a negative impact on the value of the units or result in audits of and adjustments to a unitholder's U.S. federal tax returns.

Foreign Currency Gain or Loss

        Ares Management, L.P.'s functional currency will be the U.S. dollar, and Ares Management, L.P.'s income or loss will be calculated in U.S. dollars. It is likely that Ares Management, L.P. will recognize "foreign currency" gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, any foreign currency gain or loss will be treated as ordinary income or loss for U.S. federal income tax purposes. U.S. Holders should consult their tax advisers with respect to the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

        A U.S. Holder may be subject to special rules applicable to indirect investments in foreign corporations, including an investment in a PFIC. A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is "passive income" or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce "passive income." There are no minimum stock ownership requirements for PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. Any gain on disposition of stock of a PFIC, as well as income realized on certain "excess distributions" by such PFIC, is treated as though realized ratably over the shorter of a U.S. Holder's holding period of units or Ares Management, L.P.'s holding period for such PFIC. Such gain or income is taxable as ordinary income and, as discussed above, dividends paid by a PFIC will not be eligible for the reduced rates of taxation that are available for certain qualifying dividends. In addition, an interest charge will be imposed on a U.S. Holder based on the amount of tax deemed deferred from prior years (i.e., the tax that would have been imposed if such income had been realized ratably over the relevant holding period described above) by such U.S. Holder.

        Ares Management, L.P. expects to make a QEF election where possible with respect to each entity treated as a PFIC to treat each such non-U.S. entity as a QEF in the first year Ares Management, L.P. holds shares in such entity and for which such entity is a PFIC with respect to Ares Management, L.P., although such election may not always be available. A QEF election generally is effective for Ares Management, L.P.'s taxable year for which the election is made and all subsequent taxable years, and may not be revoked without the consent of the IRS. If a QEF election is made with respect to Ares Management, L.P.'s interest in a PFIC, in lieu of the foregoing treatment, Ares Management, L.P. will be required to include in income each year that such foreign corporation is a PFIC a portion of the ordinary earnings and net capital gains of the QEF ("QEF Inclusions") even if not distributed to Ares Management, L.P., and such portions would in turn be allocated to unitholders in the same manner as any other item of income or gain. Thus, Ares Management, L.P. may be required to allocate to U.S. Holders an amount of taxable income as a result of QEF Inclusions without receiving any corresponding amounts of cash from the underlying PFIC for which the QEF election was made.

        However, a U.S. Holder may elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. entity that is treated as a PFIC will not pass through to Ares Management, L.P. or to unitholders and may not be carried back or forward in computing such PFIC's ordinary earnings and net capital gain in other taxable years. Consequently, U.S. Holders may over time be taxed on amounts that, as an economic matter, exceed Ares Management, L.P.'s net profits. Ares Management, L.P.'s tax basis in the shares of such non-U.S. entities, and a U.S. Holder's basis in the units, will be increased to reflect QEF Inclusions. No portion of any QEF Inclusion attributable to ordinary income will be eligible for reduced rates of taxation available to certain taxpayers in respect of certain types of income, such as qualified dividend income received by an individual U.S. Holder. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed. Matters relating to QEF Inclusions, including the decision as to whether or not to defer payment of tax in respect of income or gain allocated from a QEF, are complex. U.S. Holders should consult their own tax advisers as to the manner in which QEF Inclusions affect a U.S. Holder's allocable share of Ares Management, L.P.'s income and a U.S. Holder's tax basis in the units.

        Alternatively, in the case of a PFIC that is a publicly traded entity (within the meaning of the PFIC rules), an election may be made to "mark-to-market" the stock of such entity on an annual basis. Pursuant to such an election, a U.S. Holder would include in each year as ordinary income the holder's allocable share of the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year, and a U.S. Holder may treat as ordinary loss the holder's allocable share of any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

        Ares Management, L.P. may make certain investments through non-U.S. corporate subsidiaries, and such subsidiaries may be PFICs for U.S. federal income tax purposes. In addition, certain of Ares Management, L.P.'s investments could be in PFICs. Ares Management, L.P. can make no assurance that some of its investments will not be treated as held through a PFIC or as interests in PFICs, or that such PFICs will be eligible for the "mark-to-market" election, or that QEF elections can be made with respect to any such PFICs.

        If Ares Management, L.P. does not make a QEF or "mark-to-market" election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by Ares Management, L.P. of shares of such entity, gain on the disposition of units attributable to such entity by a U.S. Holder at a time when Ares Management, L.P. owns shares of such entity, as well as certain other defined "excess distributions," as if the gain or excess distributions were ordinary income earned ratably over the shorter of the period during which the holder held its units or the period during which Ares Management, L.P. held shares in such entity. For gain and excess distributions allocated to prior years, (1) the applicable tax rate will be the highest in effect for that taxable year and (2) the tax will be payable generally without regard to offsets from deductions, losses and expenses. U.S. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to "qualified dividend income" for individual U.S. persons.

Controlled Foreign Corporations

        A non-U.S. entity will be treated as a CFC if it is treated as a corporation for U.S. federal income tax purposes and U.S. Shareholders own, directly or indirectly, on any day during the taxable year of such non-U.S. entity, more than 50% of (1) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (2) the total value of the stock of the non-U.S. entity. For purposes of this discussion, a "U.S. Shareholder" with respect to a non-U.S. entity means a U.S. person that owns, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

        If Ares Management, L.P. is a U.S. Shareholder in a non-U.S. entity that is treated as a CFC for 30 consecutive days of such CFC's taxable year, each unitholder may be required to include in income its allocable share of the CFC's "Subpart F" income reported by Ares Management, L.P. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity's current earnings and profits (as determined for U.S. federal income tax purposes). These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, a U.S. Holder may be required to report as ordinary income its allocable share of the CFC's Subpart F income allocated to such holder by Ares Management, L.P. without corresponding receipts of cash, and further may not benefit from capital gain treatment with respect to the portion of Ares Management, L.P.'s earnings (if any) attributable to net capital gains of the CFC.

        The tax basis of Ares Management, L.P.'s shares of a CFC, and a U.S. Holder's tax basis in Ares Management, L.P.'s units, will be increased to reflect any required Subpart F income inclusions. Such income may be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to "qualified dividend income" for individual U.S. persons. See "—Consequences to U.S. Holders of Units—General."

        Regardless of whether any CFC has Subpart F income, any gain allocated to a U.S. Holder from Ares Management, L.P.'s disposition of stock in a CFC will be treated as ordinary income to the extent of such holder's allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by Ares Management, L.P. that is treated as a CFC will not pass through to a U.S. Holder. Moreover, a portion of a U.S. Holder's gain from the sale or exchange of a U.S. Holder's units may be treated as ordinary income based on their allocable share of the undistributed earnings and profits of any CFC of which Ares Management, L.P. is a U.S. shareholder at the time of such disposition.

        If a non-U.S. entity held by Ares Management, L.P. is classified as both a CFC and a PFIC during the time Ares Management, L.P. is a U.S. Shareholder of such non-U.S. entity, a U.S. Holder will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under the subheading "—Passive Foreign Investment Companies" above will not apply. If Ares Management, L.P.'s ownership percentage in a non-U.S. entity changes such that Ares Management, L.P. is not a U.S. Shareholder with respect to such non-U.S. entity, then unitholders may be subject to the PFIC rules. The interaction of these rules is complex. U.S. Holders should consult their own advisers as to the consequences of the CFC and PFIC rules in their individual circumstances.

        It is expected that Ares Offshore Holdings, Ltd. will be deemed a CFC subject to the above rules and as such, each U.S. Holder will be required to include in income its allocable share of Ares Offshore Holdings, Ltd.'s Subpart F income reported by Ares Management, L.P. Additionally, there may be other entities owned by Ares Management, L.P., or in which it holds an interest, that may be treated as CFCs subject to the rules above.

Investment Structure

        To manage Ares Management, L.P.'s affairs so as to meet the Qualifying Income Exception for the publicly traded partnership rules (discussed above) and comply with certain requirements in Ares Management, L.P.'s limited partnership agreement, Ares Management, L.P. may need to structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. Such investment structures will be entered into as determined in the sole judgment of Ares Management, L.P.'s general partner. As unitholders may be located in numerous taxing jurisdictions, there can be no assurance that any such investment structure will be beneficial to any or all unitholders to the same extent, and may even impose additional tax burdens on some unitholders. As discussed above, if the entity were a non-U.S. corporation, it may be considered a CFC or a PFIC subject to the rules described above. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition would generally be subject to U.S. federal income tax, whether the entity is a U.S. or a non-U.S. corporation.

Taxes in Other State, Local and Non-U.S. Jurisdictions Applicable to U.S. Holders

        In addition to the U.S. federal income tax consequences described above, a U.S. Holder may be subject to potential U.S. state and local taxes where the holder is a resident for tax purposes or in which Ares Management, L.P. has interests or entities, conduct activities or otherwise derives income. A U.S. Holder may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state, local or non-U.S. jurisdictions in which Ares Management, L.P. either invests, owns interests or entities, conducts activities or otherwise derives income. Income or gains from investments held by Ares Management, L.P. may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If a U.S. Holder wishes to claim the benefit of an applicable income tax treaty, such U.S. Holder may be required to submit information to tax authorities in such jurisdictions. U.S. Holders should consult their own tax advisers regarding the U.S. state, local and non-U.S. tax consequences of an investment in Ares Management, L.P. in their individual circumstances.

Allocations of Income and Gain to Transferors and Transferees

        In general, Ares Management, L.P.'s taxable items of income, gain, loss, deduction and credit will be determined and apportioned among unitholders using conventions Ares Management, L.P. regards as consistent with applicable law. As a result of the application of such conventions, if a U.S. Holder transfers units, the transferor and transferee may be allocated income, gain, loss, deduction or credit realized by Ares Management, L.P. either before or after the date of such transfer.

        Although Section 706 of the Code generally provides guidelines for allocations of items of partnership income and loss between transferors and transferees of partnership interests, it is not clear that Ares Management, L.P.'s allocation method complies with all of the requirements of Section 706. If Ares Management, L.P.'s convention were determined by the IRS to be impermissible, the IRS might contend that Ares Management, L.P.'s taxable income or loss must be reallocated among the unitholders. If such a contention were sustained, a U.S. Holder's tax liabilities might be adjusted, possibly resulting in an increase in overall tax due. Ares Management, L.P.'s general partner is authorized to revise Ares Management, L.P.'s method of allocation between transferors and transferees (as well as among unitholders whose interests otherwise vary during a taxable period).

Special Considerations for Regulated Investment Companies

        A U.S. corporation that is treated as a RIC for U.S. federal income tax purposes (e.g., mutual funds) generally is required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under the Code to maintain its favorable U.S. federal income tax status. The treatment of an investment by a RIC in units for purposes of these tests will depend on whether Ares Management, L.P. will be treated as a qualifying publicly traded partnership (a "QPTP"). If Ares Management, L.P. is treated as a QPTP, then the units themselves are the relevant assets for purposes of the 50% asset value test and the net income from the units is relevant gross income for purposes of the 90% gross income test. If, however, Ares Management, L.P. is not treated as a QPTP, then the relevant assets are the RIC's allocable share of the underlying assets held by Ares Management, L.P. (and its subsidiary partnerships, to the extent such subsidiary partnerships are not themselves QPTPs) and the relevant gross income is the RIC's allocable share of the underlying gross income earned by Ares Management, L.P. and its subsidiaries. Whether Ares Management, L.P. will qualify as a QPTP depends on the exact nature of its future investments, but Ares does not expect to be treated as a QPTP. Moreover, there is no assurance that Ares Management, L.P. will operate such that at least 90% of the gross income from the underlying assets held by Ares Management, L.P. will constitute cash and property that generates dividends, interest and gains from the sale of securities or other income that qualifies for the RIC gross income test described above. In addition, as discussed above under "—Consequences to U.S. Holders of Units—General," Ares Management, L.P. may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in the units may recognize income for U.S. federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements for avoiding income and excise taxes. This is not a complete discussion of the U.S. federal income tax consequences applicable to U.S. Holders that are treated as RICs. U.S. Holders that are treated as RICs should consult their own tax advisers about the U.S. tax consequences of an investment in units in their particular circumstances.

Special Considerations for U.S. Tax-Exempt Entities

        A tax-exempt partner of a partnership generally must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership's gross income derived from a trade or business conducted by such partnership which is unrelated to the exempt function of the tax-exempt partner. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from "debt-financed property," or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is "acquisition indebtedness" (i.e., indebtedness incurred in acquiring or holding property).

        Ares Management, L.P. is under no obligation to minimize UBTI, and a U.S. Holder of the units that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, generally exempt from U.S. federal income taxation, may be subject to "unrelated business income tax" to the extent, if any, that its allocable share of Ares Management, L.P.'s income consists of UBTI.

        This is not a complete discussion of the U.S. federal income tax consequences applicable to U.S. Holders that are tax-exempt organizations. Such holders should consult their tax advisers regarding the tax consequences of an investment in units in their particular circumstances.

Consequences to Non-U.S. Holders of Units

U.S. Income Tax Consequences

        In light of Ares Management, L.P.'s investment activities, it may be or may become engaged in a U.S. trade or business for U.S. federal income tax purposes, in which case some portion of Ares Management, L.P.'s income would be treated as effectively connected with the conduct of a trade or business within the United States, or "ECI," with respect to Non-U.S. Holders. If a Non-U.S. Holder were treated as being engaged in a U.S. trade or business in any year because of an investment in units in such year, such Non-U.S. Holder generally would be (1) subject to withholding by Ares Management, L.P. on any actual distributions, (2) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to Ares Management, L.P. and (3) required to pay U.S. federal income tax at the applicable U.S. federal income tax rates as if such Non-U.S. Holder were a U.S. Holder on any such income. Moreover, a corporate Non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of its ECI. Any amount so withheld would be creditable against such Non-U.S. Holder's U.S. federal income tax liability, and such Non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such Non-U.S. Holder's U.S. federal income tax liability for the taxable year. Finally, if Ares Management, L.P. were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a Non-U.S. Holder on the sale or exchange of its units could be treated for U.S. federal income tax purposes as ECI, and hence such Non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange.

        If Ares Management, L.P. receives dividends from a U.S. corporation through the Ares Operating Group entities and their investment vehicles, each Non-U.S. Holder's allocable share of income from such dividends generally will be subject to U.S. withholding tax. Distributions may also be subject to withholding tax to the extent they are attributable to the sale of a U.S. real property interest or if the distribution is otherwise considered fixed or determinable, annual or periodical income under the Code. An exemption from, or a reduced rate of any such withholding may apply, by treaty or otherwise, if certain tax status information is provided by the applicable Non-U.S. Holder and any relevant conditions required under the Code and by the relevant tax treaty are satisfied. If such information is not provided, and a Non-U.S. Holder would not be subject to U.S. tax based upon such holder's tax status or would be eligible for a reduced rate of U.S. withholding tax, such holder may need to take additional steps to receive a credit or refund of any excess withholding tax paid on such holder's account, which may include the filing of a non-resident U.S. income tax return with the IRS. If a Non-U.S. Holder that is a foreign corporation fails to file a U.S. federal income tax return when required, such foreign corporation could lose the benefit of certain tax attributes, such as net operating loss carryforwards allocated to such foreign corporation by Ares Management, L.P. Among other limitations, if a Non-U.S. Holder resides in a treaty jurisdiction which does not treat Ares Management, L.P. as a pass-through entity, a Non-U.S. Holder may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on such holder's account. Non-U.S. Holders should consult their own tax advisers regarding the treatment of U.S. withholding taxes.

        Special rules may apply in the case of a Non-U.S. Holder that (1) has an office or fixed place of business in the United States., (2) is present in the United States for 183 days or more in a taxable year or (3) is a former citizen of the U.S., a foreign insurance company that is treated as holding interests in Ares Management, L.P. in connection with its U.S. business, a PFIC or a corporation that accumulates earnings to avoid U.S. federal income tax. Non-U.S. Holders should consult their own tax advisers regarding the application of these special rules in their individual circumstances.

Surtax on Unearned Income

        A 3.8% surtax is imposed on the "net investment income" of certain holders of units who are U.S. citizens or resident aliens, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally would include a holder's allocable share of Ares Management, L.P.'s net gains from dispositions of investment property and net income from interest and dividends, less deductions allocable to such income. In addition, "net investment income" may include gain from the sale, exchange or other taxable disposition of units, less certain deductions. It is anticipated that a substantial portion of the net income and gain attributable to an investment in the units will be included in a unitholder's "net investment income" subject to this surtax. Unitholders should consult their own tax advisers regarding the application of this surtax in their individual circumstances.

Administrative Matters

Taxable Year

        Ares Management, L.P. uses the calendar year as Ares Management, L.P.'s taxable year for U.S. federal income tax purposes. Under certain circumstances which Ares Management, L.P. currently believes are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Tax Matters Partner and Partnership Representative

        Ares Management, L.P.'s general partner will act as Ares Management, L.P.'s "tax matters partner" for taxable years ending on or before December 31, 2017 and as Ares Management, L.P.'s "partnership representative" for years beginning after December 31, 2017. As the tax matters partner or partnership representative, as applicable, the general partner will have the authority, subject to certain restrictions, to act on Ares Management, L.P.'s behalf in connection with any administrative or judicial review of Ares Management, L.P.'s items of income, gain, loss, deduction or credit.

Information Returns

        Ares Management, L.P. has agreed to furnish to each unitholder, as soon as reasonably practicable after the close of each taxable year, tax information (including Schedule K-1), which describes on a U.S. dollar basis such holder's share of Ares Management, L.P.'s income, gain, loss, deduction and credit for Ares Management, L.P.'s preceding taxable year. It will most likely require longer than 90 days after the end of Ares Management, L.P.'s fiscal year to obtain the requisite information from all lower-tier entities. Consequently, unitholders who are U.S. taxpayers or otherwise required to file U.S. tax returns should anticipate the need to file annually with the IRS (and, if applicable, certain states) a request for an extension past the applicable due date of their income tax return for the taxable year. In addition, each unitholder generally is required to file U.S. tax returns consistently with the information provided by Ares Management, L.P. for the taxable year for all relevant tax purposes.

        In preparing this information, Ares Management, L.P. will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine such holder's share of income, gain, loss, deduction and credit. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to such holder's income or loss and could result in an increase in overall tax due.

        Ares Management, L.P. may be audited by the IRS. Adjustments resulting from an IRS audit may require a holder to adjust a prior year's tax liability and possibly may result in an audit of such holder's own tax return. Any audit of such holder's tax return could result in adjustments not related to Ares Management, L.P.'s tax returns as well as those related to Ares Management, L.P.'s tax returns, and could result in an increase in overall tax due.

Tax Shelter Regulations

        If Ares Management, L.P. were to engage in a "reportable transaction," it (and possibly unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. An investment in Ares Management, L.P. may be considered a "reportable transaction" if, for example, Ares Management, L.P. recognizes certain significant losses in the future. In certain circumstances, a unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction.

        Moreover, if Ares Management, L.P. were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, a unitholder may be subject to (1) significant accuracy-related penalties with a broad scope, (2) for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability and (3) in the case of a listed transaction, an extended statute of limitations.

        Unitholders should consult their tax advisers concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in Ares Management, L.P.

Constructive Termination

        Subject to the electing large partnership rules described below, Ares Management, L.P. will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in Ares Management, L.P.'s capital and profits within a 12-month period.

        Ares Management, L.P.'s termination would result in the close of its taxable year for all of the unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending on Ares Management, L.P.'s year-end, the closing of Ares Management, L.P.'s taxable year may result in more than 12 months of Ares Management, L.P.'s taxable income or loss being includable in the holder's taxable income for the year of termination. Ares Management, L.P. would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if Ares Management, L.P. were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject Ares Management, L.P. to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

        The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the unitholders, and such Schedules K-1 would have to be provided to the unitholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent Ares Management, L.P. from suffering a "technical termination" (which would close Ares Management, L.P.'s taxable year) if within a 12-month period there is a sale or exchange of 50 percent or more of Ares Management, L.P.'s total interests. It is possible Ares Management, L.P. might make such an election, if eligible. If Ares Management, L.P. makes such election, IRS audit adjustments will flow through to the unitholders for the year in which the adjustments take effect, rather than the unitholders in the year to which the adjustment relates. In addition, Ares Management, L.P., rather than the unitholders individually, generally will be directly liable for any interest and penalties that result from an audit adjustment. Such interest and penalties would reduce the amount of cash available for distribution to unitholders.

Withholding and Backup Withholding

        For each calendar year, Ares Management, L.P. will report to a unitholder and the IRS the amount of distributions Ares Management, L.P. made to such holder and the amount of U.S. federal income tax (if any) that Ares Management, L.P. withheld on those distributions. The proper application to Ares Management, L.P. of certain rules for withholding (applicable to certain dividends, interest and similar items) is unclear. Because the documentation Ares Management, L.P. receives may not properly reflect the identities of partners at any particular time (in light of possible sales of the units), Ares Management, L.P. may over-withhold or under-withhold with respect to a particular unitholder. For example, Ares Management, L.P. may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may turn out, however, the corresponding amount of Ares Management, L.P.'s income was not properly allocable to such Non-U.S. Holder, and the amount withheld should have been less than the actual amount withheld in which case such holder would be entitled to a credit against such holder's U.S. tax liability, but if the withholding exceeded such holder's U.S. tax liability, such holder would have to apply for a refund to obtain the benefit of the excess amount withheld. Similarly, Ares Management, L.P. may fail to withhold tax on a distribution, and it may turn out the corresponding income was properly allocable to a Non-U.S. Holder and withholding tax should have been imposed. In that event, Ares Management, L.P. intends to pay the under-withheld amount to the IRS, and Ares Management, L.P. may treat such under-withholding amount as an expense that will be borne by all partners on a pro rata basis (since Ares Management, L.P. may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).

        Under the backup withholding rules, the unitholders may be subject to backup withholding at the then-applicable rate with respect to distributions paid unless: (1) such holder is a corporation or comes within another exempt category and demonstrates this fact when required or (2) such holder provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. If a unitholder is an exempt holder, such holder should indicate such holder's exempt status on a properly completed IRS Form W-9. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed, applicable IRS Form W-8 or similar IRS withholding certificate. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a unitholder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle the holder to a refund.

        If a unitholder does not timely provide Ares Management, L.P. (or the clearing agent or other intermediary, as appropriate) with IRS Form W-9, W-8BEN, W-8BEN-E or similar IRS withholding certificate, as applicable, or such form is not properly completed, Ares Management, L.P. may become subject to U.S. backup withholding in excess of what would have been imposed had Ares Management, L.P. received certifications from all investors. Such excess U.S. backup withholding may be treated by Ares Management, L.P. as an expense that will be borne by all unitholders on a pro rata basis (since Ares Management, L.P. may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

FATCA Withholding Requirements

        Under FATCA, as well as final regulations and other administrative guidance, the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States, or gross proceeds paid after December 31, 2018 from the sale of any property of a type which can produce interest or dividends from sources within the United States to (i) a foreign financial institution (which for these purposes includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or qualifies under an intergovernmental agreement and satisfies the conditions in it or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or otherwise qualifies for an exemption from this withholding. Unitholders are encouraged to consult their own tax advisers regarding the possible implications of FATCA on their investment in the units.

Nominee Reporting

        Persons who hold an interest, directly or indirectly, in Ares Management, L.P. as a nominee for another person are required to furnish to Ares Management, L.P.:

  a)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  b)
  whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing or (3) a tax-exempt entity;

  c)
  the amount and description of the units held, acquired or transferred for the beneficial owner; and

  d)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to Ares Management, L.P. The nominee is also required to supply the beneficial owner of the units with the information furnished to Ares Management, L.P. These reporting requirements are in addition to any other reporting requirements under the Code, including any possible FATCA reporting required as discussed above under "—FATCA Withholding Requirements."

New Legislation or Administrative or Judicial Action

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our unitholders will be enacted. The present U.S. federal income tax treatment of an investment in our units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the Qualifying Income Exception to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in our units. In addition, statutory changes, revisions to regulations and other modifications and interpretations with respect to the tax laws of the states and other jurisdictions in which Ares Management, L.P. operates could result in it or the common unitholders having to pay additional taxes. We and our unitholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. Our organizational documents and agreements permit the board of directors to modify the amended and restated operating agreement from time to time, without the consent of the unitholders, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our unitholders.

Partnership Audits

        With respect to partnership tax returns for taxable years beginning after December 31, 2017, unless the partnership qualifies for and affirmatively elects an alternative procedure, the partnership will be required to pay tax (including interest and penalties) with respect to any adjustments to the amount of income, gain, loss deduction or other tax items of the partnership or to the allocation of such items among its partners. Under an elective alternative procedure, a partnership would issue information returns to persons who were partners in the audited year, who would then be required to take the adjustments into account in calculating their own tax liability, and the partnership would not be liable for the adjustments. If a partnership elects the alternative procedure for a given adjustment, the amount of taxes for which its partners would be liable would be increased by any applicable penalties and a special interest charge. There can be no assurance that Ares Management, L.P. will be eligible to make such an election or that we will, in fact, make such an election for any given adjustment. If we do not or are not able to make such an election, then (1) our then-current unitholders, in the aggregate, could indirectly bear income tax liabilities in excess of the aggregate amount of taxes that would have been due had we elected the alternative procedure, and (2) a given unitholder may indirectly bear taxes attributable to income allocable to other unitholders or former unitholders, including taxes (as well as interest and penalties) with respect to periods prior to such holder's ownership of units. Amounts available for distribution to our unitholders may be reduced as a result of our obligation to pay any taxes associated with an adjustment. Many issues and the overall effect of an audit on us are uncertain, and unitholders should consult their own tax advisers regarding these audit rules.

THE TAX MATTERS RELATING TO ARES MANAGEMENT, L.P. AND THE UNITHOLDERS ARE EXTREMELY COMPLEX, ARE SUBJECT TO VARYING INTERPRETATIONS AND ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. THE MEANING AND IMPACT OF TAX LAWS AND OF PROPOSED CHANGES IN TAX LAW WILL VARY WITH A HOLDER'S PARTICULAR CIRCUMSTANCES.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN THE UNITS. THIS FOREGOING DISCUSSION ONLY ADDRESSES THE MATERIAL U.S. FEDERAL TAX CONSIDERATIONS OF THE OWNERSHIP AND DISPOSITION OF UNITS AND DOES NOT ADDRESS THE TAX CONSEQUENCES UNDER THE LAWS OF ANY TAX JURISDICTION OTHER THAN THE UNITED STATES. NON-U.S. HOLDERS, THEREFORE, SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE TAX CONSIDERATIONS TO THEM OF THE U.S. OWNERSHIP AND DISPOSITION OF UNITS UNDER THE LAWS OF THEIR OWN TAXING JURISDICTION.

LEGAL MATTERS

        The validity of the units will be passed upon for us by Proskauer Rose LLP, Los Angeles, California. Proskauer Rose LLP and Simpson Thacher & Bartlett LLP, New York, New York, have provided tax opinions regarding specified tax matters.

 EXPERTS

        The consolidated financial statements of Ares Management, L.P. appearing in Ares Management, L.P.'s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of Ares Management, L.P.'s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the units offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the units covered by this prospectus, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports and other information with the SEC. You may inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. We intend to make available to our unitholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and before the date that the offering of the units covered by this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information filed with the SEC:

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 29, 2016 (File No. 001-36429);

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  Registration Statement on Form 8-A for registration of the common units pursuant to Section 12(b) of the Exchange Act, filed on April 28, 2014; and

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  All documents filed, but not furnished, by Ares Management, L.P. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and before the termination of the offering to which this prospectus relates.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from Ares Management, L.P., 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. You also may contact us at (310) 201-4100 or visit our website at http://www.aresmgmt.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to invest in the units covered by this prospectus.